Exhibit 4.3

Omega Pharma NV

public limited liability company (naamloze vennootschap/societe anonyme) under Belgian law

Public offer in Belgium and the Grand Duchy of Luxembourg

of two series of Bonds for an expected minimum amount of EUR 25,000,000 each and for a combined expected minimum amount of EUR 100,000,000

4.50 per cent. fixed rate bonds due 2017

Issue Price: 101.875 per cent. Yield: 4.078 per cent.

ISIN Code: BE6236963573 Common Code: 077743413 (the 2017 Bonds)

5.00 per cent. fixed rate bonds due 2019

Issue Price: 101.875 per cent. Yield: 4.680 per cent.

ISIN Code: BE6236962567 Common Code:077742417 (the 2019 Bonds)

(the 2017 Bonds and the 2019 Bonds are jointly referred to as the Bonds)

Issue Date: 23 May 2012

Subscription Period: from 26 April 2012 until 16 May 2012 included (subject to early closing)

Application has been made for the Bonds to be listed on the official list of the Luxembourg Stock

Exchange and admitted to trading on the regulated market of the Luxembourg Stock Exchange

Joint Lead Managers

ING Belgium	KBC Bank

Belfius Bank	BNP Paribas Fortis

The date of this Prospectus is 23 April 2012

Omega Pharma NV (the Issuer or the Company) intends to issue the Bonds for a combined expected minimum amount of EUR 100,000,000. The 2017 Bonds will bear interest at the rate of 4.50 per cent. per annum and the 2019 Bonds will bear interest at the rate of 5.00 per cent. per annum. Interest on the Bonds is payable annually in arrear on the Interest Payment Dates (as defined below) falling on, or nearest to 23 May in each year. The first payment on the Bonds will occur on 23 May 2013, and the last payment on 23 May 2017 in respect of the 2017 Bonds and 23 May 2019 in respect of the 2019 Bonds. The 2017 Bonds will mature on 23 May 2017 and the 2019 Bonds will mature on 23 May 2019.

ING Belgium SA/NV (having its registered office at Avenue Marnixlaan 24, B-1000 Brussels) (ING Belgium), KBC Bank NV (having its registered office at Havenlaan 2, B-1080 Brussels) (KBC Bank), Fortis Bank NV/SA (having its registered office at Montagne du Parc 3, B-1000 Brussels and acting under the commercial name of BNP Paribas Fortis) (BNP Paribas Fortis) and Dexia Bank Belgium NV/SA (having its registered office at Pachecolaan 44, B-1000 Brussels and acting under its new commercial name Belfius Bank) (Belfius Bank) are acting as joint lead managers (the Joint Lead Managers and each a Joint Lead Manager) for the purpose of the offer of the Bonds to the public in Belgium and the Grand Duchy of Luxembourg (the Public Offer).

The denomination of the Bonds shall be EUR 1,000.

This listing and offering prospectus dated 23 April 2012 (the Prospectus) was approved on 23 April 2012 by the Commission de Surveillance du Secteur Financier (the CSSF) in its capacity as competent authority under the Luxembourg Act dated 10 July 2005 relating to prospectus for securities (the Luxembourg Prospectus Act). This approval cannot be considered as a judgment as to the opportunity or the quality of the transaction, nor on the situation of the Issuer. The CSSF will notify the Prospectus to the Belgian Financial Services and Markets Authority (Autoriteit voor Financiele Markten en Diensten/Autorite des services et marches financiers) (FSMA) together with a certificate of approval from the CSSF in relation to the Prospectus and a translation of the summary in Dutch and French. Application has also been made to the Luxembourg Stock Exchange for the Bonds to be listed on the official list of the Luxembourg Stock Exchange. References in this Prospectus to the Bonds being listed (and all related references) shall mean that the Bonds have been listed on the official list of the Luxembourg Stock Exchange and admitted to trading on the Luxembourg Stock Exchange’s regulated market. The Luxembourg Stock Exchange’s regulated market is a regulated market for the purposes of Directive 2004/39/EC of the European Parliament and of the Council on markets in financial instruments.

The Prospectus is a prospectus for the purposes of Article 5.3 of Directive 2003/71/EC (the Prospectus Directive) and the Luxembourg Prospectus Act. It intends to give the information with regard to the Issuer and the Bonds, which according to the particular nature of the Issuer and the Bonds, is necessary to enable investors to make an informed assessment of the rights attaching to the Bonds and of the assets and liabilities, financial position, profit and losses and prospects of the Issuer.

The Bonds will be issued in dematerialised form under the Belgian Company Code (Wetboek van Vennootschappen/Code des Societe’s) (the Belgian Company Code) and cannot be physically delivered. The Bonds will be represented exclusively by book entries in the records of the X/N securities and cash clearing system operated by the National Bank of Belgium (the NBB) or any successor thereto (the Clearing System). Access to the Clearing System is available through those of its Clearing System participants whose membership extends to securities such as the Bonds. Clearing System participants include certain banks, stockbrokers (beursvennootschappen/societes de bourse), Euroclear Bank SA/NV (Euroclear) and Clearstream Banking, societe anonyme, Luxembourg (Clearstream, Luxembourg). Accordingly, the Bonds will be eligible to clear through, and therefore accepted by, Euroclear and Clearstream, Luxembourg and investors can hold their Bonds within securities accounts in Euroclear and Clearstream, Luxembourg.

Unless otherwise stated, capitalised terms used in this Prospectus have the meanings set forth in this Prospectus. Where reference is made to the Conditions of the Bonds or to the Conditions, reference is made to the Terms and Conditions of the Bonds.

In this Prospectus, references to we, Omega Pharma or the Group shall be construed as reference to the Issuer and its Subsidiaries (as defined below).

An investment in the Bonds involves certain risks. Prospective investors should refer to the section entitled “Risk Factors” on page 17 for an explanation of certain risks of investing in the Bonds.

RESPONSIBLE PERSON

The Issuer (the Responsible Person), having its registered office at Venecoweg 26, 9810 Nazareth, Belgium accepts responsibility for the information contained in this Prospectus. To the best of the knowledge of the Issuer (having taken all reasonable care to ensure that such is the case), the information contained in this Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

PUBLIC OFFER IN BELGIUM AND THE GRAND DUCHY OF LUXEMBOURG

This Prospectus has been prepared in connection with the Public Offer (as defined above) and with the listing on the official list of the Luxembourg Stock Exchange and the admission to trading of the Bonds on the regulated market of the Luxembourg Stock Exchange. The Issuer has requested the CSSF to provide the competent authority in Belgium with a certificate of approval attesting that the Prospectus has been drawn up in accordance with the Luxembourg Prospectus Act. This Prospectus has been prepared on the basis that any offer of Bonds in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) other than offers in Belgium and the Grand Duchy of Luxembourg (the Permitted Public Offer), will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of Bonds. Accordingly any person making or intending to make an offer in that Relevant Member State of Bonds which are the subject of the offering contemplated in this Prospectus, other than the Permitted Public Offer, may only do so in circumstances in which no obligation arises for the Issuer or the Joint Lead Managers to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither the Issuer nor the Joint Lead Managers have authorised, nor do they authorise, the making of any offer (other than the Permitted Public Offer) of Bonds in circumstances in which an obligation arises for the Issuer or the Joint Lead Managers to publish or supplement a prospectus for such offer.

This Prospectus is to be read in conjunction with all the documents which are incorporated herein by reference (see “Documents Incorporated by Reference”).

This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the Bonds in any jurisdiction to any person to whom it is unlawful to make the offer or solicitation in such jurisdiction. The distribution of this Prospectus and the offer or sale of Bonds may be restricted by law in certain jurisdictions. The Issuer and the Joint Lead Managers do not represent that this Prospectus may be lawfully distributed, or that the Bonds may be lawfully offered, in compliance with any applicable registration or other requirements in any such jurisdiction, or pursuant to an exemption available thereunder, or assume any responsibility for facilitating any such distribution or offering. In particular, no action has been taken by the Issuer or the Joint Lead Managers which is intended to permit a public offering of the Bonds or the distribution of this Prospectus in any jurisdiction where action for that purpose is required. Accordingly, no Bonds may be offered or sold, directly or indirectly, and neither this Prospectus nor any advertisement or other offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose possession this Prospectus or any

Bonds may come must inform themselves about, and observe, any such restrictions on the distribution of this Prospectus and the offering and sale of Bonds.

For a description of further restrictions on offers and sales of Bonds and distribution of this Prospectus see “Subscription and Sale” below.

No person is or has been authorised to give any information or to make any representation not contained in or not consistent with this Prospectus and any information or representation not so contained or inconsistent with this Prospectus or any other information supplied in connection with the Bonds and, if given or made, such information must not be relied upon as having been authorised by or on behalf of the Issuer or the Joint Lead Managers. Neither the delivery of this Prospectus nor any sale made in connection herewith shall, under any circumstances, create any implication that the information contained in this Prospectus is true subsequent to the date hereof or otherwise that there has been no change in the affairs of the Issuer since the date hereof or the date upon which this Prospectus has been most recently amended or supplemented or that there has been no adverse change, or any event likely to involve any adverse change, in the condition (financial or otherwise) of the Issuer since the date hereof or, if later, the date upon which this Prospectus has been most recently amended or supplemented or that the information contained in it or any other information supplied in connection with the Bonds is correct at any time subsequent to the date on which it is supplied or, if different, the date indicated in the document containing the same. The Joint Lead Managers and the Issuer expressly do not undertake to review the financial condition or affairs of the Issuer during the life of the Bonds.

Neither this Prospectus nor any other information supplied in connection with the offering of the Bonds (a) is intended to provide the basis of any credit or other evaluation or (b) should be considered as a recommendation by the Issuer or the Joint Lead Managers that any recipient of this Prospectus or any other information supplied in connection with the offering of the Bonds should purchase any Bonds. Each investor contemplating a purchase of the Bonds should make its own independent investigation of the financial condition and affairs, and its own appraisal of the creditworthiness, of the Issuer. Neither this Prospectus nor any other information supplied in connection with the offering of the Bonds constitutes an offer or invitation by or on behalf of the Issuer or the Joint Lead Managers to any person to subscribe for or to purchase any Bonds.

Save for the Issuer, no other party has independently verified the information contained herein. Accordingly, no representation, warranty or undertaking, express or implied, is made and no responsibility or liability is accepted by the Joint Lead Managers as to the accuracy or completeness of the information contained or incorporated in this Prospectus or any other information in connection with the Issuer or the offering of the Bonds. The Joint Lead Managers do not accept any liability, whether arising in tort or in contract or in any other event, in relation to the information contained or incorporated by reference in this Prospectus or any other information in connection with the Issuer, the offering of the Bonds or the distribution of the Bonds.

The Bonds have not been and will not be registered under the United States Securities Act of 1933, as amended (the Securities Act), or the securities laws of any state or other jurisdiction of the United States. The Bonds are being offered and sold solely outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act (Regulation S). The Bonds may not be offered, sold or delivered within the United States or to, or for the account or benefit of U.S. persons (as defined in Regulation S) unless they have been so registered or pursuant to an available exemption from the registration requirements of the Securities Act. For a further description of certain restrictions on the offering and sale of the Bonds and on the distribution of this document, see “Subscription and Sale” below.

All references in this document to euro, EUR and € refer to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended.

WARNING

The Prospectus has been prepared to provide information on the Public Offer. When potential investors make a decision to invest in the Bonds, they should base this decision on their own research of the Issuer and the conditions of the Bonds, including, but not limited to, the associated benefits and risks, as well as the conditions of the Public Offer itself. The investors must themselves assess, with their own advisors if necessary, whether the Bonds are suitable for them, considering their personal income and financial situation. In case of any doubt about the risk involved in purchasing the Bonds, investors should abstain from investing in the Bonds.

The summaries and descriptions of legal provisions, accounting principles or comparisons of such principles, legal company forms or contractual relationships reported in the Prospectus may in no circumstances be interpreted as investment, legal or tax advice for potential investors. Potential investors are urged to consult their own advisor, bookkeeper or other advisors concerning the legal, tax, economic, financial and other aspects associated with the subscription to the Bonds.

In the event of important new developments, material errors or inaccuracies that could affect the assessment of the securities, and which occur or are identified between the time of the approval of the Prospectus and the final closure of the Public Offer, or, if applicable, the time at which trading on a regulated market commences, the Issuer will have a supplement to the Prospectus published containing this information. This supplement will be published in compliance with at least the same regulations as the Prospectus, and will be published on the websites of the Issuer (within the section addressed to investors), ING Belgium SA/NV (www.ing.be (under “investir—obligations” / “beleggen—obligaties”)), KBC Bank NV (www.kbc.be), Belfius Bank (www.dexia.be/OmegaPharma), BNP Paribas Fortis (www.bnpparibasfortis.be (under “save and invest”)) and on the website of the Luxembourg Stock Exchange (www.bourse.lu). The Issuer must ensure that this supplement is published as soon as possible after the occurrence of such new significant factor.

Investors who have already agreed to purchase or subscribe to securities before the publication of the supplement to the Prospectus, have the right to withdraw their agreement during a period of two working days commencing on the day after the publication of the supplement.

FURTHER INFORMATION

For more information about the Issuer, please contact:

Omega Pharma NV

Venecoweg 26

B-9810 Nazareth

Tel.: 0032 9 381 02 00

www.omega-pharma.be

PART I: SUMMARY

This summary must be read as an introduction to the listing and offering prospectus dated 23 April 2012 (the Prospectus) and any decision to invest in the 4.50 per cent. fixed rate Bonds due 23 May 2017 (the 2017 Bonds) and the 5 per cent. fixed rate Bonds due 23 May 2019 (the 2019 Bonds) (the 2017 Bonds and the 2019 Bonds are jointly referred to as the Bonds) should be based on a consideration of this Prospectus as a whole, including the documents incorporated by reference. Following the implementation of the relevant provisions of the Prospectus Directive in each Member State of the European Economic Area, no civil liability will attach to the Responsible Person (as defined on p. 3 of the Prospectus) in any such Member State in respect of this summary, including any translation hereof unless it is misleading, inaccurate or inconsistent when read together with the other parts of this Prospectus. A full version of the Prospectus is available in English, on the website of the Issuer (within the section addressed to investors (www.omega-pharma. be) or on the websites of the Joint Lead Managers (ING Belgium SA/NV (www. ing. be (under “investir—obligations” / “beleggen—obligaties”)), KBC Bank NV (www.kbc.be), Belfius Bank (www.dexia.be/OmegaPharma), BNP Paribas Fortis (www.bnpparibasfortis.be (under “save and invest”)) and the website of the Luxembourg Stock Exchange (www. bourse.lu). Where a claim relating to information contained in this Prospectus is brought before a court in a Member State of the European Economic Area, the plaintiff may, under the national legislation of the Member State where the claim is brought, be required to bear the costs of translating this Prospectus before the legal proceedings are initiated.

Words and expressions defined in Conditions of the Bonds shall have the same meanings in this summary.

RISK FACTORS

The risk factors associated with the Issuer and the Bonds are set out in the section of the Prospectus titled “Risk Factors”. Here below are the most significant risk factors. This list does not include all the potential risks and consequently, prospective investors should read carefully the complete description of the risk factors contained in the section of the Prospectus called “Risk Factors” and reach their views prior to making any investment decision.

Factors relating to the Issuer

Global economic environment—The results of the Issuer’s operations are exposed to changes in the overall economic conditions in the areas where it operates.

Substantial outstanding financial debt which could negatively impact the business—The Issuer has substantial debt outstanding and it is expected that its leverage ratio (net debt to EBITDA ratio) will increase slightly upon closing of the GSK Acquisition. Its ability to pay principal and interest on the Bonds and on its other debt depends on its future operating performance.

Product risks—Production errors can bring about severe problems, like the withdrawal of a product or a brand, loss of market share, temporary unavailability of products, claims or product responsibility. In addition, evolutions in the legislative framework as it applies to the various aspects of the Issuer’s business can render the commercialisation of one or more of its products difficult or impossible or can impose restrictions on the marketing communication materials of certain of its products.

Authorisation to sell—For the vast majority of the types of products the Issuer markets, an authorisation is required prior to introducing these products on the market.

Dependency on the Belgian government policy related to generic medicines—The Issuer is the Belgian distributor of the generic medicines of Eurogenerics (EG), a subsidiary of Stada. The EG products require a doctor’s prescription for retail supply. The turnover of these products depends to a large degree on the policy that the Belgian government is applying for generic medicines.

Product liability risks—The Group’s products are subject to potential product liability risks—both risks of a general nature, as well as risks inherent to pharmaceutical products, medical devices and nutrients.

Dependency on distribution and licensing agreements—Distribution and licensing agreements, when terminated or altered, may have a significant impact on the evolution of the Group’s turnover and profitability.

Risks inherent to acquisitions—With any acquisition, there is a risk that corporate cultures do not match, expected synergies do not fully materialise, restructurings prove to be more costly than initially anticipated or acquired companies prove to be more difficult to integrate than foreseen.

Integration of the GSK Acquisition—The Issuer reached an agreement with GSK to acquire an important portfolio of European OTC brands from them. The combination of both businesses or integration of the GSK assets may meet unexpected difficulties and the acquired business may not develop as expected.

Projections contained in the business plan—No guarantee can be given that the projections included in the business plan will occur as anticipated.

Market price fluctuations—It cannot be excluded that the raw materials for OTC products become considerably more expensive which may significantly impact the Group’s profitability in a negative way.

Inventory related risks—The emergence of a disruptive technology or a sudden change in customer preferences or a changing consumer confidence in a market environment that is characterised by high innovation, may lead to the need to write down part of the inventory.

Innovation risks—In the event that the Issuer is unable to maintain a high pace of innovation and thereby fails to create the innovative solutions required to meet the needs of the market, its business operations, financial position, prospects and/or operational results could be materially adversely affected.

Risk of inadequate protection of brand and other intellectual property rights—The Issuer relies on a combination of trade marks, trade names, confidentiality and non-disclosure clauses and agreements and copyrights to define and protect its rights to the intellectual property related to its products.

Risk of reduced brand recognition or negative brand image—If brand recognition would considerably decrease, the Group’s leading brands suffer substantial impediment to their reputation due to real or perceived quality issues or if any other factor would negatively affect the reputation or the image of the companies and/or brands of the Group, its business operations, financial position, prospects and/or operational results could be materially adversely affected.

Risks of dependency on products, geographical markets and customers—Unfavourable economic conditions, increased competition or any other reason may cause a decrease of the sales volume of specific products.

Competition—It cannot be excluded that existing competitors challenge the position of the Group or that new competitors emerge. This can significantly affect the market position and turnover of the Group.

Risk of changes in relevant regulations and of an altered distribution landscape—A significant alteration of the distribution landscape cannot be excluded, with possible impact on the market position, the turnover and the profitability of the Group.

Seasonality risk—The Group’s turnover in a specific quarter may fluctuate significantly in comparison with previous or comparable quarters of previous accounting periods, which complicates the predictability of the annual results.

The Bonds may be redeemed prior to maturity—The Bonds may be redeemed prior to maturity in the event of the occurrence of an Event of Default (as defined in the Conditions), in the case of certain changes in tax

Dependency on key staff—The inability to attract staff with specific technical and leadership skills, retain key employees or ensure effective succession planning for critical positions may materially and adversely affect financial results.

IT risks—Major disruptions or failure of the Group’s information systems could severely impair several aspects of operations.

Environmental and safety risks—The Group’s operations are subject to environmental and safety laws and regulations, which can continuously evolve. The cost of compliance with these and similar future regulations could be substantial.

Privately-owned group—The Issuer is no longer listed and is now privately owned.

Hedging risk—The Issuer is exposed to currency risks arising from fluctuations in the value of the U.S. dollar and some European currencies against the euro and interest rate fluctuations. No guarantee can be given that the risk management system covers all risks completely or in a sufficient way and that adverse currency or interest rate movements can be excluded.

Risk factors relating to the Bonds

The Bonds may not be a suitable investment for all investors—Each potential investor in the Bonds must determine the suitability of that investment in light of its own circumstances.

The Issuer may not have the ability to repay the Bonds—The Issuer may not be able to repay the Bonds at their maturity. The Issuer may also be required to repay all or part of the Bonds in the event of a default.

The Bonds are unsecured obligations of the Issuer which do not benefit from any guarantee—The right of the Bondholders to receive payment on the Bonds is not secured or guaranteed and will effectively be subordinated to any secured and guaranteed indebtedness of the Issuer, which the Issuer is allowed to incur. Moreover, certain subsidiaries of the Issuer have provided and may in the future provide guarantees for the benefit of holders of other indebtedness incurred by the Issuer, including (without limitation) under the existing Syndicated Facility and certain U.S. private placements.

The Issuer may incur additional indebtedness—The Issuer may incur additional indebtedness. The Conditions do not limit the amount of unsecured or secured debts that the Issuer may incur.

The Issuer and the Bonds do not have a credit rating—This may render the price setting of the Bonds more difficult and there is no guarantee that the Issuer would be assigned an investment grade rating.

There is no active trading market for the Bonds—The Bonds are new securities which may not be widely distributed and for which there is currently no active trading market. Illiquidity may have a severely adverse effect on the market value of Bonds.

The Bonds are exposed to market interest risk—An increase in the market interest rates can result in the Bonds trading at prices lower than the nominal price of the Bonds

The market value of the Bonds may be affected by the creditworthiness of the Issuer and a number of additional factors The value of the Bonds may be affected by the creditworthiness of the Issuer and the Group and a number of additional factors, such as market interest and yield rates, and more generally all economic, financial and political events in any country, including factors affecting capital markets generally and the stock exchanges on which the Bonds are traded.

Issuer: Omega Pharma NV

legislation (redemption for tax reasons) and upon the occurrence of certain events related to a change of control and subject to certain additional conditions).

Payments in respect of the Bonds may be subject to Belgian withholding tax—If the Issuer is required to make any withholding or deduction for any present or future taxes, in respect of any payment in respect of the Bonds, the Issuer shall make such payment after such withholding or deduction has been made and will account to the relevant authorities for the amount so required to be withheld or deducted.

The Issuer, the Agent and the Joint Lead Managers may engage in transactions adversely affecting the interests of the Bondholders—The Joint Lead Managers are party to a number of financing arrangements with the Issuer, which contain stricter terms and conditions than the terms and conditions of the proposed Bonds. As part of these funding arrangements, the Joint Lead Managers have the benefit of guarantees granted by operational companies of the Group, whereas the Bondholders will not have the benefit from similar guarantees. This results in the Bonds being structurally subordinated to the Joint Lead Managers as lenders under such funding arrangements.

BUSINESS DESCRIPTION OF THE ISSUER

Omega Pharma’s history starts in 1987 when it was founded by two pharmacists, including Mr. Marc Coucke. In 1994, Mr. Marc Coucke acquired Omega Pharma through a management buy-out. In 1998, Omega Pharma launched its initial public offering and by 2002 Omega Pharma was included in the BEL-20 index.

As of 2000, Omega Pharma started its international expansion, mainly through acquisitions. As a result of this expansion, it transformed itself in less than ten years from a local Belgian company to an international group. From its Belgian headquarters, it developed a strong position throughout Europe and in selected countries beyond, including in South America, South-East Asia, and the Middle East.

In 2007, Arseus NV, which was a 100 per cent. subsidiary of the Company, successfully completed its initial public offering. As a result, Omega Pharma could fully focus on the Over-The-Counter market in pharmaceuticals and health and personal care products.

Today, Omega Pharma is a company marketing pharmaceuticals—including generics—as well as health and personal care products. Strategically, it focuses on health and personal care products to which the end-consumer has access without a medical prescription (Over-The-Counter or OTC products). Omega Pharma profiles itself in this respect as the preferred partner of pharmacists, for whom the marketing of OTC products represents a sizeable part of their income.

The introduction in 2010 of a focused product strategy marked a new phase for Omega Pharma as it enlarged the scope of the Company’s strategy from a limited number of its initial heritage brands to a total of 20 top brands. These top 20 brands were selected based on market growth potential, strategic opportunities such as cross selling, and the Company’s competitive edge and innovation potential. Currently, these products represent approximately half of Omega Pharma’s total turnover. Marketing support and new product development for these brands are provided by a centralised organisation.

At the end of its fiscal year ending on 31 December 2011, Omega Pharma employed approximately 2,000 people and generated a turnover of EUR 900.6 million.

Since February 2012, the shares of the Issuer are no longer listed.

DESCRIPTION OF THE BONDS

Issuer:	Omega Pharma NV

Description of Bonds:	4.50 per cent. fixed rate bonds due 2017 (the 2017 Bonds)

5.00 per cent. fixed rate bonds due 2019 (the 2019 Bonds)

Subscription Period of the Bonds:	From 26 April 2012 at 9.00 am until 16 May 2012 at 4.00 pm (early closing possible) Brussels time.

Joint Lead Managers:	Application for subscription of Bonds can be made through KBC Bank NV (including CBC S.A. and KBC Securities NV (through www.bolero.be)), ING Belgium SA/NV and ING Luxembourg, Belfius Bank, the branches of BNP Paribas Fortis (including the branches acting under the commercial name of F intro and BGL BNP Paribas Luxembourg S.A.) as well as any relevant other subsidiary in Grand Duchy of Luxembourg of each of the above mentioned banks (as decided by each bank and its subsidiary).

Domiciliary Agent and Paying Agent (the Domiciliary Agent):	ING Belgium SA/NV

Listing Agent:	ING Luxembourg SA

Public Offer Jurisdictions:	Belgium and Grand Duchy of Luxembourg

Issue Date:	23 May 2012

Issue Price:	101.875 per cent. for the 2017 Bonds

101.875 per cent. for the 2019 Bonds Euro

Settlement Currency:	Euro

Aggregate Nominal Amount:	Expected minimum amount of EUR100,000,000 for the Bonds with a minimum of EUR25,000,000 for the 2017 Bonds and a minimum of EUR25,000,000 for the 2019 Bonds.

The final aggregate nominal amount shall be published as soon as possible after the end (or the early closing) of the Subscription Period on the websites of the Joint Lead Managers and the Issuer.

The final aggregate nominal amount shall be determined based on the criteria listed under the heading “Aggregate Nominal Amount” of Part XIII (Subscription and Sale) of the Prospectus.

The maximum aggregate nominal amount shall be EUR300,000,000

Nominal Amount/Specified Denomination per Bond:	EUR 1,000 per Bond

Minimum Subscription Amount:	The Bonds may only be traded in a minimum multiple of one Bond (corresponding to a nominal amount of EUR 1,000).

Events of Default:	Events of Defaults under the Bonds include non-payment of principal for 5 business days, non-payment of interest for 10 business days, breach of other covenants, agreements or undertakings under the Bonds (which breach is not remedied within 15 business days after the date on which notice of such default shall have been given to the Issuer by any Bondholder), cross-acceleration, insolvency, reorganisation

Maturity Date:	23 May 2017 for the 2017 Bonds

23 May 2019 for the 2019 Bonds

Interest:	4.50 per cent. fixed rate for the 2017 Bonds (or an amount of EUR 45 per Specified Denomination of EUR 1,000)

5.00 per cent. fixed rate for the 2019 Bonds (or an amount of EUR 50 per Specified Denomination of EUR 1,000)

Interest on the Bonds is payable annually in arrear on the Interest Payment Dates falling on, or nearest to 23 May in each year and for the first time on 23 May 2013.

Yield:	4.078 per cent. on an annual basis calculated on the basis of the Issue Price for Retail Investors for the 2017 Bonds

4.680 per cent. on an annual basis calculated on the basis of the Issue Price for Retail Investors for the 2019 Bonds

Redemption Amount at Maturity Date:	The Bonds will be redeemed at 100 per cent. of the Nominal Amount.

Early Redemption:	The Bonds may be redeemed early following an event of default as set out in Condition 9 (Events of Default). Bonds will also be redeemable at the option of the Issuer prior to maturity for reasons set out in Condition 6.2. (Redemption for taxation reasons) and at the option of the Bondholders prior to maturity upon a Change of Control as set out in Condition 6.3. (Redemption at the Option of Bondholders). If, as a result of this Condition 6.3. (Redemption at the Option of Bondholders), Bondholders submit Change of Control Put Exercise Notices in respect of at least 85 per cent. of the aggregate principal amount of the outstanding 2017 Bonds, all (but not some only) of the 2017 Bonds may be redeemed at the option of the Issuer prior to maturity and if, as a result of this Condition 6.3. (Redemption at the Option of Bondholders), Bondholders submit Change of Control Put Exercise Notices in respect of at least 85 per cent. of the aggregate principal amount of the outstanding 2019 Bonds, all (but not some only) of the 2019 Bonds may be redeemed at the option of the Issuer prior to maturity. The Early Redemption Amount in respect of each Bond is set out in the Conditions.

Events of Default:	Events of Defaults under the Bonds include non-payment of principal for 5 business days, non-payment of interest for 10 business days, breach of other covenants, agreements or undertakings under the Bonds (which breach is not remedied within 15 business days after the date on which notice of such default shall have been given to the Issuer by any Bondholder), cross-acceleration, insolvency, reorganization of or transfer of business or transfer of assets, unlawfulness and delisting of the Bonds.

Negative Pledge and Cross-acceleration:	Applicable, as set out in Condition 3 (Negative Pledge) subject to the limitations set out therein and Condition 9 (Events of Default) respectively.

Form:	Dematerialised form under the Belgian Company Code—no physical delivery

Status of the Bonds:	The Bonds will constitute direct, unconditional, unsubordinated and (subject to the provisions of Condition 3 (Negative Pledge)) unsecured obligations of the Issuer and will rank pani passu among themselves and (save for certain obligations required to be preferred by law) equally with all other unsecured obligations (other than subordinated obligations, if any) of the Issuer, from time to time outstanding.

Meetings of Bondholders:	The Conditions of the Bonds contain provisions for calling meetings of Bondholders to consider matters affecting their interests generally. These provisions permit defined majorities to bind all Bondholders including Bondholders who did not attend and vote at the relevant meeting and Bondholders who voted in a manner contrary to the majority.

Withholding Tax and Additional Amounts:	Belgium. All payments by or on behalf of the Issuer of principal and interest on the Bonds will be made without deduction of Belgian withholding tax for the Bonds held by certain eligible investors in an X account with the Clearing System. Otherwise, Belgian withholding tax will in principle be applicable to the interest on the Bonds at the current rate of 21 per cent. on the gross amount of interest.

The Issuer will pay such additional amounts as may be necessary in order that the net payment received by each Bondholder in respect of the Bonds, after withholding for any taxes imposed by tax authorities in Belgium upon payments made by or on behalf of the Issuer in respect of the Bonds, will equal the amount which would have been received in the absence of any such withholding taxes, except that no such additional amounts shall be payable in respect of any Bond in the cases described in Condition 8 (Taxation), which cases include, amongst other things, payments to individuals who are Belgian residents for tax purposes.

Grand Duchy of Luxembourg. Under Luxembourg tax law currently in effect, there is generally no withholding tax on interest payments or repayments of principal on the Bonds. A tax may however need to be withheld pursuant to the following provisions relating, broadly stating, to payments of interest made to individual Bondholders and to certain residual entities:

•    The Luxembourg Acts dated 21 June 2005 implementing the Council Directive 2003/48/EC regarding the taxation of the savings income in the form of interest payments and ratifying the treaties entered into by Grand Duchy of Luxembourg and certain dependent and associated territories of the EU Member States; and

•    The Luxembourg Act dated 23 December 2005 as amended, relating to interest paid to Luxembourg resident individuals and to residual entities that secure interest payments on behalf of such individuals (10 per cent. Luxembourg withholding tax).

For additional information, Bondholders should refer to the section of this Prospectus entitled “Taxation”.

Governing Law and Jurisdiction:	The Bonds will be governed by, and construed in accordance with, Belgian law. The Courts of Brussels are to have nonexclusive jurisdiction for the benefit of the Bondholders.

Listing and admission to trading:	Application has been made to the CSSF to approve this document as a prospectus and to the Luxembourg Stock Exchange for the listing of the Bonds on the official list of the Luxembourg Stock Exchange and admission to trading on the regulated market of the Luxembourg Stock Exchange.

Relevant Clearing Systems:	Clearing system operated by the National Bank of Belgium, Euroclear and Clearstream, Luxembourg

No Ownership by U.S. persons:	Regulation S, Category 2; TEFRA C applicable, as further described under the section of the prospectus entitled “Subscription and Sale”

Conditions to which the Public Offer is subject:	The Public Offer is subject to the conditions set out in the section of the Prospectus entitled “Subscription and Sale”

Allocation:	Early termination of the Subscription Period will intervene at the earliest on 26 April 2012 at 5.30 pm (Brussels time) (the minimum Subscription Period is referred to as the Minimum Sales Period) (this is the third business day in Belgium following the day on which the Prospectus has been made available on the websites of the Issuer and the Joint Lead Managers (including the day on which the Prospectus was made available). This means that the Subscription Period will remain open at least one business day until 5.30 pm.

All subscriptions that have been validly introduced by the Retail Investors with the Joint Lead Managers before the end of the Minimum Sales Period (as defined above) will be taken into account when the Bonds are allotted, it being understood that in case of oversubscription, a reduction may apply, i.e. the subscriptions will be scaled back proportionally, with an allocation of a multiple of EUR 1,000, and to the extent possible, a minimum nominal amount of EUR 1,000, which corresponds to the denomination of the Bonds.

On the basis of an aggregate nominal amount of EUR300,000,000, ING and KBC (the Coordinators) have the right to place an amount of EUR60,000,000 of the Bonds to be issued with third party distributors and other Qualified Investors (or 20 per cent. of the nominal amount of the Bonds to be issued) (the Coordinator Bonds) and each of the Joint Lead Managers has the right to place an amount of EUR60,000,000 (or 20 per cent. of the nominal amount of the Bonds to be issued) exclusively with its own retail and private banking clients. This allocation structure can only be amended if agreed between the Issuer and the Joint Lead Managers. In addition, the repartition between the 2017 Bonds and the 2019 Bonds will be further agreed between the Issuer and the Joint Lead Managers.

At the end of the Minimum Sales Period, each of the Joint Lead Managers may publish a notice on its website to inform its clients that it will stop collecting subscriptions and will then send the same notice to the Issuer that will publish it on its website as soon as practicable. Such process will enable all the potential investors to know where the subscriptions are still open.

In case the Bonds (other than the Coordinator Bonds) assigned to a Joint Lead Manager are not fully placed by such Joint Lead Manager at the earlier of (i) 4.00 pm on the second business day of the Subscription Period and (ii) the day on which one of the Joint Lead Managers informs the Company and the other Joint Lead Managers that it has placed its allotment, then, upon notification to the Issuer and the other Joint Lead Managers and subject to the consent of the Issuer, such Joint Lead Manager (the Notifying Joint Lead Manager) agrees that the other Joint Lead Managers (the Purchasing Joint Lead Managers) will have the right (but not the obligation) to purchase the unplaced Bonds allotted to such other Joint Lead Manager pro rata to the Bonds that each Purchasing Joint Lead Manager has placed until that moment.

In case the Coordinator Bonds are not fully placed by the Coordinators with third party distributors and other Qualified Investors after the book has been closed at 5.30 pm on the first day of the Subscription Period, then upon notification to the Issuer and subject to the consent of the Issuer, the Coordinators agree that each Coordinator will have the right (but not the obligation) to place the unplaced Coordinator Bonds with its retail and private banking networks on an equal basis. This pre-emption right of each Coordinator will only apply insofar the demand for the Bonds in the respective retail and private banking networks of the Coordinators exceeds the amounts that were allocated to the Coordinators (excluding the Coordinator Bonds).

(iii) In case the Coordinator Bonds assigned to a Coordinator in accordance with the mechanism described under (ii) above are not fully placed by such Coordinator with its retail and private banking network at the earlier of (i) 4.00 pm on the second business day of the Subscription Period and (ii) the day on which one of the Joint Lead Managers informs the Company that it has placed its allotment, then, upon notification to the Issuer and the other Joint Lead Managers and subject to the consent of the Issuer, such Coordinator agrees that the other Joint Lead Managers (which includes, for the avoidance of doubt the Coordinators in their capacity as managers of the Bonds towards their own retail and private banking clients) (the Second Purchasing Joint Lead Managers) will have the right to purchase the Coordinator Bonds assigned to such Coordinator pro rata to the Bonds that each of the Second Purchasing Joint Lead Manager has placed until that moment.

The Subscription Period will only be early terminated in case all the Joint Lead Managers have placed their allotment of Bonds (as increased or after redistribution of the allotment as set out herein).

Subscribers may have different reduction percentages applied to them depending on the Joint Lead Manager through which they have subscribed.

The Joint Lead Managers shall in no manner whatsoever be responsible for the allotment criteria that will be applied by other financial intermediaries.

In case of early termination of the Subscription Period, the investors will be informed regarding the number of Bonds that have been allotted to them as soon as possible after the date of the early termination of the Subscription Period.

Any payment made by a subscriber to the Bonds in connection with the subscription of Bonds which are not allotted will be refunded within 7 Brussels business days (as defined in the Terms and Conditions of the Bonds) after the date of payment in accordance with the arrangements in place between such relevant subscriber and the relevant financial intermediary, and the relevant subscriber shall not be entitled to any interest in respect of such payments.

For further details, reference is made to the section of the Prospectus entitled “Subscription and Sale”.

Selling Restrictions:	Restrictions apply to offers, sales or transfers of the Bonds in various jurisdictions. See “Subscription and Sale”. In all jurisdictions offers, sales or transfers may only be effected to the extent lawful in the relevant jurisdiction. The distribution of the Prospectus or of its summary may be restricted by law in certain jurisdictions.

ISIN Code/Common Code:	2017 Bonds

ISIN Code: BE6236963573 BE6236962567 (2019), Common Code: 077743413

2019 Bonds

ISIN Code BE6236962567, Common Code 077742417

Use of Proceeds:	If the GSK Acquisition closes prior to the settlement of the issue of the Bonds, the net proceeds from the Public Offer will be applied by the Issuer towards the refinancing of the Bridge Facility and any amounts drawn under the Syndicated Facility Agreement and the bilateral facilities for the purposes of financing the debt portion of the GSK Acquisition. If the issue of the Bonds is settled prior to the closing of the GSK Acquisition, the Issuer will apply the net proceeds from the Public Offer towards the payment of a portion of the consideration for the GSK Acquisition.

PART II: RISK FACTORS

The Issuer believes that the following factors may affect its ability to fulfil its obligations under the Bonds. Most of these factors are contingencies which may or may not occur and the Issuer is not in a position to express a view on the likelihood of any such contingency occurring.

In addition, factors which are material for the purpose of assessing the market risks associated with the Bonds are described below.

The Issuer believes that the factors described below represent the principal risks inherent in investing in the Bonds, but the inability of the Issuer to pay interest, principal or other amounts on or in connection with the Bonds may occur for other reasons which may not be considered significant risks by the Issuer based on information currently available to it or which it may not currently be able to anticipate. The sequence in which the risk factors are listed is not an indication of their likelihood to occur or of the extent of their commercial consequences. Prospective investors should also read the detailed information set out elsewhere in this Prospectus or incorporated by reference in this Prospectus and reach their own views prior to making any investment decision and consult with their own professional advisors if they consider it necessary. Terms defined in “Terms and Conditions of the Bonds” (the Conditions) below shall have the same meaning where used below.

FACTORS RELATING TO THE ISSUER

Global economic environment

The results of the Issuer’s operations are exposed to changes in the overall economic conditions in the areas where it operates. Strategically, the Issuer seeks to protect itself against economic and cyclical risks by being active in different regions and by adopting a specific product mix (ranging from value-for-money products to premium-priced luxury products) in each of these regions. Although the Issuer aims to achieve as much as possible a geographical spread of the Group’s operations and in spite of a diversified product mix, continued economic weakness may have a material adverse effect on the Issuer’s sales, results of operations and financial condition.

Substantial outstanding financial debt which could negatively impact on the Issuer’s business

The Issuer has substantial debt outstanding. As at 31 December 2011, it had total consolidated debt outstanding with a principal amount of approximately EUR422,000,000 which is anticipated to increase further by approximately EUR280,000,000 to finance the GSK Acquisition (as defined below). As a result, the Issuer expects its leverage ratio (net debt to EBITDA ratio) to slightly increase upon closing of the GSK Acquisition.

As set out in section 7.2. of Part IV “Description of the Issuer”, funding for the acquisition will be provided by (i) a capital increase of EUR190,000,000 and (ii) a debt financing in an amount of EUR280,000,000. If the GSK Acquisition closes prior to the settlement of the issue of the Bonds, the Issuer anticipates to fund the debt portion of the acquisition through drawdowns under the Syndicated Facility, certain existing bilateral facilities and a new EUR100,000,000 bridge facility agreement (the Bridge Facility). The proceeds of the issue of the Bonds will then be used to repay the Bridge Facility and, depending on the amount raised, the amounts drawn under the Syndicated Facility and the bilateral facilities. If the issue of the Bonds is settled prior to the closing of the GSK Acquisition, the Issuer will use the proceeds of the issue of the Bonds to pay the consideration due for the GSK Acquisition. In such a case, the Issuer will not draw down under the Bridge Facility and will only draw down under the Syndicated Facility and the bilateral facilities if the amount raised with the issue of the Bonds is not sufficient (see also Part X “Use of Proceeds”).

The Issuer’s ability to pay principal and interest on the Bonds and on its other debt depends on its future operating performance. Future operating performance is subject to market conditions and business factors that often are beyond control of the Issuer. If its cash flows and capital resources are insufficient to allow it to make scheduled payments on its debt, it may have to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance its debt. If the Issuer cannot make scheduled payments on its debt, it will be in default and, as a result, its debt holders could declare all outstanding principal and interest to be due and payable, terminate their commitments and force the Issuer into bankruptcy or liquidation. In such as a case, Bondholders may not receive all amounts due by the Issuer. Hence, they may lose all or part of the capital invested in the Bonds.

The notes issued by the Issuer under the two outstanding U.S. private placements, as well as certain other debt agreements, benefit from senior guarantees and certain of its debt agreements require the Issuer to maintain specified financial ratios and meet specific financial tests. The ineffectiveness of such senior guarantees or its failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in the Issuer being required to repay these note issues or these borrowings before their due date. If the Issuer was unable to make this repayment or otherwise refinance these note issues or these borrowings, its lenders could foreclose on its assets. If the Issuer was unable to refinance these note issues or these borrowings on favourable terms, its business could be adversely impacted.

Product risks

Some of the Issuer’s products are produced in own production entities while others are produced by subcontractors. Production errors can bring about severe problems, like the withdrawal of a product or a brand, loss of market share, temporary unavailability of products, claims or product responsibility. Moreover, this can have an impact on the purchase behaviour of the customers for other products. Any interruption of supply or the incurring of responsibility could materially and adversely affect the Group’s results.

In addition, it cannot be excluded that evolutions in the legislative framework as it applies to the various aspects of the Issuer’s business (cosmetics, food supplements, medical devices, medicines, ...) can render the commercialisation of one or more of its products difficult or impossible or can impose restrictions on the marketing communication materials of certain of its products. This can lead to a loss of market share.

These product risks can have an important impact on the Group’s financial situation, as well on its sales, gross margin, (impairment) amortisations, profitability and solvability.

Authorisation to sell

For the vast majority of the types of products the Issuer’s markets, an authorisation is required prior to introducing these products on the market. In these procedures, it is verified whether the new product meets all valid requirements related to quality, safety and/or efficacy. Because not all new products are subject to such procedures, and because such procedures cannot capture all risks, it cannot be excluded that specific, previously unknown problems associated with innovative products occur which may lead to market withdrawal. This may have consequences for the operations, the financial situation, the prognoses and/or the results of the Group.

Dependency on the Belgian government policy related to generic medicines

The Issuer is the Belgian distributor of the generic medicines of Eurogenerics (EG), a subsidiary of Stada. As opposed to the Issuer’s proprietary products and brands, the EG products require a doctor’s prescription for retail supply. The turnover of these products depends to a large degree on the policy that the Belgian government is applying for generic medicines. On the one hand, the sale of these products may strongly fluctuate in function of the measures taken by the Belgian government to promote generic subscription with physicians. On the other hand, the Belgian government may determine the consumer price level, the trade compensation level and the allowance of the health insurance system in the price of these products—all which may significantly impact the turnover and profitability of these products.

Dependency on distribution and licensing agreements

Over 65 per cent. of the Group’s turnover is derived from proprietary products and brands. Nevertheless, distribution and licensing agreements, when terminated or altered, may have a significant impact on the evolution of the Group’s turnover and profitability. The exclusivity agreement with Eurogenerics related to the sales and distribution of generic medicines ends in the course of 2014 and will be automatically extended unless a notice of termination is received in accordance with the relevant provisions of the agreement. The agreement with Eurogenerics represents approximately 20 per cent. of the Issuer’s 2011 consolidated turnover.

Risks inherent to acquisitions

Since the Issuer’s IPO in 1998, it has acquired multiple companies. Acquisitions have been and remain an important part of the Group’s current growth strategy, as most recently with GlaxoSmithKline (GSK). As with any acquisition, there is always a risk that corporate cultures do not match, expected synergies do not fully materialise, restructurings prove to be more costly than initially anticipated or acquired companies prove to be more difficult to integrate than foreseen.

Furthermore, as the Issuer grows further through acquisitions, it may have to recruit additional personnel and improve its managerial, operational and financial systems. If the Group fails to address these challenges, this could adversely impact the Issuer’s business operations, financial position and/or operational results.

Goodwill is an important part of the Issuer’s balance sheet

An acquisition generates goodwill to the extent that the price paid by the Issuer exceeds the fair value of the net assets acquired. The Group’s acquisitions in recent years generated substantial goodwill. Additional goodwill may arise as a result of further acquisitions. Under IFRS, goodwill and indefinite-lived intangible assets are not amortized but are subject to impairment tests annually or more frequently if warranted.

A goodwill impairment does not affect cash flow. Downturns on sales and profitability can trigger impairment testing and lead to impairment charges. In 2011, the results of impairment tests indicated no need for impairment charges.

Integration of the GSK Acquisition

On 15 March 2012, the Issuer announced that it had reached an agreement with GSK to acquire an important portfolio of European OTC brands from them (the GSK Acquisition (as defined under Part VI, section 7.2. below)). The transaction is expected to close in the second quarter of 2012, subject to antitrust approval and certain other customary conditions precedent.

Even though the Issuer has been successful in integrating newly-acquired businesses and it believes that there are significant synergies to be derived from it, the GSK Acquisition represents a significant acquisition (see Part VI, “Recent Developments—Acquisition of certain OTC brands form GlaxoSmithKline” for more details). Accordingly, the combination of both businesses or integration of the GSK assets may meet unexpected difficulties and the acquired business may not develop as expected. No assurances can therefore be given that the expected advantages or synergies from the GSK Acquisition would materialise.

Projections contained in the business plan

The Issuer makes use of all internally available information for developing forecasts for the sector generally and its own operations in particular. Based on this information, an estimate is made, which serves as the basis for developing the business plans for the Group. All local managers are involved in this process.

No guarantee can, however, be given that the projections included in these plans will occur as anticipated. In such case, this may have a materially adverse effect on the Group’s business operations, financial position, prospects and/or operational results.

Market price fluctuations

The future success of the Group is determined in part by the purchase prices for raw materials and components, and by operating expenses such as transportation costs. Although there are many providers for these products and services on the market, the Group continues to closely monitor the situation in order to be capable of developing the required preventive measures should these markets become more volatile. In case of a strong inflation, it cannot be excluded that the raw materials for OTC products become considerably more expensive which may significantly impact the Group’s profitability in a negative way.

Inventory related risks

The Group stores and markets a large assortment of products having a specific storage life and a trend-sensitive nature. The emergence of a disruptive technology or a sudden change in customer preferences or a changing consumer confidence in a market environment that is characterised by high innovation, may lead to the need to write down part of the inventory. Such inventory related risk could have an adverse effect on the Group’s business operations, financial position and/or operational results.

Innovation risks

Although the Issuer is far less dependent upon the result of research and development than traditional pharmaceutical companies, a regular inflow of innovative products and services remains a requirement for the continued favourable development of its turnover. The Issuer has installed a specific function for in-licensing. Its task is to track innovations and establish third party contacts to provide support in the event of a significant innovation. The Group also performs specific product and service development activities in-house.

In the event that the Issuer is unable to maintain a high pace of innovation and thereby fail to create the innovative solutions required to meet the needs of the market, its business operations, financial position, prospects and/or operational results could be, materially adversely affected.

Risk of inadequate protection of brand and other intellectual property rights

The Issuer relies on a combination of trade marks, trade names, confidentiality and non-disclosure clauses and agreements and copyrights to define and protect its rights to the intellectual property related to its products.

In the event that the above devices fail to fully protect the Group’s intellectual property rights in any of its key markets, third parties (including competitors) may be able to commercialise its innovations or products or use its know-how, which could materially adversely impact the Issuer’s business operations, financial position, prospects and/or operational results.

The Issuer may spend significant time and effort and may incur significant litigation costs if it is required to defend itself against intellectual property rights suits brought against it or its licensors, regardless of whether the claims have any merit. If the Issuer is found to infringe on the patents or other intellectual property rights of others, it may be subject to substantial claims for damages, which could materially impact the Group’s cash flow, business operations, financial position, prospects and/or operational results. The Issuer may also be required to cease development, use or sale of the relevant products or processes or it may be required to obtain a licence on the disputed rights, which may not be available on commercially reasonable terms, if at all.

Risk of reduced brand recognition or negative brand image

The Issuer’s financial success is to an important degree based on the recognition and the positive image of the companies in the Group, as well as the brands and products of the companies in the Group. If brand recognition would considerably decrease, the Issuer’s leading brands suffer substantial impediment to its reputation due to real or perceived quality issues or if any other factor would negatively affect the reputation or the image of the companies and/or brands of the Group, its business operations, financial position, prospects and/or operational results could be materially adversely affected.

Risks of dependency on products, geographical markets and customers

Unfavourable economic conditions, increased competition or any other reason may cause a decrease of the sales volume of specific products. This may cause a cost increase for these products (when sourced externally) or a negative profitability of the Group’s manufacturing sites (when sourced internally).

Unfavourable economic conditions, cost reduction programs or any other reason may cause a decrease of the sales volume in specific countries, which may negatively affect the leverage effect on profitability in such a way that the fixed costs of the organisation in the related country is insufficiently covered. France is the country where the Group generates the highest turnover from own OTC brands. Negative macroeconomic developments or weaknesses of its local organisation in this country may have a significant impact on the results of the Group.

Although the Group generates its consolidated turnover by maintaining a large number of individual customers, the Group does generate an important part of the local turnover in countries with a more limited number of customers, including in the Netherlands and in the United Kingdom. Moreover, the market situation may evolve and lead to an altered situation in other countries. This is something we closely monitor in order to develop an appropriate action plan in such an event.

Competition

The future market share and turnover of the Group is subject to competition. The Issuer tries to limit this risk by focusing on those market segments where it has a considerable market share and/or where it can further expand its position and where no or little transnational competitors are operating. Nevertheless, it cannot be excluded that existing competitors challenge the position of the Group or that new competitors emerge. This can significantly affect the market position and turnover of the Group.

Risk of changes in relevant regulations and of an altered distribution landscape

The issuer markets its products to consumers mainly through pharmacies, although the Group is also operating in large retail distribution and drug store chains in countries such as the United Kingdom and the Netherlands.

In some countries, the trend to liberalise the market for OTC medicines has already led to measures authorizing the retail sale of these products beyond the pharmacy under certain conditions. Although the Issuer not only markets OTC medicines, but mainly food supplements, personal care products and medical devices, this trend may still impact the results of the Group. In many countries, it is now allowed that one pharmacist owns and exploits several pharmacies. This enables the formation of purchase groups, pharmacy cooperatives and retail chains. If this trend were to continue, a significant alteration of the distribution

The Issuer operates its business mainly in eurozone countries and to a lesser extent in the United Kingdom, the Nordic countries, Ukraine and Russia. The results of its operations and the financial position of each of landscape cannot be excluded, with possible impact on the market position, the turnover and the profitability of the Group.

Seasonality risk

The Group’s product range includes both typical summer and winter products as well as products that are consumed throughout the year. As a result, the Group’s turnover in a specific quarter may fluctuate significantly in comparison with previous or comparable quarters of previous accounting periods, which complicates the predictability of the annual results.

Product liability risks

The Issuer’s products are subject to potential product liability risks—both risks of a general nature, as well as risks inherent to pharmaceutical products, medical devices and nutrients. Despite existing pre-marketing registration and control procedures, the use of these products may lead to complaints and/or claims related to safety, quality, labelling, etc.

It cannot be excluded that the Group will be subject to any such claims in the future. If the Group’s product liability insurance coverage is insufficient to cover such product liability claims, its business operations, financial position, prospects and/or operational results could be materially adversely affected.

Dependency on key staff

The Issuer’s performance is largely dependent on its ability to identify, attract, recruit, train, retain and motivate highly skilled staff. The inability to attract staff with specific technical and leadership skills, retain key employees or ensure effective succession planning for critical positions may materially and adversely affect its financial results.

IT risks

The Issuer’s business operations and the distribution and logistics services it offers are dependent on information technology systems and infrastructure. Major disruptions or failure of the Group’s information systems through breakdown, malicious attacks, viruses or other factors, could severely impair several aspects of operations including, but not limited to, logistics, sales, customer service and administration. Any such failure related to the operation of information systems, may have a material adverse effect on its business operations, financial position, prospects and/or operational results.

Environmental and safety risks

The Group’s operations are subject to environmental and safety laws and regulations, which can continuously evolve. The cost of compliance with these and similar future regulations could be substantial.

Privately-owned group

Since the delisting of the Issuer’s shares from NYSE/Euronext Brussels on 3 February 2012, it is no longer a listed group. As a result, the Issuer is no longer subject to regulations and transparency obligations applicable to companies with listed shares. It will nevertheless still be required to meet certain transparency obligations (including the obligation to publish its annual consolidated financial statements and half-yearly financial reports) following the listing of the Bonds on the regulated market of the Luxembourg Stock Exchange.

Hedging risk

its entities outside the eurozone are accounted for in the relevant local currency. The Issuer has a hedging strategy in place to cover such exchange rate fluctuations.

In addition, a substantial portion of its debt is denominated in U.S. dollars and/or a floating interest rate applies. As a result, the Issuer is exposed to currency risks arising from fluctuations in the value of the U.S. dollar against the euro and interest rate fluctuations. The Issuer has entered into agreements to hedge these risks. While it regularly monitors its currency and interest rate exposure, no guarantee can be given that the risk management system covers all risks completely or in a sufficient way and that adverse currency or interest rate movements can be excluded.

FACTORS WHICH ARE MATERIAL FOR THE PURPOSE OF ASSESSING THE MARKET RISKS ASSOCIATED WITH THE BONDS

The Bonds may not be a suitable investment for all investors

Each potential investor in the Bonds must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

(i)	have sufficient knowledge and experience to make a meaningful evaluation of the Bonds, the merits and risks of investing in the Bonds and the information contained or incorporated by reference in this Prospectus or any applicable supplement;

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Bonds and the impact the Bonds will have on its overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in the Bonds, including where the currency for principal or interest payments is different from the potential investor’s currency;

(iv)	understand thoroughly the terms of the Bonds and be familiar with the behaviour of any relevant fmancial markets; and

(v)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

The Issuer may not have the ability to repay the Bonds

The Issuer may not be able to repay the Bonds at their maturity. The Issuer may also be required to repay all or part of the Bonds in the event of a default. If the Bondholders were to ask the Issuer to repay their Bonds following an event of default, the Issuer cannot be certain that it will be able to pay the required amount in full. The Issuer’s ability to repay the Bonds will depend on the Issuer’s financial condition (including its cash position resulting from its ability to receive income and dividends from its subsidiaries) at the time of the requested repayment, and may be limited by law, by the terms of its indebtedness and by the agreements that it may have entered into on or before such date, which may replace, supplement or amend its existing or future indebtedness. The Issuer’s failure to repay the Bonds may result in an event of default under the terms of other outstanding indebtedness.

The Bonds are unsecured obligations of the Issuer which do not benefit from any guarantee

The right of the Bondholders to receive payment on the Bonds is not secured or guaranteed and will effectively be subordinated to any secured and guaranteed indebtedness of the Issuer, which the Issuer is allowed to incur. In the event of liquidation, dissolution, reorganisation, bankruptcy or similar procedure affecting the Issuer, the holders of secured indebtedness will be repaid first with the proceeds of the enforcement of such security.

Moreover, certain subsidiaries of the Issuer have provided and may in the future provide guarantees for the benefit of holders of other indebtedness incurred by the Issuer, including (without limitation) under the existing Syndicated Facility and certain U.S. private placements (see Part VI Description of the Issuer, section 6 — Funding Sources). In the event of liquidation, dissolution, reorganisation, bankruptcy or similar procedure affecting the Issuer, the holders of any indebtedness which benefits from guarantees from Group members may recover their claims through payments by such group members under the guarantees provided by them, whereas such right will not be available to the Bondholders.

There are no limitations on the amount of any such guaranteed or secured indebtedness which the Issuer may incur, except that if guarantees or security are provided by other group companies in respect of other bonds, notes or similar securities issued by the Issuer or other group companies, the Bonds will have to benefit from similar guarantees or security. The above obligation to provide similar guarantees under the Bonds will, however, not apply in the case of U.S. private placements as long as the aggregate amount outstanding under all U.S. private placements made by the Issuer does not at any time exceed EUR325,000,000 (further details are described in Condition 3.2 below).

The Issuer may incur additional indebtedness

In the future, the Issuer could decide to incur additional indebtedness or further increase its indebtedness. This could have an impact on its ability to meet its obligations under the Bonds or could cause the value of the Bonds to decrease. The Conditions do not limit the amount of unsecured or secured debts that the Issuer can incur.

The Issuer and the Bonds do not have a credit rating, and the Issuer currently does not intend to request a credit rating for itself or for the Bonds at a later date. This may render the price setting of the Bonds more difficult

The Issuer and Bonds do not have a credit rating at the time of the Public Offer, and the Issuer currently does not intend to request a credit rating for itself or the Bonds at a later date. This may impact the trading price of the Bonds. There is no guarantee that the price of the Bonds and the other Conditions at the time of the Public Offer, or at a later date, will cover the credit risk related to the Bonds and the Issuer. In addition, there can be no assurance that, should a rating be requested in respect of the Issuer, the Group or the Bonds, an investment grade rating would be assigned.

There is no active trading market for the Bonds

The only manner for the holder of the Bonds to convert his or her investment in the Bonds into cash before their maturity date is to sell them at the applicable market price at that moment. The price can be less than the nominal value of the Bonds. The Bonds are new securities which may not be widely traded and for which there is currently no active trading market. The Issuer has filed an application to have the Bonds listed on the official list of the Luxembourg Stock Exchange and admitted to trading on the regulated market of the Luxembourg Stock Exchange. If the Bonds are admitted to trading after their issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Issuer. There is no assurance that an active trading market will develop. Accordingly, there is no assurance as to the development or liquidity of any trading market for the Bonds. Therefore, investors may not be able to sell their Bonds easily or at all, or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of Bonds. In the event that put options are exercised in accordance with Condition 6.3, liquidity will be reduced for the remaining Bonds. Furthermore, it cannot be guaranteed that the admission to listing and trading once approved will be maintained.

The Bonds are exposed to market interest rate risk

The Bonds provide a fixed interest rate until the Maturity Date. Investment in the Bonds involves the risk that subsequent changes in market interest rates may adversely affect the value of the Bonds. The longer the maturity of bonds, the more exposed bonds are to fluctuations in market interest rates. An increase in the market interest rates can result in the Bonds trading at prices lower than the nominal amount of such Bonds.

The market value of the Bonds may be affected by the creditworthiness of the Issuer and a number of additional factors

The value of the Bonds may be affected by the creditworthiness of the Issuer and the Group and a number of additional factors, such as market interest and yield rates and the time remaining to the maturity date and more generally all economic, financial and political events in any country, including factors affecting capital markets generally and the stock exchanges on which the Bonds are traded. The price at which a Bondholder will be able to sell the Bonds prior to maturity may be at a discount, which could be substantial, from the issue price or the purchase price paid by such purchaser.

The Bonds may be redeemed prior to maturity

In the event: (A) of the occurrence of an Event of Default (as defined in Condition 9 (Events of Default)); or (B) that the Issuer would be obliged (as set out in Condition 8 (Taxation)) to increase the amounts payable in respect of any Bonds as a result of any change in, or amendment to, the laws, treaties or regulations of Belgium or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws, treaties or regulations, which change or amendment becomes effective on or after the Issue Date, the Bonds may be redeemed prior to maturity in accordance with the Conditions.

The Bonds may be redeemed prior to maturity in the event of a change of control

Each Bondholder will have the right to require the Issuer to repurchase all or any part of such holder’s Bonds at the Put Redemption Amount upon the occurrence of an Early Redemption Event, as such terms are defined herein, and in accordance with the Conditions of the Bonds (the Change of Control Put). In the event that the Change of Control Put right is exercised by holders of at least 85 per cent. of the aggregate principal amount of the 2017 Bonds, the Issuer may, at its option, redeem all (but not less than all) of the 2017 Bonds then outstanding pursuant to Condition 6.3 (Redemption at the Option of

Bondholders). The same shall apply mutatis mutandis to the 2019 Bonds. Bondholders should note that the 85 per cent. threshold is calculated separately for the 2017 Bonds and the 2019 Bonds, and not on a combined basis for all the Bonds. However, Bondholders should be aware that, in the event that (i) holders of 85 per cent. or more of the aggregate principal amount of the 2017 Bonds and/or 2019 Bonds exercise their option under Condition 6.3 (Redemption at the Option of Bondholders), but the Issuer does not elect to redeem the remaining outstanding 2017 Bonds and/or 2019 Bonds, or (ii) holders of a significant proportion, but less than 85 per cent. of the aggregate principal amount of the 2017 Bonds and/or 2019 Bonds exercise their option under Condition 6.3 (Redemption at the Option of Bondholders), Bonds in respect of which the Change of Control Put is not exercised may be illiquid and difficult to trade.

Potential investors should be aware that the Change of Control Put can only be exercised upon the occurrence of an Early Redemption Event as defined in the Conditions, which may not cover all situations where a change of control may occur or where successive changes of control occur in relation to the Issuer. In particular, it should be noted that a Change of Control for purposes of the conditions shall only have occurred if the two following cumulative conditions have been met (i) Mr Marc Coucke or Mr Marc Coucke, acting in concert (within the meaning of article 3 §1 13° (b) of the Transparency Law) with his spouse, ascendants or descendants, no longer directly or indirectly owns at least 20 per cent. of the Ordinary Shares and other voting rights of the Issuer; and (ii) Mr Marc Coucke, whether or not acting through a management company, is no longer the sole chief executive officer of the Issuer, entrusted with the daily management (dagelijks bestuur) of the Issuer and exercising operational management powers in respect of the Issuer. In addition, even if a Change of Control shall have occurred, a Put Redemption Event will only occur if the Leverage of the Group (as calculated in accordance with the Conditions) is in excess of 4.0:1. Bondholders deciding to exercise the Change of Control Put shall have to do this through the bank or other financial intermediary through which the Bondholder holds the Bonds (the Financial Intermediary) and are advised to check when such Financial Intermediary would require to receive instructions and Change of Control Put Exercise Notices from Bondholders in order to meet the deadlines for such exercise to be effective. The fees and/or costs, if any, of the relevant Financial Intermediary shall be borne by the relevant Bondholders.

The Bonds may be affected by the turbulence in the global credit markets

Potential investors should be aware of the turbulence in the global credit markets which has led to a general lack of liquidity in the secondary market for instruments similar to the Bonds. The Issuer cannot predict when these circumstances will change and if and when they do there can be no assurance that conditions of general market illiquidity for the Bonds and instruments similar to the Bonds will not return in the future.

Modification to the Conditions of the Bonds can be imposed on all Bondholders upon approval by defined majorities of Bondholders

The Conditions of the Bonds contain provisions for calling meetings of Bondholders to consider matters affecting their interests generally. These provisions permit defined majorities to bind all Bondholders including Bondholders who did not attend and vote at the relevant meeting and Bondholders who voted in a manner contrary to the majority.

The Bonds may be exposed to exchange rate risks and exchange controls

The Issuer will pay principal and interest on the Bonds in Euro. This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the Investor’s Currency) other than the Euro. These include the risk that exchange rates may significantly change (including changes due to devaluation of the Euro or revaluation of the Investor’s Currency) and the risk that authorities with jurisdiction over the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the Euro would decrease (1) the Investor’s Currency-equivalent yield on the Bonds, (2) the Investor’s Currency equivalent value of the principal payable on the Bonds, and (3) the Investor’s Currency equivalent market value of the Bonds.

Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate. As a result, investors may receive less interest or principal than expected, or no interest or principal.

Certain payments in respect of the Bonds may be impacted by the EU Savings Directive

Under the EC Council Directive 2003/48/EC on the taxation of savings income (the EU Savings Directive), member states of the European Union (the EU Member States and each a EU Member State) are required to provide to the tax authorities of another EU Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other EU Member State or to certain limited types of entities established in other EU Member States. However, for a transitional period, the Grand Duchy of Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland). Until 31 December 2009, Belgium also operated a transitional withholding tax system as provided above. By two Royal Decrees dated 27 September 2009 and published in the Belgian Official Gazette (Belgisch Staatsblad/Moniteur Belge) on 1

October 2009, the Belgian State elected to abandon the transitional withholding system and to provide information in accordance with the EU Savings Directive effective as of 1 January 2010.

On 15 September 2008 the European Commission issued a report to the Council of the European Union on the operation of the EU Savings Directive, which included the Commission’s advice on the need for changes to the EU Savings Directive. On 13 November 2008 the European Commission published a more detailed proposal for amendments to the EU Savings Directive, which included a number of suggested changes. The European Parliament expressed its opinion on the proposal on 24 April 2009 and the Council adopted unanimous conclusions on 9 June 2009 relating to the proposal.

If any of those proposed changes are made in relation to the EU Savings Directive, they may amend or broaden the scope of the requirements described above.

If a payment were to be made or collected through a paying agent established in any state which applies the withholding tax system and an amount of, or in respect of, tax were to be withheld from that payment, neither the Issuer nor the Agent nor any other person would be obliged to pay additional amounts to the Bondholders or to otherwise compensate Bondholders for the reductions in the amounts that they will receive as a result of the imposition of such withholding tax.

Payments made in respect of the Bonds may be subject to Belgian withholding tax

If the Issuer, the NBB, the Agent or any other person is required by law to make any withholding or deduction for, or on account of, any present or future taxes, duties or charges of whatever nature in respect of any payment in respect of the Bonds, the Issuer, the NBB, the Agent or that other person shall make such payment after such withholding or deduction has been made and will account to the relevant authorities for the amount so required to be withheld or deducted.

The Issuer will pay such additional amounts as may be necessary in order that the net payment received by each Bondholder in respect of the Bonds, after withholding for any taxes imposed by tax authorities in Belgium upon payments made by or on behalf of the Issuer in respect of the Bonds, will equal the amount which would have been received in the absence of any such withholding taxes, except that no such additional amounts shall be payable in respect of any Bond under the circumstances defined in Condition 8 (Taxation). Such additional amounts will also be due in case of a withholding tax which would be the consequence of a change of the statutory seat of the Issuer.

Potential purchasers and sellers of the Bonds may be required to pay taxes or other documentary charges or duties in accordance with the laws and practices of the country where the Bonds are transferred or other jurisdictions

Potential purchasers and sellers of the Bonds should be aware that they may be required to pay taxes or other documentary charges or duties in accordance with the laws and practices of the country where the Bonds are transferred or other jurisdictions. Potential investors are advised not to rely upon the tax summary contained in this Prospectus but to seek the advice of a tax professional regarding their individual tax liabilities with respect to the acquisition, sale and redemption of the Bonds. Only these advisors are in a position to duly consider the specific situation of the potential investor. This investment consideration has to be read in connection with the taxation sections of this Prospectus. Such taxes or documentary charges could also be due in case of a possible change of the statutory seat of the Issuer.

Changes in governing law could modem certain Conditions

The Conditions are based on the laws of Belgium in effect as at the date of this Prospectus. No assurance can be given as to the impact of any possible judicial decision or change to the laws of Belgium, the official application, interpretation or the administrative practice after the date of this Prospectus.

Relationship with the Issuer

All notices and payments to be delivered to the Bondholders will be distributed by the Issuer to such Bondholders in accordance with the Conditions. In the event that a Bondholder does not receive such notices or payments, its rights may be prejudiced. However, such Bondholders may not have a direct claim against the Issuer.

The transfer of the Bonds, any payments made in respect of the Bonds and all communications with the Issuer will occur through the Clearing System

The Bonds will be issued in dematerialised form under the Belgian Company Code and cannot be physically delivered. The Bonds will be represented exclusively by book entries in the records of the Clearing System. Access to the Clearing System is available through its Clearing System participants whose membership extends to securities such as the Bonds. Clearing System participants include certain banks, stockbrokers (beursvennootschappen/societes de bourse), and Euroclear and Clearstream,

Luxembourg. Transfers of interests in the Bonds will be effected between the Clearing System participants in accordance with the rules and operating procedures of the Clearing System. Transfers between investors will be effected in accordance with the respective rules and operating procedures of the Clearing System participants through which they hold their Bonds. The Issuer and the Agent will have no responsibility for the proper performance by the Clearing System or the Clearing System participants of their obligations under their respective rules and operating procedures.

A Bondholder must rely on the procedures of the Clearing System to receive payments under the Bonds. The Issuer will have no responsibility or liability for the records relating to, or payments made in respect of, the Bonds within the Clearing System.

The Agent is not required to segregate amounts received by it in respect of Bonds cleared through the Clearing System

The Conditions of the Bonds and the Agency Agreement (as defined below) provide that the Agent (as defined below) will debit the relevant account of the Issuer and use such funds to make payment to the Bondholders. The Agency Agreement provides that the Agent will, simultaneously with the receipt by it of the relevant amounts, pay to the Bondholders, directly or through the NBB, any amounts due in respect of the relevant Bonds. However, the Agent is not required to segregate any such amounts received by it in respect of the Bonds. In the event that the Agent were subject to insolvency proceedings at any time when it held any such amounts, Bondholders would not have any further claim against the Issuer in respect of such amounts, and would be required to claim such amounts from the Agent in accordance with applicable Belgian insolvency laws, because the Conditions provide that the payment obligations of the Issuer will be discharged by payment to the Agent in respect of each amount so paid.

The Issuer, the Agent and the Joint Lead Managers may engage in transactions adversely affecting the interests of the Bondholders

The Agent and the Joint Lead Managers might have conflicts of interests which could have an adverse effect on the interests of the Bondholders. Potential investors should be aware that the Issuer is involved in a general business relationship or/and in specific transactions with the Agent, the Calculation Agent or/and each of the Joint Lead Managers and that they might have conflicts of interests which could have an adverse effect to the interests of the Bondholders. Potential investors should also be aware that the Agent, the Calculation Agent and each of the Joint Lead Managers may hold from time to time debt securities, shares or/and other financial instruments of the Issuer.

Within the framework of normal business relationship with its banks, the Issuer entered into loans and other facilities (the Funding Transactions) with each of the Joint Lead Managers (via bilateral transactions or/and syndicated loans together with other banks including the Syndicated Facility and the Bridge Facility). The terms and conditions of these Funding Transactions differ from the terms and conditions of the proposed Bonds and certain of the terms and conditions of the Funding Transactions are stricter than the terms and conditions of the proposed Bonds. The terms and conditions of these Funding Transactions contain financial covenants, not included in the conditions of the proposed Bonds. In addition, as part of the Funding Transactions, the lenders have the benefit of guarantees granted by operational companies of the Group, whereas the Bondholders will not have the benefit from similar guarantees. This results in the Bondholders being structurally subordinated to the lenders under such Funding Transactions. Reference is made to Part VI, section 6 “Funding Sources” of this Prospectus for a further description of the relevant transactions.

As set out under Part X “Use of Proceeds”, if the GSK Acquisition closes prior to the settlement of the issue of the Bonds, the net proceeds from the Public Offer will be applied by the Issuer towards the refinancing of the Bridge Facility and any amounts drawn under the Syndicated Facility Agreement and the bilateral facilities for purposes financing the debt portion of the acquisition. If the issue of the Bonds is settled prior to the closing of the GSK Acquisition, the Issuer will apply the net proceeds from the Public Offer towards the payment of a portion of the consideration for the GSK Acquisition.

The Bondholders should be aware of the fact that the Joint Lead Managers, when they act as lenders to the Issuer or another company within the Group (or when they act in any other capacity whatsoever), have no fiduciary duties or other duties of any nature whatsoever vis-à-vis the Bondholders and that they are under no obligation to take into account the interests of the Bondholders.

Legal investment considerations may restrict certain investments

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisers to determine whether and to what extent (i) Bonds are legal investments for it, (ii) Bonds can be used as collateral for various types of borrowing, and (iii) other restrictions apply to its purchase or pledge of any Bonds. The investors should consult their legal advisers to determine the appropriate treatment of Bonds under any applicable risk-based capital or similar rules.

The Calculation Agent does not assume any fiduciary duties or other obligations to the Bondholders and, in particular, is not obliged to make determinations which protect their interests

ING Belgium NV/SA will act as the Issuer’s Calculation Agent. In its capacity as Calculation Agent, it will act in accordance with the Conditions of the Bonds in good faith and endeavour at all times to make its determinations in a commercially reasonable manner. However, Bondholders should be aware that the Calculation Agent does not assume any fiduciary or other obligations to the Bondholders and, in particular, is not obliged to make determinations which protect or further the interests of the Bondholders.

The Calculation Agent may rely on any information that is reasonably believed by it to be genuine and to have been originated by the proper parties. The Calculation Agent shall not be liable for the consequences to any person (including Bondholders) of any errors or omissions in (i) the calculation by the Calculation Agent of any amount due in respect of the Bonds or (ii) any determination made by the Calculation Agent in relation to the Bonds or interests, in each case in the absence of bad faith or wilful default. Without prejudice to the generality of the foregoing, the Calculation Agent shall not be liable for the consequences to any person (including Bondholders) of any such errors or omissions arising as a result of (i) any information provided to the Calculation Agent proving to have been incorrect or incomplete or (ii) any relevant information not being provided to the Calculation Agent on a timely basis.

Belgian insolvency laws

The Issuer is incorporated, and has its registered office, in Belgium and, consequently, may be subject to insolvency laws and proceedings in Belgium. The Conditions do not prevent the Issuer from changing the location of its registered office.

PART III: DOCUMENTS INCORPORATED BY REFERENCE

This Prospectus shall be read and construed in conjunction with the audited consolidated annual financial statements of the Issuer for the financial years ended 31 December 2011 and 31 December 2010 together in each case with the audit report thereon, and with the press releases listed hereunder, which have been previously published or are published simultaneously with this Prospectus and which have been filed with the CSSF. Such documents shall be incorporated in, and form part of this Prospectus, save that any statement contained in a document which is incorporated by reference herein shall be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein modifies or supersedes such earlier statement (whether expressly, by implication or otherwise). Any statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this Prospectus.

Copies of documents incorporated by reference in this Prospectus may be obtained (without charge) from the registered offices of the Issuer, the website of the Issuer (www.omega-pharma.be) and the website of the Luxembourg Stock Exchange (www.bourse.lu).

The table below sets out the relevant page references for the audited consolidated annual statements for the financial years ended 31 December 2011 and 31 December 2010 as set out in the Issuer’s Annual Report.

The Issuer confirms that it has obtained the approval from its auditors to incorporate by reference in this Prospectus the auditor’s reports for the financial years ended 31 December 2011 and 31 December 2010.

Any information not listed in the cross reference list but included in the documents incorporated by reference is given for information purpose only.

Consolidated audited annual financial statements of the Issuer for the financial years ended 31 December 2011 and 31 December 2010

Omega Pharma Annual Report 2010

Corporate Governance Statement	Part 2. page 3

Consolidated income statement	Part 2. page 20

Consolidated balance sheet	Part 2. page 22

Consolidated cash flow statement	Part 2. page 24

Notes to the financial statements	Part 2. page 28-64

Statutory Auditor’s Report	Part 2. page 65

Omega Pharma Annual Report 2011

Consolidated income statement	Page [4]

Consolidated balance sheet	Page [6]

Consolidated cash flow statement	Page [8]

Notes to the financial statements	Page [16-74]

Statutory Auditor’s Report	Page [75]

Other documents incorporated by reference

•	Press release of 15 March 2012: Omega Pharma reaches agreement to acquire an important portfolio of European OTC brands from GSK

•	Press release of 10 February 2012: Omega Pharma announces results of squeeze-out by Couckinvest

PART IV: TERMS AND CONDITIONS OF THE BONDS

The following is the text of the Conditions of the Bonds save for the paragraphs in italics that shall be read as complementary information.

The issue of the 4.50 per cent. fixed rate Bonds due 23 May 2017 for an expected minimum of EUR25,000,000 (the 2017 Bonds) and the 5.00 per cent. fixed rate Bonds due 23 May 2019 for an expected minimum of EUR25,000,000 (the 2019 Bonds) for the 2017 Bonds and the 2019 Bonds, for an expected aggregate amount of minimum EUR100,000,000 and a maximum aggregate amount of EUR300,000,000 (the 2017 Bonds and 2019 Bonds are jointly referred to as the Bonds, which expression shall, in these Conditions unless otherwise indicated, include any Further Bonds) was (save in respect of any Further Bonds) authorised by a resolution of the Board of Directors of Omega Pharma NV (the Issuer) passed on 19 April 2012. The Bonds are issued subject to and with the benefit of a domiciliary agency agreement dated 23 April 2012 entered into between the Issuer and ING Belgium SA/NV acting as domiciliary and paying agent (the Agent, which expression shall include any successor as Agent under the Agency Agreement) (such agreement as amended and/or supplemented and/or restated from time to time, the Agency Agreement). The statements in these Conditions include summaries of, and are subject to, the detailed provisions of the Agency Agreement and the Clearing Agreement (as defined below). Copies of the Agency Agreement and the Clearing Agreement are available for inspection during normal business hours at the specified office of the Agent. The specified office of the Agent is at 24 Avenue Marnixlaan, B-1000 Brussels, Belgium. The Bondholders are bound by and deemed to have notice of all the provisions of the Agency Agreement applicable to them.

References herein to Conditions are, unless the context otherwise requires, to the numbered paragraphs below.

1.	FORM, DENOMINATION AND TITLE

The Bonds are issued in dematerialised form in accordance with Article 468 of the Belgian Code of Companies (Wetboek van Vennootschappen / Code des Societes) and cannot be physically delivered. The Bonds will be exclusively represented by book entry in the records of the clearing system operated by the National Bank of Belgium (the NBB) or any successor thereto (the Clearing System). The Bonds can be held by their holders through participants in the Clearing System, including Euroclear and Clearstream, Luxembourg and through other financial intermediaries which in turn hold the Bonds through Euroclear and Clearstream, Luxembourg, or other participants in the Clearing System. The Bonds are accepted for clearance through the Clearing System, and are accordingly subject to the applicable Belgian clearing regulations, including the Belgian law of 6 August 1993 on transactions in certain securities, its implementing Belgian Royal Decrees of 26 May 1994 and 14 June 1994 and the rules of the Clearing System and its annexes, as issued or modified by the NBB from time to time (the laws, decrees and rules mentioned in this Condition being referred to herein as the Clearing System Regulations). Title to the Bonds will pass by account transfer. The Bonds may not be exchanged for bonds in bearer form.

If at any time the Bonds are transferred to another clearing system, not operated or not exclusively operated by the NBB, these provisions shall apply mutatis mutandis to such successor clearing system and successor clearing system operator or any additional clearing system and additional clearing system operator (any such clearing system, an Alternative Clearing System).

The Bonds are in principal amounts of EUR 1,000 each (the Specified Denomination).

2.	STATUS OF THE BONDS

The Bonds constitute direct, unconditional, unsubordinated and (subject to Condition 3) unsecured obligations of the Issuer and rank and will at all times rank pan passu and rateably, without any preference among themselves, and equally with all other existing and future unsecured and unsubordinated obligations of the Issuer, present and future, save for such obligations that may be preferred by provisions of law that are mandatory and of general application.

3.	NEGATIVE PLEDGE

3.1	So long as any Bond remains outstanding, the Issuer:

will not create or permit to subsist any mortgage, charge, pledge, lien or other form of security interest, including, without limitation, anything analogous to any of the foregoing under the laws of any jurisdiction (Security) upon the whole or any part of its undertaking, assets or revenues present or future to secure any Relevant Debt of the Issuer or a Subsidiary or to secure any guarantee of or indemnity in respect of any Relevant Debt of the Issuer or a Subsidiary;

will procure that no Subsidiary creates or permits to subsist any Security upon the whole or any part of its undertaking, assets or revenues present or future to secure any Relevant Debt of the Issuer or a Subsidiary or to secure any guarantee of or indemnity in respect of a Relevant Debt of the Issuer or a Subsidiary;

will not give, and will procure that no Subsidiary gives any guarantee of, or indemnity in respect of any of the Relevant Debt of the Issuer or a Subsidiary;

unless, at the same time or prior thereto, the Issuer’s obligations under the Bonds are secured equally and rateably therewith or benefit from a guarantee or indemnity in substantially the same terms thereto (including, for the avoidance of doubt, any terms providing for the automatic addition and release of any such security, guarantees or indemnities), as the case may be, or have the benefit of such other Security, guarantee, indemnity or other arrangement as shall be approved by a general meeting of the Bondholders. The Issuer shall be deemed to have satisfied any such obligation to provide Security, a guarantee or indemnity on substantially the same terms if the benefit of any such security, guarantee or indemnity is equally and rateably granted to an agent or trustee on behalf of the Bondholders or through any other structure which is customary in the debt capital markets (whether by way of supplement, guarantee agreement, deed or otherwise).

3.2	The prohibition contained in this Condition 3 does not apply to:

(a)	Security, guarantee or indemnity in respect of any Relevant Debt of the Issuer or a Subsidiary either:

(i)	existing over undertakings, assets or revenues which are acquired by the Issuer or a Subsidiary, at the time of such acquisition;

(ii)	existing prior to an entity becoming a Subsidiary; or

(iii)	coming into existence by operation of law or pursuant to any mandatory provision of any applicable law;

(b)	any guarantee or indemnity in respect of any US Private Placement of the Issuer or a Subsidiary, including, for the avoidance of doubt, any Existing US Private Placement, up to an aggregate principal amount of EUR325,000,000 (for which any US Private Placement which is denominated in another currency than EUR shall be converted to the EUR equivalent at the time of issue of such instrument, at the prevailing currency exchange rate at that time).

4.	DEFINITIONS

In these Conditions, unless otherwise provided:

2017 Bonds has the meaning provided in the introduction to these Conditions.

2019 Bonds has the meaning provided in the introduction to these Conditions.

Alternative Clearing System has the meaning provided in Condition 1.

Auditors means Pricewaterhousecoopers Bedrijfsrevisoren BCVBA (or such auditor statutory auditor of the Issuer as may be appointed from time to time).

Board of Directors means the board of directors of the Issuer or any committee thereof duly authorised to act on behalf of the board of directors.

Bondholder means, in respect of any Bond, the person entitled thereto in accordance with the Belgian Company Code and the Clearing System Regulations.

Bonds has the meaning provided in the introduction to these Conditions.

business day means, in relation to any place, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets are open for business in that place.

Calculation Agent has the meaning provided in Condition 6.3.

a Change of Control shall have occurred if the following two cumulative conditions have been met:

(a)	Mr Marc Coucke or Mr Marc Coucke, acting in concert (within the meaning of article 3 §1 13° (b) of the Transparency Law) with his spouse, ascendants or descendants, no longer directly or indirectly owns at least 20 per cent. of the Ordinary Shares and other voting rights of the Issuer; and

(b)	Mr Marc Coucke, whether or not acting through a management company, is no longer the sole chief executive officer of the Issuer, entrusted with the daily management (dagelijks bestuur) of the Issuer and exercising operational management powers in respect of the Issuer.

Change of Control Put Exercise Period means the period commencing on the date of an Early Redemption Event and ending 60 calendar days following the Early Redemption Event, or, if later, 60 calendar days following the date on which a Put Redemption Notice is given to Bondholders as required by Condition 6.3.

Change of Control Put Date has the meaning provided in Condition 6.3.

Change of Control Put Exercise Notice has the meaning provided in Condition 6.3.

Clearing Agreement shall mean the clearing services agreement (de dienstverleningsovereenkomst met betrekking tot de uitgifte van gedematerialiseerde obligaties) to be dated on or about the Issue Date between the Issuer, the Agent and the NBB;

Ordinary Shares means fully paid ordinary shares in the capital of the Issuer currently with no-par value.

Clearing System has the meaning provided in Condition 1.

Clearing System Regulations has the meaning provided in Condition 1.

Clearstream, Luxembourg means Clearstream Banking, societe anonyme.

Consolidated EBITDA has the meaning provided in Condition 6.3.

Consolidated Total Net Debt has the meaning provided in Condition 6.3.

Early Redemption Event has the meaning provided in Condition 6.3.

EUR, euro or € means the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended.

Euroclear means Euroclear Bank SA/NV

Event of Default has the meaning provided in Condition 9.

Existing US Private Placements means (i) the US private placement by the Issuer in the amount of USD 285,000,000 concluded on 28 July 2004 with four fixed interest rate bullet tranches, repayable on 28 July 2009, 28 July 2011, 28 July 2014 or 28 July 2016, as the case may be, and (ii) the US private placement by the Issuer in the amount of EUR 135,043,889 5.104 per cent. Guaranteed Senior Notes due 28 July 2023.

Extraordinary Resolution has the meaning provided in the Agency Agreement.

Further Bonds means any further Bonds issued pursuant to Condition 13 and consolidated and forming a single series with the then outstanding Bonds.

Group means the Issuer and each of its Subsidiaries.

Interest. Payment Date has the meaning provided in Condition 5.1.

Interest Period has the meaning provided in Condition 5.1.

Issue Date means 23 May 2012 (or such later date, if the Issue Date has been postponed following the publication of a supplement to the Prospectus).

Material Subsidiary means at any time, a Subsidiary of which (a) the total assets, or (b) EBITDA (in each case as determined on a non-consolidated basis and determined on a basis consistent with the preparation of the consolidated financial statements of the Issuer) represent no less than 3 per cent. of the consolidated EBITDA or total assets (as the case may be) of the Issuer, all as calculated respectively by reference to the then latest audited financial statements of such Subsidiary and then latest audited consolidated financial statements of the Issuer.

Maturity Date means 23 May 2017 in respect of the 2017 Bonds and means 23 May 2019 in respect of the 2019 Bonds.

NBB has the meaning assigned to it in Condition 1.

a “person” includes any individual, company, corporation, firm, partnership, joint venture, undertaking, association, organisation, trust, state or agency of a state (in each case whether or not being a separate legal entity).

Put Redemption Amount has the meaning provided in Condition 6.3.

Put Redemption Notice has the meaning provided in Condition 6.3.

Leverage has the meaning provided in Condition 6.3.

Redemption Rate has the meaning provided in Condition 6.3.

Relevant Date means, in respect of any Bond, whichever is the later of:

(a)	the date on which payment in respect of it first becomes due; and

(b)	if any amount of money payable is improperly withheld or refused the date on which payment in full of the amount outstanding is made or (if earlier) the date on which notice is duly given by the Issuer to the Bondholders in accordance with Condition 12 that such payment will be made, provided that such payment is in fact made as provided in these Conditions.

Relevant Debt means any present or future indebtedness of the Issuer or any Subsidiary in the form of, or represented by, bonds, notes, debentures or other securities which are for the time being, or are capable of being, quoted, listed or ordinarily dealt in on any stock exchange, over the counter or other securities market.

Relevant Financial Statements has the meaning provided in Condition 6.3.

Relevant Jurisdiction shall have the meaning provided in Condition 8.

Security has the meaning provided in Condition 3.1.

Shareholders means the holders of Ordinary Shares.

Specified Denomination has the meaning provided in Condition 1.

Subsidiary means a subsidiary (dochtervennootschap) within the meaning of article 6, 2° of the Belgian Company Code.

TARGET Business Day means a day (other than a Saturday or Sunday) on which the TARGET System is operating for the settlement of payments in euro.

TARGET System means the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET2) system, or any successor thereto.

Taxes has the meaning provided in Condition 8.

Transparency Law means the law of 2 May 2007 on the publication of important participations in issuers of which the shares are admitted to trading on a regulated market and holding various measures.

US Private Placements means any form of financing obtained in the United States of America through an offering and selling of bonds in reliance upon the exemption provided by Section 4(2) of the US Securities Act.

References to any act or statute or any provision of any act or statute shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under such modification or re-enactment.

5.	INTEREST

5.1	Interest Rate and Interest Payment Dates

Each Bond bears interest from (and including) the Issue Date at the rate of 4.50 per cent. per annum for the 2017 Bonds and 5.00 per cent. per annum for the 2019 Bonds calculated by reference to its principal amount and such interest amount is payable annually in arrear on 23 May in each year (each an Interest Payment Date), commencing with the Interest Payment Date falling on 23 May 2013.

When interest is required to be calculated in respect of any period which is shorter than an Interest Period (or if the Issue Date has been postponed as a result of the publication of a supplement to the Prospectus (i.e. the prospectus wherein these Terms and Conditions are contained)), it shall be calculated on the basis of (i) the actual number of days in the relevant period from (and including) the first day of such period to (but excluding) the date on which it falls due divided by (ii) the actual number of days from (and including) the immediately preceding Interest Payment Date (or, if none, the Issue Date) to (but excluding) the next following Interest Payment Date.

Interest Period means the period beginning on (and including) the Issue Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.

5.2	Accrual of Interest

Each Bond will cease to bear interest from and including its due date for redemption or repayment thereof unless payment of principal is improperly withheld or refused or unless default is otherwise made in respect of payment, in which event interest will continue to accrue at the rate specified in Condition 5.1. (both before and after judgment) until the day on which all sums due in respect of such Bond up to that day are received by or on behalf of the relevant holder.

6.	REDEMPTION AND PURCHASE

6.1	Final Redemption

Unless previously purchased and cancelled or redeemed as herein provided, the Bonds will be redeemed at their principal amount on the Maturity Date. The Bonds may only be redeemed at the option of the Issuer prior to the Maturity Date in accordance with Conditions 6.2. and 6.3.

6.2	Redemption for taxation reasons

The Bonds may be redeemed at the option of the Issuer in whole, but not in part, at any time (but only insofar the payments of principal and interest by or on behalf of the Issuer continue to originate from Belgium for taxation purposes), on giving not less than 30 nor more than 60 days’ notice to the Bondholders in accordance with Condition 12 (which notice shall be irrevocable), at their principal amount, (together with interest accrued to the date fixed for redemption), if

(a)	the Issuer has or will become obliged to pay additional amounts as provided or referred to in Condition 8 as a result of (i) any change in, or amendment to, the laws or regulations of Belgium or any political subdivision or any authority thereof or therein having power to tax, or (ii) any change in the application or official interpretation of such laws or regulations, which change, amendment application or interpretation becomes effective on or after the Issue Date, and

(b)	such obligation cannot be avoided by the Issuer taking reasonable measures available to it,

provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts were a payment in respect of the Bonds then due. Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Agent a certificate signed by two directors of the Issuer stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred, and an opinion of independent legal advisers of recognised standing to the effect that the Issuer has or will become obliged to pay such additional amounts as a result of such change or amendment.

6.3	Redemption at the Option of Bondholders

(a)	Upon a Change of Control

In the event that

(i)	a Change of Control occurs; and

(ii)	following the occurrence of such a Change of Control, the Leverage of the Group is in excess of 4.0:1 based on any of the two Relevant Financial Statements

(an Early Redemption Event), then each Bondholder will have the right to require the Issuer to redeem all or any part of its Bonds on the Change of Control Put Date at the Put Redemption Amount.

For purposes of this Condition 6.3.,

(i)	if the Change of Control occurs before 30 June in a given financial year, the Leverage shall be tested based on the audited semi-annual consolidated financial statements of the Issuer as per 30 June of that financial year and the audited annual consolidated financial statements of the Issuer as per 31 December of the same financial year; and

(ii)	if the Change of Control occurs on or after 30 June in a given financial year, the Leverage shall be tested based on the audited annual consolidated financial statements of the Issuer as per 31 December of the same financial year and the audited semi-annual consolidated financial statements of the Issuer as per 30 June of the immediately succeeding financial year

(the Relevant Financial Statements).

Following the occurrence of a Change of Control, the Issuer shall publish on its website, (i) within 10 Brussels business days, a notice that a Change of Control has occurred and (ii) within 10 Brussels business days following the publication of the Relevant Financial Statements, a certificate duly signed by two directors confirming the Leverage of the Group based on a certificate signed by the Auditor attached thereto and indicating whether or not an Early Redemption Event has occurred.

The Early Redemption Event will be deemed to have occurred (i) upon the publication of the notice by the Issuer (pursuant to the paragraph above) indicating that an Early Redemption Event has occurred, or (ii) within 1 month after the publication of the Relevant Financial Statements evidencing that an Early Redemption Event has occurred, based on the Leverage of the Group (whichever is later).

To exercise their rights pursuant to this Condition 6.3., the relevant Bondholder must complete and deposit with the bank or other financial intermediary through which the Bondholder holds Bonds (the Financial Intermediary) for further delivery to the Issuer (with a copy to the specified office of the Agent) a duly completed and signed notice of exercise in the form attached to the prospectus for the issue of the Bonds (a Change of Control Put Exercise Notice), at any time during the Change of Control Put Exercise Period, provided that the Bondholders must check with their Financial Intermediary, as applicable, when such Financial Intermediary would require to receive instructions and Change of Control Put Exercise Notices in order to meet the deadlines for such exercise to be effective. The Change of Control Put Date shall be the fourteenth TARGET Business Day after the expiry of the Change of Control Put Exercise Period. By delivering a Put Exercise Notice, the Bondholder shall undertake to hold the Bonds up to the date of effective redemption of the Bonds.

Payment in respect of any such Bond shall be made by transfer to a euro account maintained with a bank in a city in which banks have access to the TARGET System as specified by the relevant Bondholder in the relevant Change of Control Put Exercise Notice.

A Change of Control Put Exercise Notice, once delivered, shall be irrevocable and the Issuer shall redeem all Bonds the subject of Change of Control Put Exercise Notices delivered as aforesaid on the Change of Control Put Date.

If, as a result of this Condition 6.3, Bondholders submit Change of Control Put Exercise Notices in respect of at least 85 per cent. of the aggregate principal amount of the 2017 Bonds for the time being outstanding, the Issuer may, having given not less than 15 nor more than 30 days notice to the Bondholders in accordance with Condition 12 (which notice shall be irrevocable and shall specify the date fixed for redemption), redeem all (but not some only) of the 2017 Bonds then outstanding at the Put Redemption Amount. Payment in respect of any such Bond shall be made as specified above.

If, as a result of this Condition 6.3, Bondholders submit Change of Control Put Exercise Notices in respect of at least 85 per cent. of the aggregate principal amount of the 2019 Bonds for the time being outstanding, the Issuer may, having given not less than 15 nor more than 30 days notice to the Bondholders in accordance with Condition 12 (which notice shall be irrevocable and shall specify the date fixed for redemption), redeem all (but not some only) of the 2019 Bonds then outstanding at the Put Redemption Amount. Payment in respect of any such Bond shall be made as specified above.

For the purposes of this Condition 6.3:

Calculation Agent means ING Bank SA/NV or such other leading investment, merchant or commercial bank as may be appointed from time to time by the Issuer for purposes of calculating the Put Redemption Amount, and notified to the Bondholders in accordance with Condition 12;

Consolidated EBITDA for the last twelve months ending on the date of the Relevant Financial Statements will be determined on the basis of the relevant consolidated financial statements of the Issuer and the accounting standards applicable to the Issuer, provided that (i) in respect of any person which became a member of the Group during such period, Consolidated EBITDA will be calculated as if such person became a member of the Group on the first day of such period and (ii) in respect of any person which ceased to be a member of the Group during such period, Consolidated EBITDA will be calculated as if such person had not been a member of the Group at any time during such period.

Put Redemption Amount means an amount per Bond calculated by the Calculation Agent by multiplying the Redemption Rate by the Specified Denomination of such Bond and rounding, if necessary, the resultant figure to nearest minimum sub-unit of euro (half of such unit being rounded downwards), and by adding any accrued but unpaid interest of such Bond to (but excluding) the relevant repayment date;

Leverage means the ratio of Consolidated Total Net Debt to Consolidated EBITDA;

Redemption Rate means MIN (101% ; 100% x Exp (T x 0,74720148386%)), rounded down to the 9th decimal;

T means the time, expressed in decimals of a year, elapsed from (and including) the Issue Date until (and including) the relevant redemption date.

For the avoidance of any doubt, “Exp” means the exponential function meaning the function ex, where e is the number (approximately 2.718) such that the function ex equals its own derivative.

The Put Redemption Amount applicable in the case of or following, the Early Redemption Event referred to under Conditions 6.3 (i)(a), reflects a maximum yield of 0.75 points above the yield of the Bonds on the Issue Date up to the Maturity Date in accordance with the “Arrete Royal du 26 mai 1994 relatif a la perception et a la bon?fication du precompte mobilier” (Royal decree of 26 May 1994 on the deduction of withholding tax) (the Royal Decree). The Royal Decree indeed requires that in relation to Bonds that can be traded on N accounts, if investors exercise a right to have the Bonds redeemed early, the actuarial return cannot exceed the actuarial return of the Bonds upon the issue up to the final maturity, by more than 0.75 points.

Consolidated Total Net Debt means at any time the aggregate amount of all obligations of the Group for or in respect of the outstanding amount of any financial indebtedness but (i) excluding any trade credit granted in the ordinary course of business of the group; (ii) excluding any counter—indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; (iii) excluding any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price; (iv) excluding any guarantee or indemnity in respect of any indebtness falling under items (ii) and (iii) above; (v) excluding any obligations to any other member of the Group; (vi) including, in the case of finance or capital leases, only the capitalised value thereof; and (vii) deducting the aggregate amount of freely available cash and cash equivalent investments and the then market value of shares in the Issuer which have been repurchased (but not cancelled) by a member of the Group, up to a maximum amount representing 5 per cent. of the outstanding shares of the Issuer and in each case held by any member of the Group at such time;

(b) Put Redemption Notice

Within 10 Brussels business days following an Early Redemption Event, the Issuer shall give notice thereof to the Bondholders in accordance with Condition 12 (a Put Redemption Notice). The Put Redemption Notice shall contain a statement informing Bondholders of their entitlement to exercise their rights to require redemption of their Bonds pursuant to Condition 6.3. Such notice shall be irrevocable.

The Put Redemption Notice shall also specify:

(i)	to the fullest extent permitted by applicable law, all information material to Bondholders concerning the Change of Control;

(ii)	the last day of the Change of Control Put Exercise Period;

(iii)	the Change of Control Put Date; and

(iv)	the Put Redemption Amount.

The Agent shall not be required to monitor or take any steps to ascertain whether a Change of Control or any event which could lead to a Change of Control has occurred or may occur and will not be responsible or liable to Bondholders or any other person for any loss arising from any failure by it to do so.

6.4	Purchase

Subject to the requirements (if any) of any stock exchange on which the Bonds may be admitted to listing and trading at the relevant time and subject to compliance with applicable laws and regulations, the Issuer or any Subsidiary of the Issuer may at any time purchase any Bonds in the open market or otherwise at any price.

6.5	Cancellation

All Bonds which are redeemed will be cancelled and may not be reissued or resold. Bonds purchased by the Issuer or any of its Subsidiaries may be held, reissued or resold at the option of the Issuer or relevant Subsidiary, or surrendered to the Agent for cancellation.

6.6	Multiple Notices

If more than one notice of redemption is given pursuant to this Condition 6, the first of such notices to be given shall prevail.

7.	PAYMENTS

7.1	Principal, Premium and Interest

Without prejudice to Article 474 of the Belgian Code of Companies, all payments of principal, premium or interest in respect of the Bonds shall be made through the Agent and the Clearing System in accordance with the Clearing System Regulations. The payment obligations of the Issuer under the Bonds will be discharged by payment to the Agent in respect of each amount so paid.

7.2	Payments

Each payment in respect of the Bonds pursuant to Condition 7.1. will be made by transfer to a euro account maintained by the payee with a bank in a city in which banks have access to the TARGET System.

7.3	Payments subject to tax and other applicable laws

All payments in respect of the Bonds are subject in all cases to any applicable fiscal or other laws and regulations, without prejudice to the provisions of Condition 8.

7.4	Agents, etc.

The Issuer reserves the right under the Agency Agreement at any time, with the prior written approval of the Agent, to vary or terminate the appointment of the Agent and appoint additional or other agents, provided that it will (i) maintain a principal paying agent, (ii) maintain a domiciliary agent and the domiciliary agent will at all times be a participant in the Clearing System and (iii) if required, appoint an additional paying agent, from time to time with a specified office in a European Union member state that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the

ECOFIN council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive. Notice of any change in Agent or its specified offices will promptly be given by the Issuer to the Bondholders in accordance with Condition 12.

7.5	No Charges

The Agent shall not make or impose on a Bondholder any charge or commission in relation to any payment in respect of the Bonds.

7.6	Fractions

When making payments to Bondholders, if the relevant payment is not of an amount which is a whole multiple of the smallest unit of the relevant currency in which such payment is to be made, such payment will be rounded down to the nearest unit.

7.7	Non-TARGET Business Days

If any date for payment in respect of the Bonds is not a TARGET Business Day, the Bondholder shall not be entitled to payment until the next following TARGET Business Day unless it would thereby fall into the next calendar month in which event it shall be brought forward to the immediately preceding TARGET Business Day, nor to any interest or other sum in respect of such postponed or anticipated payment. For the purpose of calculating the interest amount payable under the Bonds, the Interest Payment Date shall not be adjusted.

8.	TAXATION

All payments of principal and interest by or on behalf of the Issuer in respect of the Bonds shall be made free and clear of, and without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (Taxes) imposed, levied, collected, withheld or assessed by or on behalf of any jurisdiction (including any political subdivision or any authority therein or thereof having power to tax) as a result of any connection existing between the Issuer and such jurisdiction (the Relevant Jurisdiction), unless such withholding or deduction of the Taxes is required by law. In that event the Issuer shall pay such additional amounts as will result in receipt by the Bondholders after such withholding or deduction of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable in respect of any Bond:

(a)	Other connection: to a Bondholder who is liable to such Taxes in respect of such Bond by reason of his having some connection with the Relevant Jurisdiction other than the mere holding of the Bond, including but not limited to Belgian resident individuals; or

(b)	Payment to individuals: where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive or any agreement on savings income concluded by a EU Member State with the dependant or associated territories of the EU; or

(c)	Non-Eligible Investor: to a Bondholder, who at the time of issue of the Bonds, was not an eligible investor within the meaning of Article 4 of the Belgian Royal Decree of 26 May 1994 on the deduction of withholding tax or to a Bondholder who was such an eligible investor at the time of issue of the Bonds but, for reasons within the Bondholder’s control, either ceased to be an eligible investor or, at any relevant time on or after the issue of the Bonds, otherwise failed to meet any other condition for the exemption of Belgian withholding tax pursuant to the law of 6 August 1993 relating to certain securities; or

(d)	Conversion into registered securities: to a Bondholder who is liable to such Taxes because the Bonds were upon his/her request converted into registered Bonds and could no longer be cleared through the Clearing System.

The exceptions listed under (a) up to and including (d) above do not apply to the extent that the withholding or deduction of Taxes could have been avoided if the payment would have originated from Belgium for tax purposes.

9.	EVENTS OF DEFAULT

If any of the following events (each an Event of Default) occurs and is continuing then any Bond may, by notice in writing given to the Issuer at its registered office with a copy to the Agent at its specified office by the Bondholder, be declared immediately due and repayable at its principal amount together with accrued interest (if any) to the date of payment, without further formality unless such event shall have been remedied prior to the receipt of such notice by the Agent:

(a)	Non-payment: the Issuer fails to pay the principal of or interest on any of the Bonds when due and such failure continues for a period of 5 business days in the case of principal and 10 business days in the case of interest;

(b)	Breach of other covenants, agreements or undertakings: the failure on the part of the Issuer to observe or perform any other provision (than those referred to under (a) above) set out in the Conditions, the Agency Agreement or the Clearing Agreement, which default is incapable of remedy, or if capable of remedy, is not remedied within 15 business days after notice of such default shall have been given to the Issuer by any bondholder;

(c)	Cross-acceleration: at any time, any other present or future indebtedness of the Issuer or any Subsidiary for an aggregate amount of EUR15,000,000 (or the equivalent therefore in any freely exchangeable currency) (i) is declared payable by the relevant creditors prior to its stated maturity on the basis of an event of default (howsoever described) or (ii) is not paid when due or, as the case may be, within any applicable grace period;

(d)

Insolvency: (A) the Issuer or any Material Subsidiary initiates a bankruptcy proceeding or another insolvency proceeding (or such proceedings are initiated against the Issuer or any Material Subsidiary), under applicable Belgian or foreign bankruptcy laws, insolvency laws or similar laws (including the Belgian Law of 8 August 1997 on bankruptcy proceedings and the Belgian Law of 31 January 2009 regarding judicial reorganisation) or if the Issuer or any Material Subsidiary are declared bankrupt by a competent court or if a bankruptcy trustee, liquidator, administrator (or any similar official under any applicable law) is appointed with respect to the Issuer or any Material Subsidiary, or a bankruptcy trustee, liquidator, administrator (or any similar official under any applicable law) takes possession of all or a substantial part of the assets of the Issuer or any Material Subsidiary, or the Issuer or any Material Subsidiary is not capable to pay its debts as they fall due, stops, suspends or announces its intention to stop or suspend payment of all, or a material part of (or a particular type of) its debts or makes any agreement for the deferral, rescheduling or other readjustment of all of (or all of a particular type) its debts, proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors in respect of any such debts or a moratorium is declared or comes into effect in respect of all or any part of (or of a particular type of) the debts of the Issuer or any of Material Subsidiary, or (B) an order is made or an effective resolution is passed for the winding-up, liquidation or dissolution of the Issuer or any Material Subsidiary (other than a solvent winding-up, liquidation or dissolution of a Material Subsidiary);

(e)	Reorganisation, change of or transfer of business or transfer of assets: (x) a material change of the nature of the activities of the Group as a whole, as compared to the activities as these are carried out on the Issue Date, occurs or (y) a reorganisation or transfer of the assets of the Group occurs resulting in (i) such material change or (ii) a transfer of all or substantially all of the assets of the Group;

(f)	Unlawfulness: it is or becomes unlawful for the Issuer to perform or comply with its obligations in respect of the Bonds.

(g)	Delisting of the Bonds: the listing of the Bonds on the regulated market of the Luxembourg Stock Exchange is withdrawn or suspended for a period of at least 7 subsequent business days as a result of a failure of the Issuer, unless the Issuer obtains the listing of the Bonds on another regulated market of the European Economic Area at the latest on the last day of this period of 7 business days.

10.	PRESCRIPTION

Claims against the Issuer for payment in respect of the Bonds shall be prescribed and become void unless made within 10 years (in the case of principal) or 5 years (in the case of interest) from the appropriate Relevant Date in respect of such payment.

Claims in respect of any other amounts payable in respect of the Bonds shall be prescribed and become void unless made within 10 years following the due date for payment thereof.

11.	MEETING OF BONDHOLDERS, MODIFICATION AND WAIVER

11.1	Meetings of Bondholders

The Agency Agreement contains provisions for convening meetings of Bondholders to consider matters affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of any of these Conditions.

All meetings of Bondholders will be held in accordance with the provisions of Article 568 sq. of the Belgian Company Code with respect to bondholders meetings; provided however that the Issuer shall, at its own expense, promptly convene a meeting of Bondholders upon the request in writing of Bondholders holding not less than one-tenth of the aggregate principal amount of the outstanding Bonds. Subject to the quorum and majority requirements set out in Articles 574 and 575 of the Belgian Company Code, and if required thereunder subject to validation by the court of appeal of Brussels, the meeting of Bondholders shall be entitled to exercise the powers set out in Article 568 of the Belgian Company Code and, upon proposal of the Board of Directors, to modify or waive any provision of these Conditions, provided however that the following matters may only be sanctioned by an Extraordinary Resolution passed at a meeting of Bondholders at which two or more persons holding or representing not less than three-quarters or, at any adjourned meeting, one quarter of the aggregate principal amount of the outstanding Bonds form a quorum: (i) proposal to change any date fixed for payment of principal or interest in respect of the Bonds, to reduce the amount of principal or interest payable on any date in respect of the Bonds or to alter the method of calculating the amount of any payment in respect of the Bonds on redemption or maturity or the date for any such payment; (ii) proposal to effect the exchange, conversion or substitution of the Bonds for, or the conversion of the Bonds into, shares, bonds or other obligations or securities of the Issuer or any other person or body corporate formed or to be formed; (iii) proposal to change the currency in

The Issuer shall also ensure that all notices are duly published in a manner which complies with applicable law and with the rules and regulations of any stock exchange or other relevant authority which amounts due in respect of the Bonds are payable; (iv) proposal to change the quorum required at any meeting of Bondholders or the majority required to pass an Extraordinary Resolution.

Resolutions duly passed in accordance with these provisions shall be binding on all Bondholders, whether or not they are present at the meeting and whether or not they vote in favour of such a resolution.

The Agency Agreement provides that a resolution in writing signed by or on behalf of all Bondholders shall for all purposes be as valid and effective as an Extraordinary Resolution passed at a meeting of Bondholders duly convened and held. Such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more Bondholders.

11.2	Modification and Waiver

The Agent may agree, without the consent of the Bondholders, to any modification of the provisions of the Agency Agreement or any agreement supplemental to the Agency Agreement either (i) which in the Agent’s opinion is of a formal, minor or technical nature or is made to correct a manifest error or to comply with mandatory provisions of law, and (ii) any other modification to the provisions of the Agency Agreement or any agreement supplemental to the Agency Agreement, which is, in the opinion of the Agent, not materially prejudicial to the interests of the Bondholders.

11.3	Meetings of Shareholders and Right to Information

The Bondholders shall be entitled to attend all general meetings of Shareholders of the Issuer, in accordance with Article 537 of the Belgian Company Code, and they shall be entitled to receive or examine any documents that are to be remitted or disclosed to them in accordance with the Belgian Company Code. The Bondholders who attend any general meeting of shareholders shall be entitled only to a consultative vote.

12.	NOTICES

Notices to the Bondholders shall be valid if:

(a)	delivered by or on behalf of the Issuer to the Clearing System for communication by it to the Clearing System participants; and

(b)	published on the website of the Issuer (www.omega-pharma.be); and

(c)	so long as the Bonds are admitted to trading on the Luxembourg Stock Exchange and the rules of that exchange so require, published either (i) in a daily newspaper having general circulation in the Grand Duchy of Luxemburg or (ii) on the website of the Luxembourg Stock Exchange (www.bourse.lu); and

(d)	in respect of the Put Redemption Notice and any change of Agent (in accordance with Condition 7.4), in one of the leading newspapers having general circulation in Belgium (which is expected to be De Tijd).

Any such notice shall be deemed to have been given on the latest day of (i) seven days after its delivery to the Clearing System and (ii) the publication of the latest newspaper containing such notice.

The Issuer shall also ensure that all notices are duly published in a manner which complies with applicable law and with the rules and regulations of any stock exchange or other relevant authority on which the Bonds are for the time being listed. Any such notice shall be deemed to have been given on the date of such publication or, if required to be published in more than one newspaper or in more than one manner, on the date of the first such publication in all the required newspapers or in each required manner.

In addition to the above communications and publications, with respect to notices for a meeting of Bondholders, any convening notice for such meeting shall be made in accordance with Article 570 of the Belgian Company Code, by an announcement to be inserted at least fifteen days prior to the meeting, in the Belgian Official Gazette (Moniteur beige — Belgisch Staatsblad) and in one leading newspaper with national coverage (which is expected to be De Tifd). Resolutions to be submitted to the meeting must be described in the convening notice.

13.	FURTHER ISSUES

The Issuer may from time to time without the consent of the Bondholders create and issue further notes, bonds or debentures either (i) having the same terms and conditions in all respects as the outstanding notes, bonds or debentures of any series (including the Bonds) or (ii) having the same terms and conditions in all respects except for the first payment of interest on them and so that such further issue shall be consolidated and form a single series with the outstanding notes, bonds or debentures of any series (including the Bonds) or upon such terms as to interest, premium, redemption and otherwise as the Issuer may determine at the time of their issue. The Agency Agreement contains provisions for convening single meetings of the Bondholders.

14.	GOVERNING LAW AND JURISDICTION

14.1	Governing Law

The Agency Agreement and the Bonds and any non-contractual obligations arising out of or in connection with the Bonds are governed by, and shall be construed in accordance with, Belgian law.

14.2	Jurisdiction

The courts of Brussels, Belgium are to have jurisdiction to settle any disputes which may arise out of or in connection with the Agency Agreement and the Bonds and accordingly any legal action or proceedings arising out of or in connection with the Agency Agreement or the Bonds (Proceedings) may be brought in such courts. The Issuer has in the Agency Agreement irrevocably submitted to the jurisdiction of such courts and has waived any objection to Proceedings in such courts whether on the ground of venue. These submissions are made for the benefit of each of the Bondholders and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

PART V: CLEARING

The Bonds will be accepted for clearance through the Clearing System under the ISIN number BE6236963573 with respect to the 2017 Bonds and ISIN number BE BE6236962567 with respect to the 2019 Bonds, and will accordingly be subject to the Clearing System Regulations.

The number of Bonds in circulation at any time will be registered in the register of registered securities of the Issuer in the name of the NBB (National Bank of Belgium, Boulevard de Berlaimont 14, B-1000 Brussels).

Access to the Clearing System is available through those of its Clearing System participants whose membership extends to securities such as the Bonds.

Clearing System participants include certain banks, stockbrokers (beursvennootschappen/societes de bourse), and Euroclear and Clearstream, Luxembourg. Accordingly, the Bonds will be eligible to clear through, and therefore accepted by, Euroclear and Clearstream, Luxembourg and investors can hold their Bonds within securities accounts in Euroclear and Clearstream, Luxembourg.

Transfers of interests in the Bonds will be effected between Clearing System participants in accordance with the rules and operating procedures of the Clearing System. Transfers between investors will be effected in accordance with the respective rules and operating procedures of the Clearing System participants through which they hold their Bonds.

The Domiciliary Agent will perform the obligations of domiciliary agent included in the Clearing Agreement. The Issuer and the Agent will not have any responsibility for the proper performance by the Clearing System or its Clearing System participants of their obligations under their respective rules and operating procedures.

The Company may guarantee or grant security interests in rem in favour of companies or private individuals, in the broadest sense.

PART VI: DESCRIPTION OF THE ISSUER

1.	GENERAL INFORMATION

Corporate Name:	Omega Pharma NV

Registered Office:	Venecoweg 26, 9810 Nazareth

Telephone number:	0032 9 381 02 00

Date of Incorporation:	27 July 1987

Register of Legal Entities:	RPR (Ghent) 0431.676.229

Corporate Form:	Limited liability company (naamloze vennootschap/societe anonyme) under Belgian law

Financial year:	1 January to 31 December

2.	CORPORATE PURPOSE

According to Article 3 of the Company’s articles of association, its purpose is to carry out the following activities:

•	the trade (wholesale and retail trade, purchase and sale, import and export, representation, agency, commission, etc.), the production and the distribution of parapharmaceutical and/or pharmaceutical products, pharmaceutical raw materials, plant extracts, bandage materials, orthopaedic products, beauty products, toilet requisites and tools for the pharmacy and medical apparatus, as well as all related articles and products;

•	the trade of consumer products, such as general nourishment, diet products, drinks, sweeteners, spices, deep-frozen products, furniture, packing materials, clothing;

•	the production, design, purchase and sale of machinery for the food industry, cosmetic and pharmaceutical industry and furniture industry. Equipping pharmacies. Purchasing, selling, constructing of real estate and real estate broker;

•	the purchase and sale, hire and letting and leasing of vehicles;

•	providing services of an economic nature, both under own supervision and in participation with third parties, including techno-consult, managerial assistance, engineering, consulting and franchising, technical, commercial and administrative management and advice, tax and accounting advice, as well as making personnel available for hire or lease.

It may perform all activities and legal acts that are directly or indirectly related to its purpose.

It may also participate in or in any other manner take part in or cooperate with other companies or enterprises that can contribute to its development or advance this development.

It may also carry out functions in other companies, such as the function of director or liquidator.

The Company may carry out all these activities in Belgium or abroad, for its own account or for the account of third parties, in the broadest sense.

3.	ACTIVITIES

Omega Pharma’s history starts in 1987 when it was founded by two pharmacists, including Mr. Marc Coucke. In 1994, Mr. Marc Coucke acquired Omega Pharma through a management buy-out. In 1998, Omega Pharma launched its initial public offering and by 2002 Omega Pharma was included in the BEL-20 index.

As of 2000, Omega Pharma started its international expansion, mainly through acquisitions. As a result of this expansion, it transformed itself in less than ten years from a local Belgian company to an international group. From its Belgian headquarters, it developed a strong position throughout Europe and in selected countries beyond, including in South America, South-East Asia, and the Middle East.

In 2007, Arseus NV, which was a 100 per cent. subsidiary of the Company, successfully completed its initial public offering. As a result, Omega Pharma could fully focus on the Over-The-Counter market in pharmaceuticals and health and personal care products.

Today, Omega Pharma is a company marketing pharmaceuticals—including generics—as well as personal care and health products. Strategically, it focuses on health and personal care products to which the end-consumer has access without a medical prescription (Over-The-Counter or OTC products). Omega Pharma profiles itself in this respect as the preferred partner of pharmacists, for whom the marketing of OTC products represents a sizeable part of their income. Currently the Omega Pharma group—with its current geographic spread—is ranked 13th in the global market for OTC medicines and personal care products and it is positioned to enter the worldwide top ten ranking in this promising industry.

The introduction in 2010 of a focused product strategy marked a new phase for Omega Pharma as it enlarged the scope of the company’s strategy from a limited number of its initial heritage brands to a total of top 20 brands. These top 20 brands were selected based on market growth potential, strategic opportunities such as cross selling, and the company’s competitive edge and innovation potential. They are grouped in the following categories: (i) derma, (ii) cough and cold, (iii) parasites, (iv) classics and (v) multi locals (i.e. strong local brands that have the potential to be rolled out to other countries). Currently, these products represent approximately half of Omega Pharma’s total turnover. Marketing support and new product development for these brands are provided by a centralised organisation.

At the end of its fiscal year ending on 31 December 2011, Omega Pharma employed approximately 2,000 people and generated a turnover of EUR 900.6 million.

4.	CORPORATE STRATEGY

Omega Pharma’s corporate strategy includes the following key components:

•	adherence to the company’s unique business model;

•	excellence in OTC marketing and innovation;

•	organise and manage for success by focusing on top 20 brands;

•	exhibit consistent operational excellence; and

•	explore geographic expansion.

Each strategic component is further discussed below.

4.1	A unique business model

Focus on OTC

Omega Pharma is one of the few companies that mainly concentrates on the OTC market and is positioned to enter the worldwide top ten ranking in this promising industry. Most of the other major players are divisions of larger companies which only realise between 5 and 20 per cent of their turnover in the OTC market. Omega Pharma’s focus on OTC implies that all of the company’s top talents and resources are allocated to the OTC business, in disciplines including innovation, product development, sales and marketing.

Strong sales and marketing organisation capable of implementing effective push/pull strategy

In many countries where Omega Pharma operates, it has the largest pharmacy sales force. Omega Pharma’s extensive sales organisations and experienced marketing departments enable the company to conduct its marketing both via pharmacies and trade (push) as well as directly to the end-consumer (pull). This combination approach ensures optimum strength. The most important brands are often supported by TV advertising campaigns. Omega Pharma is also expert in designing in-store promotion materials for the pharmacy and related outlets.

Well-targeted segments

Omega Pharma carefully selects the segments of the OTC market where it chooses to compete. The high number of product categories in the OTC market imply enormous resources for any company that wishes to play a significant role in each single segment. Instead, Omega Pharma targets the segments with the most promising structural growth prospects and where the Omega Pharma products have a competitive advantage. These segments include product categories such as skin care and hair care products, cough and cold therapies, anti-parasites and nutritional supplements.

Considering its current business size and marketing and innovation skills, Omega Pharma has the ambition and the capabilities to compete in sizeable key segments of the OTC market (e.g., cough & cold), whereas the company focused until 2009 mainly on niche segments.

Consumer-driven innovation

Omega Pharma is convinced of the importance of innovation that responds to unmet consumer needs. We aim to identify and understand consumers’ needs in the area of personal care and wellness as no other. We strive to be the best in translating these insights into value-adding concepts, solutions and products. The continuous inflow of innovation at Omega Pharma is either the result of in-house development activities or partnering with universities and private institutions, as well as licensing and acquisitions.

In the OTC sector, new products are too often merely the result of a life cycle management strategy for a pharmaceutical product that has come off-patent. While these products may prove very useful, they cannot be labelled innovative just because they are (re-)launched in an OTC version. At Omega Pharma innovation is consumer-driven rather than purely technology-inspired. We consider technology to be a means to an end: the needs of the consumer.

Partnering model for manufacturing & supply

Omega Pharma applies a partnering model for the manufacturing of its products, in which approximately 25 per cent. of Omega Pharma’s OTC products are manufactured in our own manufacturing sites, while approximately 75 per cent. of our products are manufactured by third-party manufacturers (outsourcing). This historically grown situation has become a well-chosen strategy. In the starting phase Omega Pharma did not have the resources to invest heavily in manufacturing facilities. Later, when the company started its internationalisation process and acquired key OTC brands (Wartner, Silence, etc.), the diversity of the product portfolio did not justify investing in its own manufacturing facilities for each galenic form (tablets, ointments, etc.). Omega Pharma has started to prepare for streamlining its in-house manufacturing plants, with the aim of eliminating inefficient overlaps of skills and techniques while improving cost-efficiency. Complementing the internal operations (in Belgium, France and Austria), Omega Pharma has a selective network of strategic outsourcing partners in Europe. In 2010, Omega Pharma’s Indian joint-venture partner started local manufacturing of the company’s products for the Indian market. On the one hand, the growing geographic coverage of Omega Pharma makes manufacturing & supply more complex than before. On the other hand, this expanded dimension leads to economies of scale and the opportunities to improve gross margins. This explains why manufacturing & supply operations—both internal and with outsourcing partners—are managed centrally. Product quality, business continuity, flexibility, agility and cost-efficiency are key themes in this area.

4.2	Excel in OTC marketing and innovation

Omega Pharma analyses the impact of trends and changes in our society on the end-consumer and identifies relevant key trends for the sector in which we operate. Based on these insights we imagine creative solutions for previously unmet needs. Subsequently we apply our skills and talents to develop value-creating concepts and products that address relevant consumer needs.

Consumers have become more self-confident and want to make their own choices. While advice remains important, the consumer wants to assume full responsibility of the ultimate decision. In our industry, this general trend translates into the growing importance of self care, and even self service within the pharmacy.

Whereas patients traditionally did not question the therapy they were prescribed, they now often have an outspoken opinion about the need or use of surgical procedures, and even about the taking of chemical substances. Increasingly they prefer less invasive, more natural solutions. They want to learn more about disorders and how they are caused, instead of exclusively relying on a third party opinion.

Omega Pharma understands the new consumers and involves them when conceiving solutions. Solutions often go beyond products alone, and frequently imply partnering with all players in the OTC value chain: healthcare professionals, primary care givers, and pharmacists etc.

Respect for the consumer is also reflected in Omega Pharma’s push—pull marketing approach. Pull-marketing communication includes educational content on disorders and how they are caused, enabling consumers to understand their situation and to discuss it with their pharmacist, doctor or care giver. Push-communication to healthcare professionals helps them to even better fulfil their roles towards their patients and customers.

4.3	Managing for success by focusing on top 20 brands

Omega Pharma operates in a promising OTC market. The company has the know-how, the skills and the brand portfolio that are required for building success. Omega Pharma attracts and retains top-quality employees with a passion for OTC. At Omega Pharma, they find a professional environment where OTC is at the core of the business and where initiative and entrepreneurship are stimulated. Their toolkit is a portfolio of strong brands: regional brands with the potential to span the globe, as well as national brands with a strong heritage and an international vocation.

The average gross margin of Omega Pharma stands at 51 per cent. of the turnover. But this average margin refers to a highly diverse mix of products and brands. The distribution of generic medicines in partnership with the Belgian subsidiary of Stada Arzneimittel AG represent approximately 20 per cent. of the 2011 consolidated turnover and generics are per se characterised by a lower gross margin. Excluding this factor leads to a gross margin of 64 per cent. Within our portfolio of proprietary brands, the top 20 brands outperform our other (often local) brands and post a gross margin of 67 per cent. By improving the product mix, the average gross margin would—already from a pure mathematical point of view—rise. Moreover, the more development and marketing work that is done centrally, the more efficient our efforts in these areas become.

Hence the importance to assure an organisational framework in which all available resources are optimally aligned to those objectives. In 2003, Omega Pharma introduced a strategy to have its operations in the various countries concentrating on the group’s five top brands. At a later stage, when the group’s product portfolio had evolved further, this concept was widened to the corresponding categories, now covering the top 20 brands of the Issuer. The gross margin surpassed the 50 per cent. threshold in that period.

2010 marked the start of a new phase with the introduction of a strategy to significantly widen the scope of the product mix optimisation process. Instead of focusing on brands that represent 15 per cent. of the consolidated turnover of Omega Pharma, the strategy now covers the group’s top 20 brands, which generate approximately half of the group’s turnover. With this approach, each incremental improvement has a major impact on the group as a whole. This strategy therefore accelerates the streamlining process.

The top 20 brands are grouped in the following categories: Derma, Cough & Cold, Parasites, Multi-locals and Classics. They have been selected on the basis of the fastest growing segments in the OTC market. These groups are presented in more detail below.

Derma

Product categories: (1) cosmetics and general skin care products, and (2) medicated skin care products

Trends: ageing population and related needs, consumer preference for natural products and ingredients

Cosmetic brands: ACO, Bodysol/Galenco

Medicated skin care products: Wanner, Dermalex, Septivon

Cough & Cold

Products: cough syrups and lozenges, anti-allergy products, homeopathic products, aromatherapy solutions

Brands: Prevalin, Phytosun, Physiomer, Bittner/Aflubin Trends: natural products and ingredients, aromatherapy

Parasites

Products: repellents and products against head lice, ticks, mosquitoes and other insects—both for human medicine and veterinary use (pets)

Brands: Paranix, Jungle Formula, Paravet/Cldment-Thekan(pets)

Trends: effectiveness and ease of use

Multi-locals

Strong local brands that have the potential to be rolled out to other countries:

T.LeClerc: coloured cosmetics

Bional: nutritional supplements

Biover: phytotherapy and natural health food supplements

Opticalm: eye care products

Classics

The Omega Pharma brands with a strong heritage and a high brand awareness:

XLS/XLS Medical: weight management products

Predictor: pregnancy tests, self-diagnostic products

Davitamon: multi-vitamin products

Silence: anti-snoring product and sleeping aids

The evolution to a more centralised approach for the top 20 brands goes hand in hand with an organisation structure where local initiatives are fostered. The Issuer strives as much as possible to have a close team and to ensure a fertile environment where creativity and synergy can thrive. For these reasons the members of the Executive Committee value the importance of being close to the business, the people in the field, our customers and the end-consumers. Traditionally, the country managers reported directly to one of the members of the Executive Committee. Because of the growing geographic coverage, which now spans 35 countries, the function of Regional Business Manager has been created. The members of the Executive Committee regularly meet with the Regional Business Managers, the Country Manager Belgium and the Country Manager France in the Omega Pharma Management Team. The Management Team therefore covers the entire business of the group. Direct contact with all Country Managers is ensured through regular site visits and one or two Country Managers Conferences each year.

4.4	Operational excellence

For many years Omega Pharma has positioned itself as a “sales and marketing company”. While the company does excel in these areas, management is convinced that the company is capable of excelling in each business discipline and that it is imperative to pursue that greater ambition.

Marketing, sales, innovation and product development are business disciplines that support top-line growth and contribute to improving gross margin. As already mentioned above, manufacturing & supply also offers opportunities to improve the gross margin over time. A centralised department safeguards the optimum balance between in-house manufacturing and outsourcing (approximately 25175). It also coordinates quotations from our outsourcing partners for the various national markets, thus ensuring the best offers at all times. In parallel, Omega Pharma is exploring how to streamline packaging specifications for each product across the various markets, e.g. by reducing multiple container sizes and capsule blister versions. Each single achievement in this area allows the group to combine manufacturing batches for several countries and to benefit from economies of scale. Multi-country versions for printed packaging materials may lead to even further optimisation in the future. Along with these projects, Omega Pharma is improving the interconnection between the ERP systems of its local operating companies. This approach requires time and effort, but will yield important benefits when fully implemented.

4.5	Geographic expansion

During the first 13 years of its history Omega Pharma focused exclusively on its home market in Belgium. Only when management evaluated that the company had the required maturity and critical mass it considered entering new geographic markets.

In 2000, the company embarked on its internationalisation process.

Omega Pharma first entered the French market through the acquisition of the then-listed company Pharmygiene. Today, France remains the second largest individual market for Omega Pharma, after Belgium.

By 2006 Omega Pharma had operations in 18 Western European countries.

After careful consideration and analysis Omega Pharma decided as of 2006 to enter selected emerging markets. The first step was the acquisition of the Austria-based company Bittner Pharma, which mainly markets its product in Austria, Russia, Ukraine, Poland and the Baltic States. Several smaller acquisitions followed later—in Central and Eastern Europe as well as in Australia and South America. Omega Pharma opted to acquire small existing companies with a proven track record. By adding Omega Pharma brands to their existing local brand portfolios the group creates local OTC platforms that are capable of delivering sustainable growth. This careful but steady approach brought Omega Pharma in 2009 into the top league of the worldwide OTC sector1 ranking 13th in 2009—just in time before the cost of “entrance tickets” would have been beyond its reach. Also in 2009, the Indian joint-venture between Omega Pharma and Modi-Mundipharma started its operations.

In less than ten years Omega Pharma has transformed itself from a local Belgian company into an international group with direct operations in 35 countries, mainly in Europe.

5.	CONSOLIDATED COMPANIES

Following companies are consolidated according to the global consolidation method:

ACO Hud AB	Box 622, 194 26 Upplands Vasby (Sweden)	100%
ACO Hud Nordic AB	Box 622, 194 26 Upplands Vasby (Sweden)	100%
ACO Hud Norge AS	Okern Bus 95, NO-0509 Oslo (Norway)	100%
ACO Pharma OY	Gardsbrinken 1A, FI02240 Esbo (Finland)	100%
AdriaMedic SA	Zare Ouest, 4384 Ehlerange (Luxembourg)	100%
Adriatic BST d.o.o.	Verov§kova ulica 55, 1000 Ljubljana (Slovenia)	100%
Adriatic Distribution d.o.o.	Ljubostinjska 2/C5, 11000 Beograd (Serbia)	100%
Aktif Ki§isel Bakim ve Saglik Orilnleri Dagitim Ticaret Ltd. Sirketi	Serif Ali Mah. Emin Sokak 15, Y. Dudullu Umraniye, 34775 Istanbul (Turkey)	100%
Auragen Pty Ltd	Units # 48, 49, 50 and 51, 7, Narabang Way, Belrose NSW 2085 (Australia)	100%
Aurios Pty Ltd	Units # 48, 49, 50 and 51, 7, Narabang Way, Belrose NSW 2085 (Australia)	100%
Aurora Pharmaceuticals Ltd	Units # 48, 49, 50 and 51, 7, Narabang Way, Belrose NSW 2085 (Australia)	100%
Belgian Cycling Company NV	Venecoweg 26, 9810 Nazareth (Belgium)	100%
Bional France SAS	Avenue de Lossburg 470, 69480 Anse (France)	100%
Bional International B.V.	Keileweg 8, 3029 BS Rotterdam (Netherlands)	100%
Bional Nederland B.V.	Keileweg 8, 3029 BS Rotterdam (Netherlands)	100%
Biover NV	Monnikenwerve 109, 8000 Brugge (Belgium)	100%

[1]	Source: Omega Pharma, internal analysis based on 2010 turnover data as published on the websites of the selected companies.

Bittner Pharma LLC	Novinsky Boulevard 31, 123242 Moscow (Russia)	100%
Carecom International B.V.	Akara Building, 24 De Castro Street Wickhams Cay I Road Town Tortola (British Virgin Islands)	100%
Chefaro Ireland Ltd	First Floor, Block A, The Crescent Building, The Northwood Office Park, Dublin 9 (Ireland)	100%
Chefaro Pharma Italia SRL	Viale Castello della Magliana 18, 00148 Roma (Italy)	100%
Chefaro UK Ltd	Hamilton House 4th floor, Mabledon Place, Bloomsbury, WC1H 9 BB London (United Kingdom)	100%
Cinetic Laboratories Argentina SA	Av. Triunvirato 2734, City of Buenos Aires (Argentina)	100%
Cosmea ACO AS	Slotsmarken 18, DK-2980 Hörsholm (Denmark)	100%
Cosmediet—Biotechnie SAS	Avenue de Lossburg 470, 69480 Anse (France)	100%
Damianus B.V.	Keileweg 8, 3029 BS Rotterdam (Netherlands)	100%
Deutsche Chefaro Pharma GmbH	Im Wirrigen 25, 45731 Waltrop (Germany)	100%
EMA SARL	Rue André Gide 20, BP 80, 92320 Chatillon (France)	100%
Herbs Trading GmbH	Hauptplatz 9, 9300 St. Veit an der Glan (Austria)	100%
Hidra IC VE Dis Ticaret Ltd. STI	Serif Ali Mah. Emin Sokak 15, Y. Dudullu Umraniye 34775 Istanbul (Turkey)	100%
Hipocrate 2000 SRL SC	6A Prahova Street, sector1, 012423 Bucharest (Romania)	100%
Hud SA	Zare Ouest 4384 Ehlerange (Luxembourg)	100%
Interdelta SA	Route André Piller 21, 1762 Givisiez (Switzerland)	81.2%
Jaico RDP NV	Nijverheidslaan 1545, 3660 Opglabbeek (Belgium)	100%
JLR Pharma SA	Au Village 107, 1745 Lentigny (Switzerland)	100%
JRO Pharma NV	Monnikenwerve 109, 8000 Brugge (Belgium)	100%
La Beaute International SARL	Rue André Gide 20, BP 80, 92320 Chatillon (France)	100%
Laboratoire de la Mer SAS	ZAC de la Madeleine, Avenue du General Patton, 35400 Saint Malo (France)	100%
Laboratoires Omega Pharma France SAS	Rue André Gide 20, BP 80, 92320 Chatillon (France)	100%
Medgenix Benelux NV	Vliegveld 21, 8560 Wevelgem (Belgium)	100%
Modi Omega Pharma (India) Private Limited	1400 Modi Tower, 98 Nehru Place, New Delhi, 110019 (India)	100%

Omega Alpharm Cyprus Ltd	Agiou Mamandos 52, 2330 Lakatamia (Cyprus)	100%
Omega Altermed a.s.	Draini 253/7, 627 00 Brno (Czech Republic)	100%
Omega Altermed s.r.o.	Tomasikova 30, 821 01 Bratislava (Slovakia)	100%
Omega Pharma Australia Pty Ltd	Units # 48, 49, 50 and 51, 7 Narabang Way, Belrose NSW 2085 (Australia)	100%
Omega Pharma Baltics SIA	Karla Ulmana gatve 119, Marupe, Marupes district LV-2167 (Latvia)	100%
Omega Pharma Belgium NV	Venecoweg 26, 9810 Nazareth (Belgium)	100%
Omega Pharma Capital NV	Venecoweg 26, 9810 Nazareth (Belgium)	100%
Omega Pharma Espafia SA	Plaza Javier Cugat, 2, Edificio D, Planta primera, 08174 Sant Cugat del Valles (Spain)	100%
Omega Pharma GmbH	Reisnerstrasse 55-57, 1030 Vienna (Austria)	100%
Omega Pharma Hellas SA	19th Km of Athens-Lamia National Road, N Erythrea, 14671 (Greece)	100%
Omega Pharma Holding Nederland B.V.	Keileweg 8, 3029 BS Rotterdam (Netherlands)	100%
Omega Pharma Hungary Kft.	Ady Endre utca 19.111/312, 1024 Budapest (Hungary)	100%
Omega Pharma Innovation & Development (previously named Laboratories Dehot SA)	Venecoweg 26, 9810 Nazareth (Belgium)	100%
Omega Pharma International NV	Venecoweg 26, 9810 Nazareth (Belgium)	100%
Omega Pharma Kisisel Bakim Oriinleri Sanayi ye Ticaret Ltd. Sirketi	Serif Ali Mah. Emin Sokak 15, Y. Dudullu Umraniye, 34775 Istanbul (Turkey)	100%
Omega Pharma Luxembourg SARL	Zare Ouest, 4384 Ehlerange (Luxembourg)	100%
Omega Pharma Nederland B.V.	Keileweg 8, 3029 BS Rotterdam (Netherlands)	100%
Omega Pharma New Zealand Ltd	183 Grenada Street, Arataki Tauranga 3116 (New Zealand)	100%
Omega Pharma Poland Sp.z.o.o.	Dabrowski247-249, 93 232 Lodz (Poland)	100%
Omega Pharma	Portuguesa Edificio Neopark, Av. Tomas Ribeiro 43,	100%
Unipessoal Lda	PT-2795-574 Carnaxide (Portugal)
Omega Pharma SAS	Rue André Gide 20, BP 80, 92320 Chatillon (France)	100%
Omega Pharma Singapore Pte Ltd	100 Jalan Sultan - # 09-06 Sultan Plaza, Singapore 199001 (Singapore)	100%
Omega Pharma Ukraine LLC	9 Borispolskoya str., Kiev City 02099 (Ukraine)	100%
Omega Teknika Ltd	First Floor, Block A, The Crescent Building, The Northwood Office Park, Dublin 9 (Ireland)	100%

Paracelsia Pharma GmbH	Im Wirrigen 25, 45731 Waltrop (Germany)	100%
Pharmasales Pty Ltd	Units # 48, 49, 50 and 51, 7 Narabang Way, Belrose NSW 2085 (Australia)	100%
Prisfar Produtos Farmaceuticos SA	Rua Antero de Quental 629, 4200-068 Porto (Portugal)	100%
Promedent SA	Zare Ouest, 4384 Ehlerange (Luxembourg)	100%
Richard Bittner AG	Reisnerstrasse 55-57, 1030 Vienna (Austria)	100%
Rubicon Healthcare Holdings Pty Ltd	Units # 48, 49, 50 and 51, 7 Narabang Way, Belrose NSW 2085 (Australia)	100%
Samenwerkende	Apothekers Tinbergenlaan 1, 3401 MT Iisselstein	100%
Nederland B.V.	(Netherlands)
Terra Sante SAS	Rue André Gide 20, BP 80, 92320 Chatillon (France)	100%
ViaNatura NV	Monnikenwerve 109, 8000 Brugge (Belgium)	100%
Wartner Europe B.V.	Keileweg 8, 3029 BS Rotterdam (Netherlands)	100%

6.	FUNDING SOURCES

Omega Pharma funds it operations primarily through net cash from operations and proceeds from debt financings, which include private placements and bank borrowings as described below.

US Private Placements

The Issuer closed its first US private placement in 2004 for the amount of USD285,000,000. Of that amount, USD70,000,000 remained outstanding as at 31 December 2011. The 2004 placement matures partly in 2014 (USD50,000,000) and the remainder (USD20,000,000) in 2016. The Issuer carried out a second US private placement in July 2011, for an amount of EUR135,043,889 maturing in July 2023. Both are placed with a very limited number of institutional investors. These investors benefit from guarantees provided by certain subsidiaries of the Issuer.

The terms of these US private placements contain certain customary restrictions, including certain restrictions on the disposal of assets, mergers, incurrence of financial indebtedness as well as certain financial covenants.

Syndicated Facility Agreement

In July 2011, Omega Pharma entered into a new unsecured EUR 525,000,000 Revolving Facility Agreement with a syndicate of banks, which includes the Joint Lead Managers (the Syndicated Facility). As at 31 December 2011, the Issuer had drawn EUR 237,487,000 under the Syndicated Facility. Depending on the success of the Public Offer and precise timing, the Issuer may or may not further draw down under its Syndicated Facility in order to finance the GSK Acquisition (as defined below).

The Syndicated Facility benefits from guarantees provided by certain subsidiaries of the Issuer

The Syndicated Facility has a maturity of five years. In addition to standard representations, warranties and undertakings, including restrictions on mergers and disposals of assets, the facility provides for financial covenants which are linked to certain balance sheet ratios. As part of these financial covenants, it may not have a leverage ratio (net debt to EBITDA ratio) that exceeds a certain level.

Bilateral facilities and Bridge Facility

Omega Pharma also has several bilateral facilities. Depending on the success of the Public Offer and precise timing, we may or may not further drawdown under these facilities in order to finance the GSK Acquisition (as defined below).

Finally, in contemplation of the GSK Acquisition (as defined below), Omega Pharma entered into a bridge facility in an amount of EUR100,000,000. As set out in more detail in 7.2 below, we would only anticipate drawing under the Bridge Facility if the issue of the Bonds is not settled prior to the closing of the GSK Acquisition (as defined below).

These agreements also contain certain customary restrictions.

7.	RECENT DEVELOPMENTS, INVESTMENTS AND TRENDS

7.1	Take-over bid and delisting

On 2 September 2011, the Company announced that Couckinvest NV launched a voluntary and conditional public takeover bid of EUR 36 cash per share on all shares and warrants issued by the Company and not yet owned by Couckinvest or Omega Pharma.

After the acceptance period that commenced on 11 November 2011, the bid was reopened and, later, a squeeze-out was triggered, which ended on 3 February 2012. All shares and warrants not acquired or tendered on 3 February 2012 were deemed transferred to Couckinvest NV by operation of law, with consignation of the funds necessary for the payment of their price to the Belgian Deposit and Consignation Office where these funds will be held available for a period of 30 years. As a consequence of the successful takeover bid, the Company’s shares are delisted from NYSE/Euronext Brussels. The last listing day was 3 February 2012.

The Company’s public listing has undeniably contributed to the success of the Company. However, the Company has come to a point where further growth and higher ambitions require substantial investments in brands and country structures in order to build a brand portfolio for the long term. It is difficult to predict when these investments will start to pay off, and this may have a strong impact on the short-term results. This strategy, which is to be executed in an uncertain macroeconomic environment (e.g. in Southern Europe, though not limited to this region), implies in any case more risks and uncertainties than in the past. Couckinvest NV wished to provide shareholders with the opportunity to exit the Company’s share at a fair price prior to the implementation of the intended strategic repositioning. Considering the stock market introduction in 1998 at EUR 3.1 per share, an exit price of EUR 36 per share and EUR 4.33 of cumulated gross dividends since its IPO, Omega Pharma can proudly look back on a 1,301 per cent. return over the 13 years as a listed company. The takeover bid was supported by the board of directors of the Company and an independent expert stated the bid to be fair.

7.2	Acquisition of certain OTC brands from GlaxoSmithKline

On 15 March 2012, the Company announced that it had reached agreement to acquire certain OTC brands of GlaxoSmithKline (GSK) in Europe for EUR470,000,000 (GBP391,000,000) in cash (the GSK Acquisition).

As part of the agreement, the Company has also agreed to purchase the Herrenberg manufacturing site, which is located in Germany and employs approximately 110 people. A number of the brands that are being acquired are manufactured at Herrenberg, and it is anticipated that existing employees will be transferred with the site to Omega Pharma under the provisions of German employment law.

The transaction is expected to be completed in the second quarter of 2012, subject to regulatory approvals in selected countries.

In total 54 brands will be acquired from GSK, which, according to information provided by GSK during the sales process, generated sales of over EUR200,000,000 in 2011. Some of the most important brands being acquired are

•	Lactacyd: female hygiene brand with a strong heritage, high consumer loyalty and which is a top three brand in four European countries;

•	Abtei: traditional herbal medicine brand which is a leading European brand in the natural health segment and the number one brand in Germany in this segment;

•	Solpadeine: analgesics brand with a number one position in the United Kingdom, a strong, fast pain reliever;

•	Libenar: nasal saline solutions brand with a number one position in Italy and a number two position in Germany which is mainly targeted at pregnant women and young mothers;

•	Granufink: vitamins, minerals and supplements brand with a number two position in Germany which is a traditional natural product derived from pumpkin seeds which is used to strengthen the function of the bladder and help treat prostate disorders;

•	Zantac: gastrointestinal brand with a number one position in the UK on the H2—blocker market;

•	Nytol: sleep aid brand with a number two position in the UK and a strong consumer reputation;

•	Beconase: a cough, cold and allergy rhinitis brand with a number one position in the UK for nasal sprays for allergenic rhinitis.

•	Valda: a cough, cold and allergy brand based on essential oils of menthol and eucalyptus with over 100 years of heritage;

•	Bronchenolo: cough remedy brand with has a number one position in liquid cough remedies and provides dual action against dry and chesty coughs;

Several of the acquired brands will become part of Omega Pharma’s top 20 brands and all of the acquired brands have the potential to grow within the Group. The acquisition will also provide Omega Pharma with the required critical mass in the key European markets of Germany, the United Kingdom, Poland and Italy and will improve the utilisation of the existing network and the geographic sales mix.

The addition of the Herrenberg site will further strengthen the manufacturing capabilities of Omega Pharma.

Funding for the acquisition will be provided by (i) a capital increase of EUR190,000,000 and (ii) a debt financing in an amount of EUR280,000,000. If the GSK Acquisition closes prior to the settlement of the issue of the Bonds, we anticipate to fund the debt portion of the acquisition through drawdowns under the Syndicated Facility, certain existing bilateral facilities and a new EUR100,000,000 bridge facility agreement (the Bridge Facility). The proceeds of the issue of the Bonds will then be used to repay the Bridge Facility and, depending on the amount raised, the amounts drawn under the Syndicated Facility and the bilateral facilities. If the issue of the Bonds is settled prior to the closing of the GSK Acquisition, we will use the proceeds of the issue of the Bonds to pay the consideration due for the GSK Acquisition. In such a case, we will not draw down under the Bridge Facility and will only draw down under the Syndicated Facility and the bilateral facilities if the amount raised with the issue of the Bonds is not sufficient (see also Part X “Use of Proceeds”).

8.	MATERIAL ADVERSE EFFECT

There has been no material adverse change in the prospects of the Company since 31 December 2011, except for those circumstances or events elsewhere stated or referred to in this Prospectus.

9.	NO SIGNIFICANT CHANGE IN FINANCIAL OR TRADING POSITION

There has been no significant change in the financial or trading position of the Issuer or the Group since 31 December 2011, except for those circumstances or events elsewhere stated or referred to in this Prospectus (see amongst other section 7.2 in respect of the GSK Acquisition).

10.	MATERIAL CONTRACTS

Neither the Issuer nor any company of the Group has entered into any material contracts outside the ordinary course of its business which could result in the Issuer being under an obligation or entitlement that is material to the Issuer’s ability to meet its obligation in respect of the Bonds, except for those elsewhere stated or referred to in this Prospectus.

11.	LEGAL AND ARBITRATION PROCEEDINGS

Omega Pharma is the subject of a number of claims and legal, governmental and arbitration proceedings incidental to the normal conduct of its business, including during the previous 12 months. It is not aware of any such claims and proceedings which, on aggregate, have had or are likely to have a significant adverse effect on the financial position or profitability of Omega Pharma.

PART VII: MANAGEMENT AND CORPORATE GOVERNANCE

1.	BOARD OF DIRECTORS

The Board of Directors, whose members are appointed the shareholders ineeti:-0. is composed as

Name	Represented by	Expiration of term
Mereuttr Consult N V*º	Mr. Jan Boone	15 April 2017
Benoit Gottlieb BVBAº	Mr. Benoit Graulich	15 April 2017
Mylecke Management, Art & Invest NV	Mr. Marc Coucke	15 April 2017
FV Management BVBAº	Mr. Frank Vlayen	15 April 2017
Margates BVBAº	Mr. Cedric Van Cauwenberghe	15 April 2017

º	non-executive director—* independent director

2.	EXECUTIVE COMMITTEE

The Board of Directors has set up an executive committee in the sense of Article 524bis of the Belgian Companies Code. The executive committee (“direciiecomite”/“comite de direction”) is composed of the following executive members:

Name	Represented by	Expiration of term
Mylecke Management, Art & Invest NV	Mr. Marc Coucke	Chief Executive Officer
BDS Management BVBA	Ms. Barbara Dc Saedelcer	Chief Financial Officer
Christoph Staeuble Management & Consulting	Mr. Christoph Staeuble	Vice-president, Head of Marketing and Sales

The executive committee has the most extensive powers regarding daily management. These powers include but are not limited to:

•	the signing of daily correspondence;

•	the representation of the company vis-à-vis the state, the communities and regions, the provinces and municipalities, works councils, customs and tax administrations, the post and any other public services and governments;

•	the negotiating, signing and acceptance of all price offers, contracts, orders for purchase and sale of materials, services, goods, products and necessities for or by the company;

•	the affiliation of the company with all professional organisations; representation of the company with respect to employers’ organisations and trade unions;

•	taking all measures necessary to implement the decisions and recommendations of the Board of Directors; the delegation of one or more of these powers to employees of the company or other delegates;

•	the drawing up and signing of all documents necessary to exercise the powers of daily management.

The Executive Committee has the most extensive powers regarding the preparation, budgeting, infrastructure, execution and implementation of legal acts that have a direct or indirect effect on the following matters: mergers, acquisitions, investments and divestments, research and development, distribution, purchase and production, marketing and sales, logistics, informatics, accounting, administrative and financial matters, budgetary control, supervision and control over business units (managers), legal matters, environment and permits, insurances, human resources, tax and subsidy matters and intellectual property. These powers can only be exercised within the boundaries of the general and strategic policy of the Board of Directors and to the extent that they are not explicitly reserved for the Board of Directors in accordance with the Companies Code.

3.	AUDIT COMMITTEE

The Issuer has set up an Audit Committee which consists of all four non-executive directors, including the independent director. The Audit Committee’s mission will be to assist the Board of Directors with fulfilling its oversight duties with regard to the Group’s financial reporting process. This includes (amongst others) monitoring the integrity of the financial statements, the external auditor qualifications and the independence and performance of both the internal audit department and the external auditors. The Audit Committee will also review the Issuer’s internal control and risk management systems and the risks to which the Issuer is exposed.

The Chairman of the Audit Committee will report to the Board of Directors on the results of its proceedings and will communicate the committee’s recommendations.

4.	CORPORATE GOVERNANCE

The Issuer complies with the obligations of the Belgian Companies Code. As the Issuer no longer has any shares listed on a regulated market (since its delisting on 6 February 2012), it is no longer subject to corporate governance requirements applicable to companies whose shares are listed on a regulated market.

5.	MEMBERS OF THE BOARD OF DIRECTORS AND THE EXECUTIVE COMMITTEE

The following persons are members of, or permanent representatives of, the Board of Directors and/or Executive Committee of the Issuer:

Mr. Marc Coucke, Director and Chief Executive Officer: ‘1965 (Belgium). Pharmacist (RUG, Ghent) and postgraduate in Business Management (Vlerick Management School). Founder and driving force of the Company. Also CEO until 30 September 2006, then Chairman from 1 October 2006 to 11 March 2008. He has been CEO again since 11 March 2008. He is also a director of Arseus NV and Enfinity NV (Belgium).

Mr. Jan Boone, Director: ‘1971 (Belgium). Degree in Applied Economic Sciences (KUL, Leuven), and a Special Auditing Degree (Licence Speciale en ROvisorat) (UMH, Mons). He started his career in the audit department of PricewaterhouseCoopers. He was a member of the executive committee at

Omega Pharma from 2000 to 2005. Since 2005, he has been active at Lotus Bakeries, and is currently the Managing Director of Lotus Bakeries (Belgium). Since then he has also been an executive director at Lotus Bakeries. He is furthermore an independent director at Durabrik (Belgium).

Mr. Benoit Graulich, Director: ‘1965 (Belgium). Degree in Law, Business Management and Finance (KUL, Leuven) and in Fiscal Sciences. He is a Partner of Bencis Capital Partners, and an independent director at Lotus Bakeries NV (Belgium), Vande Velde NV (Belgium), and Wereldhave NV (Belgium). He previously held various positions at Ernst & Young (Belgium), Artesia Bank (Belgium) and Pricewaterhouse (Belgium).

Mr. Frank Vlayen, Director: “1965 (Belgium). MBA Vlerick Leuven Ghent Management School and Business Engineer at the Catholic University of Leuven. He is Managing Principal of Waterland Private Equity NV, responsible for all Waterland activities in Belgium. Before joining Waterland, he worked as engagement partner at Accenture UK. Before that, he was director of business development at Citigroup Consumer Banking Europe and vice-president of Tractebel’s international energy division, where he held a number of senior positions in several functional areas. He started his career at Fortis Bank (at the time Generale Bank) in corporate finance and trade finance.

Mr. Cedric Van Cauwenberghe, Director: ‘1975 (Belgium). Commercial Engineer from Universite Libre de Bruxelles (Ecole de Commerce Solvay). He is Associate Principal for Waterland Private Equity NV in Belgium. Previously, Cedric was Investment Director at Rendex Partner, a venture capital fund. Before, he was head of business development at ChemResult NV, an enterprise software company, and co-founder and CFO of FastBidder NV, a technology start-up. He started his career as management consultant with Roland Berger Consultants for their Brussels, Frankfurt and Barcelona offices.

Ms. Barbara De Saedeleer, Chief Financial Officer: ‘1970 (Belgium). Graduate in Marketing and Degree in Business and Financial Studies, specialising in Quantitative Business Economics, (Vlekho). She started her career in 1994 with Paribas Bank Belgium (subsequently Artesia Bank and Dexia Bank Belgium), in Corporate Banking and developed to become Regional Director Corporate Banking for East Flanders. Has worked at Omega Pharma since June 2004 as Group Treasury Manager and subsequently Head of Finance. Appointed Chief Financial Officer with effect from 16 April 2007.

Mr. Christoph Staeuble, Vice-president, Head of Marketing and Sales: ‘1967 (Switzerland). Master in Economics, Business Administration and Psychology. He has built an international career in the Procter & Gamble Group, with various management functions in Sales, Marketing and Finance. Started at Omega Pharma in March 2010 as Group Marketing Manager. In February 2011 he was appointed Vice President, Head of Sales & Marketing, and has been since then a member of the executive committee.

6.	CONFLICTS OF INTEREST

The Issuer is not aware of any potential conflicts of interest between the duties that any member of the administrative, management and supervisory bodies owes to the Issuer and such director’s private interests or other duties.

PART VIII: MAJOR SHAREHOLDERS AND RELATED PARTY

TRANSACTIONS SHAREHOLDERS

1.	SHAREHOLDERS

Following the closing of the successful takeover bid on the shares of the Issuer on 17 February 2012, Couckinvest became the sole shareholder of the Issuer.

Accordingly, as at the date of this Prospectus, the shareholders’ structure of Omega Pharma NV is as follows:

Shareholder	Number of shares	per cent. of total
Couckinvct NV	20,641,729	85.08 per cent.
Omega Pharma (treasury shares)	3,618,639	14.92 per cent.
Total	24,260,368	100 per cent.

In turn, Couckinvest NV is controlled and fully-owned by: Alychlo NV which holds 49.54 per cent. of the total shares of Couckinvest NV, Holdco I BE NV which holds 48.85 per cent, of the total shares, and certain members of management which hold 1.62 per cent of the total shares. In the context of the take-over bid on Omega Pharma, Alychlo NV and Holdco I BE NV entered into an agreement in relation to their shareholding and the management of Couckinvest NV.

Marc Coucke is the principal shareholder, the chairman of the board of directors and managing director of Alychlo NV.

Holdco I BE BV, a private company under Dutch law holds 61.6 per cent of the shares of Holdco I BE NV. Waterland Private Equity Fund V CV, a partnership with limited liability under Dutch law, holds all shares of Holdco I BE BV. Hao Investments S.a.r.1., a limited company under Luxembourg law, holds 38.4 per cent of the shares of Holdco I BE NV.

As part of the GSK Acquisition (see 7.2 of Part VI “Description of the Issuer”), Couckinvest will subscribe to a capital increase in the Issuer in a total amount of EUR190,000,000. This will be funded by the current shareholders of Couckinvest.

2.	SHARE CAPITAL

2.1	Share capital

On the date of the Prospectus, the share capital of Omega Pharma amounts to EUR16,487,132.38 and is divided into 24,260,368 shares without nominal value.

The share capital will be further increased in connection with the GSK Acquisition (see 7.2 of Part VI “Description of the Issuer”). The bulk of the EUR190,000,000 capital increase will be allocated to the issue share premium.

2.2	Authorised capital

According to Article 5bis of the Issuer’s articles of association the Board of Directors may increase the share capital, on one or more occasions, by an amount of maximum EUR 16,467,228.26. This authorisation is valid for a period of five (5) years from 13 July 2011.

2.3	Warrants

On 17 February 2012, the takeover bid by Couckinvest NV on all shares and warrants issued by the Issuer was closed. Warrantholders who did not tender their warrants during this procedure were contacted individually in order to transfer and have their warrants paid on the payment date of 17 February 2012. All warrants outstanding on 31 December 2011 were acquired in the takeover bid.

2.4	Treasury Stock

The Issuer holds 3,618,639 treasury shares representing 14.92 per cent. of its share capital.

2.5	Other securities with voting rights or giving access to voting rights

On the date of this Prospectus, the Issuer has not issued any securities with voting rights or giving access to voting rights, other than the shares and warrants referred to in this section of the Prospectus.

PART IX: FINANCIAL INFORMATION CONCERNING THE ISSUER’S ASSETS AND

LIABILITIES, FINANCIAL POSITION AND PROFIT AND LOSSES

Selected financial information as at 31 December 2011 and 31 December 2010 is included below. For more information, please refer to the annual accounts of 2011 and 2010.

Selected financial information

(in million euro	2011	2010
Net Sales	900.6	856.6
Gross Margin	454.4	-137.2
Operating Profit	80.8	107.5
Depreciations and Amortization	29.0	21.4
REBITDA (Operating result before depreciations, amortization and non-recurring items)	139.3	136.0
Net Finance cost	-29.0	-23.2
Result after income tax	35.7	69.1
Of which attributable to the shareholders of the parent company	359	69.5

(in million euro)	31 December 2011	31 December 2010
TOTAL ASSETS	1 495.7	1 443.4
Non-current assets	1 137.1	1 090.9
Of which Intangible assets	1 042.2	997.9
Current assets	357.0	350.9
Of which Cash and cash equivalents	38.1	33.8
Assets held for sale	1.6	1.9
TOTAL EQUITY AND LIABILITIES	1 495.7	1 443.4
Equity	633.2	718.3
Of which: Treasury shares (deducted under IFRS)	-118.7	-24.1
Net Debt (without taking into account the mark-to-market evaluation of the derivative financial instruments—i.e. using methodology for bank covenants)	422.1	330.0
Working capital	51.6	62.1

PART X: USE OF PROCEEDS

The Issuer estimates that the net proceeds from the issue and sale of the Bonds (for a minimum nominal amount of EUR 100,000,000), after deduction of the estimated transaction fees of approximately EUR 250,000, will be approximately EUR 99,750,000.

If the GSK Acquisition closes prior to the settlement of the issue of the Bonds, the net proceeds from the Public Offer will be applied by the Issuer towards the refinancing of the Bridge Facility and any amounts drawn under the Syndicated Facility Agreement and the bilateral facilities for purposes financing the debt portion of the acquisition. If the issue of the Bonds is settled prior to the closing of the GSK Acquisition, the Issuer will apply the net proceeds from the Public Offer towards the payment of a portion of the consideration for the GSK Acquisition.

As of the date of this Prospectus, the Issuer cannot predict with certainty all of the particular uses for the balance of proceeds from the Public Offer, or the amounts that it will actually spend or allocate to specific uses. The amounts and timing of actual expenditures will depend upon numerous factors. The Issuer’s management will have significant flexibility in applying the balance of net proceeds from the Public Offer and may change the allocation of these proceeds as a result of these and other contingencies.

PART XI: TAXATION

General

The following summary is a general description of certain Belgian and Luxembourg tax considerations relating to the Bonds and is included herein solely for information purposes. It does not purport to be a complete analysis of all tax considerations relating thereto. This summary does not describe the tax treatment of investors that are subject to special rules, such as banks, insurance companies, or collective investment undertakings.

Prospective purchasers should consult their own tax advisers as to the consequences under the tax laws of their countries of citizenship, residence, ordinary residence or domicile and the tax laws of Belgium and the Grand Duchy of Luxembourg of acquiring, holding and disposing of Bonds and receiving payments of interest, principal and/or other amounts thereunder.

This summary is based upon the laws and regulations in Belgium and the Grand Duchy of Luxembourg, respectively as in effect on the date of this Prospectus and is subject to any change in law that may take effect after such date (or even before with retroactive effect). Investors should appreciate that, as a result of changing law or practice, the tax consequences may be otherwise than as stated below.

Persons considering participating in the offer should therefore consult their own professional advisors as to the effects of state, local or foreign laws and regulations, including the tax laws and regulations in Belgium, respectively the Grand Duchy of Luxembourg, to which they may be subject.

Taxation in Belgium

For the purpose of the summary below, a Belgian resident is (i) an individual subject to Belgian personal income tax (i.e., an individual who has his domicile in Belgium or has his seat of wealth in Belgium, or a person assimilated to a Belgian resident), (ii) a legal entity subject to Belgian corporate income tax (i.e. a company that has its registered office, its main establishment, its administrative seat or its seat of management in Belgium), or (iii) a legal entity subject to Belgian legal entities tax (i.e. an entity other than a legal entity subject to corporate income tax having its registered office, its main establishment, its administrative seat or its seat of management in Belgium).

A non-resident is a person who is not a Belgian resident.

Belgian withholding tax

The interest component of payments on the Bonds made by or on behalf of the Issuer is as a rule subject to Belgian withholding tax, currently at a rate of 21 per cent. on the gross amount. For Belgian resident individuals, an additional levy of 4 per cent. may apply to the interest on the Bonds.

For Belgian income tax purposes, interest includes (i) periodic interest income, (ii) any amounts paid by the Issuer in excess of the issue price (upon full or partial redemption whether or not at maturity, or upon purchase by the Issuer) (including the redemption at the option of the Bondholders pursuant to Condition 6.3 in case of a Change of Control), and (iii) in case of a sale of the Bonds between interest payment dates to any third party, excluding the Issuer, the pro rata of accrued interest corresponding to the detention period.

X/N clearing system of the NBB

The holding of the Bonds in the X/N clearing system of the NBB (the Clearing System) permits investors to collect interest on their Bonds free of Belgian withholding tax if and as long as at the moment of payment or attribution of interest the Bonds are held by certain investors (the Eligible Investors, see below) in an exempt securities account (X-account) that has been opened with a financial institution that is a direct or indirect participant (a Participant) in the Clearing System. Euroclear and Clearstream Luxembourg are directly or indirectly Participants for this purpose.

Holding the Bonds through the Clearing System enables Eligible Investors to receive the gross interest income on their Bonds and to transfer the Bonds on a gross basis.

Eligible Investors are those entities referred to in article 4 of the Arrete Royal du 26 mai 1994 relatif et la perception et a la bonification du precompte mobilier (Belgian Royal Decree of 26 May 1994 on the deduction of withholding tax), which includes:

(i)	Belgian resident corporate investors;

(ii)	Institutions, associations or companies referred to in article 2, §3 of the law of 9 July 1975 on the control of insurance companies other than those referred to in 1° and 3° without prejudice to the application of article 262, 1° and 5° ITC 1992;

(iii)	State regulated institutions (institutions parastatales / parastatalen) for social security or institutions equated therewith referred to in article 105, 2° of the Royal Decree implementing ITC 1992 (RD/1TC 1992);

(iv)	Non-resident investors whose holding of the Bonds is not connected to a professional activity in Belgium, referred to in article 105, 5° RD/ITC 1992;

(v)	Investment funds recognised in the framework of pension savings, referred to in article 115 RD/ITC 1992;

(vi)	Investors referred to in article 227, 2° ITC 1992, subject to non-resident income tax in accordance with article 233 ITC 1992 and which have used the income generating capital for the exercise of their professional activities in Belgium;

(vii)	The Belgian State, in respect of investments which are exempt from withholding tax in accordance with article 265 ITC 1992;

(viii)	Foreign investment funds (such as fonds de placement / beleggingsfondsen) the units of which are not publicly offered or marketed in Belgium;

(ix)	Belgian resident companies, not referred to under (i), whose activity exclusively or principally exists of granting credits and loans.

Eligible Investors do not include, inter alia, Belgian resident individuals and Belgian non-profit organisations, other than those mentioned under (ii) and (iii) above.

Participants to the Clearing System must keep the Bonds which they hold on behalf of non-Eligible Investors in a non-exempt securities account (N-Account). In such instance all payments of interest are subject to withholding tax, currently at a rate of 21 per cent. This withholding tax is withheld by the NBB from the interest payment and paid to the tax authorities.

Transfers of Bonds between an X-account and an N-account give rise to certain adjustment payments on account of withholding tax:

•	A transfer from an N-account (to an X-account or N-account) gives rise to the payment by the transferor “non-Eligible Investor” to the NBB of withholding tax on the accrued fraction of interest calculated from the last interest payment date up to the transfer date.

•	A transfer from an X-account (or N-account) to an N-account gives rise to the refund by the NBB to the transferee non-Eligible Investor of withholding tax on the accrued fraction of interest calculated from the last interest payment date up to the transfer date.

•	Transfers of Bonds between two X-accounts do not give rise to any adjustment on account of withholding tax.

These adjustment mechanics are such that parties trading the Bonds on the secondary market, irrespective of whether they are Eligible or non-Eligible Investors, are in a position to quote prices on a gross basis.

When opening an X-account for the holding of Bonds, an Eligible Investor will be required to certify its eligible status on a standard form approved by the Belgian Minister of Finance and send it to the participant to the Clearing System where this account is kept. This statement needs not be periodically reissued (although Eligible Investors must update their certification should their eligible status change). Participants to the Clearing System are however required to make declarations to the NBB as to the eligible status of each investor for whom they hold Bonds in an X-account during the preceding calendar year.

These identification requirements do not apply to Bonds held with Euroclear or Clearstream, Luxembourg acting as Participants to the Clearing System, provided that they only hold X-accounts and that they are able to identify the holders for whom they hold Bonds in such account.

Interest, capital gains and income tax

Belgian resident individuals

For Belgian resident individuals holding the Bonds as a private investment and who opt to submit the interest on the Bonds, in addition to the withholding tax of 21 per cent., to an additional levy of 4 per cent., the taxes withheld fully discharges them from their personal income tax liability with respect to these interest payments. This means that they do not have to declare the interest obtained on the Bonds in their personal income tax return.

For Belgian resident individuals holding the Bonds as a private investment and who do not opt to submit the interest on the Bonds, in addition to the withholding tax of 21 per cent., to an additional levy of 4 per cent., the taxes withheld do not fully discharge them from their personal income tax liability with respect to these interest payments. In such case, the interest amount on the Bonds will be communicated to a special contact centre operated by the competent service of the Belgian tax administration who may exchange certain information to the Belgian tax authorities, and the individual will need to declare the interest amount in its personal income tax return. The interest amount so declared will normally be taxed at the interest withholding tax rate of 21 per cent. plus local surcharges (however, the Belgian federal government has approved a draft bill which, if adopted by the legislator, would abolish such local surcharges) or at the progressive personal income tax rates plus local surcharges taking into account the taxpayer’s other declared income (whichever is lower).

If the gross amount of all interest and dividend income declared and/or communicated to the contact centre, exceeds EUR 20,020 on a yearly basis (threshold applicable for assessment year 2013, income year 2012), the interest declared on the Bonds exceeding this threshold will be subject to an additional levy of 4 per cent. in the personal income tax declaration. Certain specific categories of interest and dividends are exempt and not taken into consideration in order to calculate whether the threshold is exceeded, i.e. liquidation bonuses, the income from government bonds issued and subscribed between 24 November and 2 December 2011 and income not considered as taxable moveable income (including the exempt part of interest on regulated savings accounts). Some other categories of interest and dividends are exempt, but are taken into consideration in order to calculate whether the threshold is exceeded, i.e. dividend income taxed at 25 per cent. and the part of interest on regulated savings accounts taxed at 15 per cent. Interest on the Bonds will be taken into account to calculate the EUR 20,020 threshold and will be subject to the 4 per cent. additional levy if and to the extent the threshold is exceeded.

If the interest payment is declared, the withholding tax retained and, if applicable, the additional levy of 4 per cent., may be credited.

Capital gains realised on the disposal of the Bonds are as a rule tax exempt, unless the capital gains are realised outside the normal management of one’s private estate or unless the capital gains qualify as interest (as defined under the section “Belgian withholding tax”). Capital losses realised upon the disposal of the Bonds held as non-professional investment are in principle not tax deductible.

Specific tax rules apply to Belgian resident individuals who do not hold the Bonds as a private investment.

Belgian resident companies

Holders of Bonds which are Belgian resident companies will be subject to Belgian corporate income tax on the interest payments made on the Bonds at the ordinary corporate income tax rate of in principle 33.99 per cent. Capital gains realised in respect of the Bonds will be part of the company’s taxable income. Capital losses realised upon the sale of the Bonds are in principle tax deductible.

Belgian legal entities

Belgian legal entities which do not qualify as Eligible Investors (as defined under the section “X/N clearing system of the NBB”) are subject to a withholding tax of 21 per cent. on interest payments. The withholding tax constitutes the final taxation.

Belgian legal entities which qualify as Eligible Investors (as defined under the section “X/N clearing system of the NBB”) and which consequently have received gross interest income are required to pay the amount of the Belgian withholding tax themselves.

Capital gains realised on the disposal of the Bonds are as a rule tax exempt (unless the capital gains qualify as interest (as defined under the section “Belgian withholding tax”). Capital losses are in principle not tax deductible.

Non-residents

Bondholders who are non-residents of Belgium for Belgian tax purposes and are not holding the Bonds through a Belgian establishment and do not invest the Bonds in the course of their Belgian professional activity will not incur or become liable for any Belgian tax on income or capital gains by reason only of the acquisition, ownership or disposal of the Bonds, provided that they qualify as Eligible Investors and hold their Bonds in an X-account.

If the Bonds are not entered into an X-account by the Eligible Investor, withholding tax on the interest is in principle applicable at the current rate of 21 per cent., possibly reduced pursuant to a tax treaty, on the gross amount of the interest.

Tax on stock exchange transactions

Secondary market trades in respect of the Bonds will give rise to a stock exchange tax (Taxe sur les operation de bourse / Tab op de Beursverrichtingen) if they are carried out in Belgium through a professional intermediary. The rate applicable for secondary sales and purchases is 0.09 per cent. The tax is due separately from each party to any such transaction, i.e. the seller (transferor) and the purchaser (transferee), both collected by the professional intermediary. The amount of the transfer tax is, however, capped at EUR 650 per transaction per party.

However, the tax referred to above will not be payable by exempt persons acting for their own account including all non-residents of Belgium, subject to the delivery of an affidavit to the financial intermediary in Belgium confirming their non-resident status and certain Belgian institutional investors, as defined in article 126/1, 2° of the Code of various duties and taxes (Code des droits et taxes divers / Wetboek diverse rechten en taksen).

European Union directive on taxation of savings income

On 3 June 2003, the Council of the European Union adopted Council Directive 2003/48/EC regarding the taxation of savings income (the Savings Directive), which entered into force on 1 July 2005 and which has been implemented in Belgium by the law of 17 May 2004.

Under the Savings Directive, EU Member States are required, as from 1 July 2005, to provide to the tax authorities of another EU Member State, inter alia, details of interest payments within the meaning of the EU Savings Directive (interest, premiums or other debt income) made by a paying agent located within their jurisdiction to, or for the benefit of, an individual resident or certain limited types of entities established in that other EU Member State. However, for a transitional period, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

The European Commission has proposed certain amendments to the Directive, which may, if implemented, amend or broaden the scope of the requirements described above.

Taxation in the Grand Duchy of Luxembourg

Please be aware that the residence concept used under the respective headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy, impost or other charge or withholding of a similar nature refers to Luxembourg tax law and/or concepts only. Also, please note that a reference to Luxembourg income tax encompasses corporate income tax (imp& sur le revenu des collectivites), municipal business tax (impOt commercial communal), a solidarity surcharge (contribution au fonds pour I ‘emploi) as well as personal income tax (imp& sur le revenu) generally. Corporate taxpayers may further be subject to net wealth tax (imp& sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax as well as the solidarity surcharge invariably apply to most corporate taxpayers resident of Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Withholding Tax

(i)	Non-resident holders of Bonds

Under Luxembourg general tax laws currently in force and subject to the laws of 21 June 2005, as amended (the Laws), there is no withholding tax on payments of principal, premium or interest made to non-resident holders of Bonds, nor on accrued but unpaid interest in respect of the Bonds, nor is any Luxembourg withholding tax payable upon redemption (including the redemption at the option of the Bondholders pursuant to Condition 6.3 in case of a Change of Control) or repurchase of the Bonds held by non-resident holders of Bonds.

Under the Laws implementing the Council Directive 2003/48/EC of 3 June 2003 on taxation of savings income in the form of interest payments (the Savings Directive) and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of EU Member States (the Territories), payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the immediate benefit of an individual beneficial owner or a residual entity, as defined by the Laws, which are resident of, or established in, an EU Member State (other than Luxembourg) or one of the Territories will be subject to a withholding tax unless the relevant recipient has adequately instructed the relevant paying agent to provide details of the relevant payments of interest or similar income to the fiscal authorities of his/her/its country of residence or establishment, or, in the case of an individual beneficial owner, has provided a tax certificate issued by the fiscal authorities of his/her country of residence in the required format to the relevant paying agent. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent. Payments of interest under the Bonds coming within the scope of the Laws will be subject to a withholding tax of 35 per cent.

(ii)	Resident holders of Bonds

Under Luxembourg general tax laws currently in force and subject to the law of 23 December 2005, as amended (the Law), there is no withholding tax on payments of principal, premium or interest made to Luxembourg resident holders of Bonds, nor on accrued but unpaid interest in respect of Bonds, nor is any Luxembourg withholding tax payable upon redemption (including the redemption at the option of the Bondholders pursuant to Condition 6.3 in case of a Change of Control) or repurchase of Bonds held by Luxembourg resident holders of Bonds.

Under the Law payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the benefit of an individual beneficial owner who is resident of Luxembourg will be subject to a withholding tax of 10 per cent. Such withholding tax will be in full discharge of income tax if the beneficial owner is an individual acting in the course of the management of his/her private wealth. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent. Payments of interest under the Bonds coming within the scope of the Law would be subject to withholding tax of 10 per cent.

Income Taxation

(i)	Non-resident holders of Bonds

A non-resident holder of Bonds, not having a permanent establishment or permanent representative in Luxembourg to which/whom such Bonds are attributable, is not subject to Luxembourg income tax on interest accrued or received, redemption premiums or issue discounts, under the Bonds. A gain realized by such non-resident holder of Bonds on the sale or disposal, in any form whatsoever, of the Bonds is further not subject to Luxembourg income tax.

A non-resident corporate holder of Bonds or an individual holder of Bonds acting in the course of the management of a professional or business undertaking, who has a permanent establishment or permanent representative in Luxembourg to which/whom such Bonds are attributable, is subject to Luxembourg income tax on interest accrued or received, redemption premiums or issue discounts, under the Bonds and on any gains realised upon the sale or disposal, in any form whatsoever, of the Bonds.

(ii)	Resident holders of Bonds

Holders of Bonds who are residents of Luxembourg will not be liable for any Luxembourg income tax on repayment of principal.

(a)	Luxembourg resident corporate holders of Bonds

A corporate holder of Bonds must include any interest accrued or received, any redemption premium or issue discount, as well as any gain realised on the sale or disposal, in any form whatsoever, of the Bonds, in its taxable income for Luxembourg income tax assessment purposes.

A corporate holder of Bonds that is governed by the law of 11 May 2007 on family wealth management companies, as amended, or by the law of 17 December 2010 on undertakings for collective investment, or by the law of 13 February 2007 on specialised investment funds, as amended, is neither subject to Luxembourg income tax in respect of interest accrued or received, any redemption premium or issue discount, nor on gains realised on the sale or disposal, in any form whatsoever, of the Bonds.

(b)	Luxembourg resident individual holders of Bonds

An individual holder of Bonds, acting in the course of the management of his/her private wealth, is subject to Luxembourg income tax at progressive rates in respect of interest received, redemption premiums or issue discounts, under the Bonds, except if (i) withholding tax has been levied on such payments in accordance with the Law, or (ii) the individual holder of the Bonds has opted for the application of a 10 per cent. tax in full discharge of income tax in accordance with the Law, which applies if a payment of interest has been made or ascribed by a paying agent established in a EU Member State (other than Luxembourg), or in a Member State of the European Economic Area (other than a EU Member State), or in a state that has entered into a treaty with Luxembourg relating to the Savings Directive. A gain realised by an individual holder of Bonds, acting in the course of the management of his/her private wealth, upon the sale or disposal, in any form whatsoever, of Bonds is not subject to Luxembourg income tax, provided this sale or disposal took place more than six months after the Bonds were acquired. However, any portion of such gain corresponding to accrued but unpaid interest income is subject to Luxembourg income tax except if tax has been withheld on such interest in accordance with the Law.

An individual holder of Bonds who acts in the course of the management of a professional or business undertaking must include any interest accrued or received, any redemption premium or issue discount, as well as any gain realised on the sale or disposal, in any form whatsoever, of the Bonds, in its taxable income for Luxembourg income tax assessment purposes. If applicable, the tax levied in accordance with the Law will be credited against his/her final tax liability.

Net Wealth Taxation

A corporate holder of Bonds, whether it is a resident of Luxembourg for tax purposes or, if not, it maintains a permanent establishment or a permanent representative in Luxembourg to which/whom such Bonds are attributable, is subject to Luxembourg wealth tax on such Bonds, except if the holder of Bonds is governed by the law of 11 May 2007 on family wealth management companies, as amended, or by the law of 17 December 2010 on undertakings for collective investment, or by the law of 13 February 2007 on specialised investment funds, as amended, or is a securisation company governed by the law of 22 March 2004 on securitisation, as amended, or is a capital company governed by the law of 15 June 2004 on venture capital vehicles, as amended.

An individual holder of Bonds, whether he/she is a resident of Luxembourg or not, is not subject to Luxembourg wealth tax on such Bonds.

Other Taxes

Neither the issuance nor the transfer, redemption or repurchase of Bonds will give rise to any Luxembourg stamp duty, value added tax, issuance tax, registration tax, transfer tax or similar taxes or duties.

However, a nominal registration duty may be due upon the registration of the Bonds in Luxembourg, in the case of legal proceedings before Luxembourg courts or in case the Bonds must be produced before an official Luxembourg authority, or in case of a registration of the Bonds on a voluntary basis.

Where a holder of Bonds is a resident of Luxembourg for tax purposes at the time of his/her death, the Bonds are included in his/her taxable estate for inheritance tax assessment purposes.

Gift tax may be due on a gift or donation of Bonds if embodied in a Luxembourg deed passed in front of a Luxembourg notary or recorded in Luxembourg.

PART XII: SUBSCRIPTION AND SALE

ING Belgium SA/NV (having its registered office at Avenue Marnixlaan 24, B-1000 Brussels) (ING Belgium), KBC Bank NV (having its registered office at Havenlaan 2, B-1080 Brussels) (KBC Bank); Fortis Bank NV/SA (having its registered office at Montagne du Parc 3, B-1000 Brussels and acting under the commercial name of BNP Paribas Fortis) (BNP Paribas Fortis) and Dexia Bank Belgium NV/SA (having its registered office at Pachecolaan 44, B-1000 Brussels and acting under its new commercial name Belfius Bank) (Belfius Bank) (the Joint Lead Managers and each a Joint Lead Manager) have, pursuant to a placement agreement dated on 23 April 2012 (the Placement Agreement), agreed with the Issuer, subject to certain terms and conditions, to use best efforts to place the Bonds in a minimum amount of EUR100,000,000 with third parties at the Issue Price and at the conditions specified below.

Subscription Period

The Bonds will be offered to the public in Belgium and in the Grand Duchy of Luxembourg (the Public Offer). The Bonds will be issued on 23 May 2012 (the Issue Date). However, in case a supplement to the Prospectus gives rise to withdrawal rights exercisable on or after the Issue Date of the Bonds in accordance with Article 13 of the Luxembourg Prospectus Act, the Issue Date will be postponed until the first business day following the last day on which the withdrawal rights may be exercised.

The Public Offer will start on 26 April 2012 at 9.00 a.m. (Brussels time) and end on 16 May 2012 at 4.00 p.m. (Brussels time) (the Subscription Period), or such earlier date as the Issuer may determine in agreement with the Joint Lead Managers. In this case, such closing date will be announced by or on behalf of the Issuer, on its website within the section addressed to investors (www.omega-pharma.be), and on the website of the Joint Lead Managers, ING Belgium SA/NV (www.ing.be (under “investir — obligations” / “beleggen — obligaties”)), KBC Bank NV (www.kbc.be), Belfius Bank (www.dexia.be/OmegaPharma), BNP Paribas Fortis (www.bnpparibasfortis.be (under “save and invest”)).

Except in case of oversubscription as set out below under “Over-subscription in the Bonds”, a prospective subscriber will receive 100 per cent. of the amount of the Bonds allocated to it during the Subscription Period.

Prospective subscribers will be notified of their allocations of Bonds by the applicable financial intermediary in accordance with the arrangements in place between such financial intermediary and the prospective subscriber.

No dealings in the Bonds on a regulated market for the purposes of Directive 2004/39/EC of the European Parliament and of the Council of 21 April 2004 on markets in financial instruments amending Council Directives 85/611/EEC and 93/6/EEC and Directive 2000/12/EC of the European Parliament and of the Council and repealing Council Directive 93/22/EEC, as amended, may take place prior to the Issue Date.

After having read the entire Prospectus, the investors can subscribe to the Bonds via the branches of the following distributors appointed by the Issuer, using the subscription form provided by the distributor (if any): KBC Bank NV (including CBC S.A. and KBC Securities NV (through www.bolero.be)), ING Belgium SA/NV and ING Luxembourg, Belfius Bank, the branches of BNP Paribas Fortis (including the branches acting under the commercial name of Fintro and BGL BNP Paribas Luxembourg S.A.) as well as any relevant other subsidiary in Grand Duchy of Luxembourg of each of the above mentioned banks (as decided by each bank and its subsidiary).

The applications can also be submitted via agents or any other financial intermediaries in Belgium and in the Grand Duchy of Luxembourg. In this case, the investors must obtain information concerning the commission fees that the financial intermediaries can charge. These commission fees are charged to the investors.

Conditions to which the Public Offer is subject

The Public Offer and the issue of the Bonds is subject to a limited number of conditions set out in the Placement Agreement, which are customary for this type of transaction, and which include, amongst others: (i) the correctness of the representations and warranties made by the Issuer in the Placement Agreement, (ii) the Placement Agreement, the Clearing Agreement, the Listing Agreement and the Agency Agreement have been executed by all parties thereto prior to the Issue Date, (iii) the admission to trading of the Bonds on the regulated market of the Luxembourg Stock Exchange has been granted on or prior to the Issue Date, (iv) there having been, as at the Issue Date, no material adverse change (as defined in the Placement Agreement) affecting the Issuer and no event making any of the representations and warranties contained in the Placement Agreement untrue or incorrect on the Issue Date as if they had been given and made on such date and the Issuer having performed all the obligations to be performed by it under the Placement Agreement on or before the Issue Date (v) no force majeure can be invoked by the Joint Lead Managers as determined on their discretion and (vi) at the latest on the Issue Date, the Joint Lead Managers having received customary confirmations as to certain legal and financial matters pertaining to the Issuer. These conditions can be waived (in whole or in part) by the Joint Lead Managers. The Placement Agreement does not entitle the Joint Lead Managers to terminate their obligations prior to payment being made to the Issuer, except in certain limited circumstances.

Issue Price

The issue price for the 2017 Bonds will be of 101.875 per cent. and the Issue Price of the 2019 Bonds will be of 101.875 per cent. (the Issue Price).

The investors who are not qualified investors (as defined in the Belgian Prospectus Law, the Qualified Investors) (the Retail Investors) will pay the Issue Price.

The Qualified Investors will pay the Issue Price that includes a distribution commission of [1.875] per cent. less a discount or plus a margin, such resulting price being subject to change during the Subscription Period based among others on (i) the evolution of the credit quality of the Issuer (credit spread), (ii) the evolution of interest rates, (iii) the success (or lack of success) of the placement of the Bonds, and (iv) the amount of Bonds purchased by an investor, each as determined by each Manager in its sole discretion.

The yield of the 2017 Bonds is 4.078 per cent. on an annual basis and the yield of the 2019 Bonds is 4.680 per cent. on an annual basis. The yield is calculated as at 23 April 2012 on the basis of the Issue Price for Retail Investors. It is not an indication of future yield.

The minimum amount of application for the Bonds is EUR1,000. The maximum amount of application is the Aggregate Nominal Amount.

Aggregate Nominal Amount

The expected minimum nominal amount of the issue amounts to EUR100,000,000.

As the case may be, upon the decision of the Issuer in consultation with the Joint Lead Managers (taking into account the demand from investors), the final aggregate nominal amount (of the 2017 Bonds and/or 2019 Bonds) may be increased at the end (or upon the early closing) of the Subscription Period.

The criteria in accordance with which the final aggregate nominal amount of the Bonds will be determined by the Issuer are the following: (i) the funding needs of the Issuer, which could evolve during the Subscription Period for the Bonds, (ii) the levels of the interest rates and the credit spread of the Issuer on a daily basis, (iii) the level of demand from investors for the Bonds as observed by the Joint Lead Managers on a daily basis, (iv) the occurrence or not of certain events during the Subscription Period of the Bonds giving the possibility to the Issuer and/or the Joint Lead Managers to early terminate the Subscription Period or not to proceed with the offer and the issue in accordance with section “Conditions to which the Public Offer is subject” and (v) the fact that the Bonds, if issued, will have a minimum aggregate amount of EUR100,000,000 (minimum EUR25,000,000 for the 2017 Bonds and EUR25,000,000 for the 2019 Bonds) and a maximum aggregate amount of EUR300,000,000 (for the 2017 Bonds and the 2019 Bonds combined).

The final aggregate nominal amount shall be published as soon as possible after the end (or the early closing) of the Subscription Period by the Issuer, on its website within the section addressed to investors (www.omega-pharma.be), and on the website of the Joint Lead Managers, ING Belgium SA/NV (www.ing.be (under “investir — obligations” / “beleggen — obligaties”)), KBC Bank NV (www.kbc.be), Belfius Bank (www.dexia.be/OmegaPharma), BNP Paribas Fortis (www.bnpparibasfortis.be (under “save and invest”)).

Payment date and details

The payment date is 23 May 2012. The payment for the Bonds can only occur by means of debiting from a current account.

On the date that the subscriptions are settled, the Clearing System will credit the custody account of the Agent according to the details specified in the rules of the Clearing System.

Subsequently, the Agent, at the latest on the payment date, will credit the amounts of the subscribed securities to the account of the participants for onward distribution to the subscribers, in accordance with the usual operating rules of the Clearing System.

Costs and fees

The net proceeds (before deduction of expenses) will be an amount equal to the aggregate nominal amount of the Bonds issued (the Aggregate Nominal Amount) multiplied by the Issue Price expressed in percentage, minus the total selling and distribution commission of 1.875 per cent. (borne by the subscribers; see also “Issue Price” above).

The Issue Price shall include the selling and distribution commission described below, such commission being borne and paid by the subscribers.

Expenses specifically charged to the subscribers:

•	the Retail Investors will bear a selling and distribution commission of 1.875 per cent., included in the Issue Price; and

•	the Qualified Investors will bear a distribution commission of 1.875 per cent., subject to the discount or margin foreseen in this section under “Issue Price” above. The distribution commission paid by the Qualified Investors will range between 0 and 1.875.

Such commission will be included in the issue price applied to them.

Financial services

The financial services in relation to the Bonds will be provided free of charge by the Joint Lead Managers.

The costs for the custody fee for the Bonds are charged to the subscribers. Investors must inform themselves about the costs their financial institutions might charge them.

Investors must inform themselves about the costs the other financial institutions might charge them.

In addition, Bondholders should be aware that when they exercise the Change of Control Put via a financial intermediary (other than the Agent) they may have to bear additional costs and expenses that are imposed by such financial intermediary.

Early closure and reduction—allotment / over-subscription in the Bonds

Early termination of the Subscription Period will intervene at the earliest on 26 April 2012 at 5.30 pm (Brussels time) (the minimum Subscription Period is referred to as the Minimum Sales Period) (this is the third business day in Belgium following the day on which the Prospectus has been made available on the websites of the Issuer and the Joint Lead Managers (including the day on which the Prospectus was made available). This means that the Subscription Period will remain open at least one business day until 5.30 pm. Thereafter, early termination can take place at any moment (including in the course of a business day). In case of early termination of the Subscription Period, a notice will be published as soon as possible on the websites of the Issuer and the Joint Lead Managers. This notice will specify the date and hour of the early termination.

The Subscription Period may be shortened by the Issuer during the Subscription Period with the consent of the Joint Lead Managers (i) as soon as the total amount of the Bonds reach EUR 100,000,000, (ii) in the event that a major change in market conditions occurs, or (iii) in case a Material Adverse Change (as defined in the Placement Agreement) occurs with respect to the Issuer. In case the Subscription Period is terminated early as a result of the occurrence described under (ii) and (iii) in the preceding sentence and the total amount of 100,000,000 is not yet reached, then the Issuer will publish a supplement to the Prospectus (see page 5 of the Prospectus, for further information with respect to the publication of supplements to the Prospectus).

The Issuer may, with the consent of the Joint Lead Managers, decide to limit the Aggregate Nominal Amount of the Bonds if the Subscription Period is closed early in response to a major change in market conditions (among others, but not limited to a change in national or international financial, political or economic circumstances, exchange rates or interest rates) or a material adverse change in the financial condition of the Issuer.

The Issuer has reserved the right not to proceed with the issue of the Bonds if at the end of the subscription period, the aggregate nominal amount of the Bonds that have been subscribed for is lower than EUR 100,000,000.

In addition, the offer is subject to specific conditions negotiated between the Joint Lead Managers and the Issuer that are included in the Placement Agreement, and in particular, the obligations of the Joint Lead Managers under the Placement Agreement could terminate, inter alia, as set out above.

All subscriptions that have been validly introduced by the Retail Investors with the Joint Lead Managers before the end of the Minimum Sales Period (as defined above) will be taken into account when the Bonds are allotted, it being understood that in case of oversubscription, a reduction may apply, i.e. the subscriptions will be scaled back proportionally, with an allocation of a multiple of EUR1,000, and to the extent possible, a minimum nominal amount of EUR1,000, which corresponds to the denomination of the Bonds.

Early termination of the Subscription Period will intervene at the earliest on 26 April 2012 at 5.30 pm (Brussels time) (the minimum Subscription Period is referred to as the Minimum Sales Period) (this is the third business day in Belgium following the day on which the Prospectus has been made available on the websites of the Issuer and the Joint Lead Managers (including the day on which the Prospectus was made available). This means that the Subscription Period will remain open at least one business day until 5.30 pm.

All subscriptions that have been validly introduced by the Retail Investors with the Joint Lead Managers before the end of the Minimum Sales Period (as defined above) will be taken into account when the Bonds are allotted, it being understood that in case of oversubscription, a reduction may apply, i.e. the subscriptions will be scaled back proportionally, with an allocation of a multiple of EUR1,000, and to the extent possible, a minimum nominal amount of EUR1,000, which corresponds to the denomination of the Bonds.

On the basis of an aggregate nominal amount of EUR300,000,000, ING and KBC (the Coordinators) have the right to place an amount of EUR60,000,000 of the Bonds to be issued with third party distributors and other Qualified Investors (or 20 per cent. of the nominal amount of the Bonds to be issued) (the Coordinator Bonds) and each of the Joint Lead Managers has the right to place an amount of EUR60,000,000 (or 20 per cent. of the nominal amount of the Bonds to be issued) exclusively with its own retail and private banking clients. This allocation structure can only be amended if agreed between the Issuer and the Joint Lead Managers. In addition, the repartition between the 2017 Bonds and the 2019 Bonds will be further agreed between the Issuer and the Joint Lead Managers.

At the end of the Minimum Sales Period, each of the Joint Lead Managers may publish a notice on its website to inform its clients that it will stop collecting subscriptions and will then send the same notice to the Issuer that will publish it on its website as soon as practicable. Such process will enable all the potential investors to know where the subscriptions are still open.

(i) In case the Bonds (other than the Coordinator Bonds) assigned to a Joint Lead Manager are not fully placed by such Joint Lead Manager at the earlier of (i) 4.00 pm on the second business day of the Subscription Period and (ii) the day on which one of the Joint Lead Managers informs the Company and the other Joint Lead Managers that it has placed its allotment, then, upon notification to the Issuer and the other Joint Lead Managers and subject to the consent of the Issuer, such Joint Lead Manager (the Notifying Joint Lead Manager) agrees that the other Joint Lead Managers (the Purchasing Joint Lead Managers) will have the right (but not the obligation) to purchase the unplaced Bonds allotted to such other Joint Lead Manager pro rata to the Bonds that each Purchasing Joint Lead Manager has placed until that moment.

(ii) In case the Coordinator Bonds are not fully placed by the Coordinators with third party distributors and other Qualified Investors after the book has been closed at 5.30 pm on the first day of the Subscription Period, then upon notification to the Issuer and subject to the consent of the Issuer, the Coordinators agrees that each Coordinator will have the right (but not the obligation) to place the unplaced Coordinator Bonds with its retail and private banking networks on an equal basis. This pre-emption right of each Coordinator will only apply insofar the demand for the Bonds in the respective retail and private banking networks of the Coordinators exceeds the amounts that were allocated to the Coordinators (excluding the Coordinator Bonds).

(iii) In case the Coordinator Bonds assigned to a Coordinator in accordance with the mechanism described under (ii) above are not fully placed by such Coordinator with its retail and private banking network at the earlier of (i) 4.00 pm on the second business day of the Subscription Period and (ii) the day on which one of the Joint Lead Managers informs the Company that it has placed its allotment, then, upon notification to the Issuer and the other Joint Lead Managers and subject to the consent of the Issuer, such Coordinator agrees that the other Joint Lead Managers (which includes, for the avoidance of doubt the Coordinators in their capacity as managers of the Bonds towards their own retail and private banking clients) (the Second Purchasing Joint Lead Managers) will have the right to purchase the Coordinator Bonds assigned to such Coordinator pro rata to the Bonds that each of the Second Purchasing Joint Lead Manager has placed until that moment.

The Subscription Period will only be early terminated in case all the Joint Lead Managers have placed their allotment of Bonds (as increased or after redistribution of the allotment as set out herein).

Subscribers may have different reduction percentages applied to them depending on the Joint Lead Manager through which they have subscribed.

The Joint Lead Managers shall in no manner whatsoever be responsible for the allotment criteria that will be applied by other financial intermediaries.

In case of early termination of the Subscription Period, the investors will be informed regarding the number of Bonds that have been allotted to them as soon as possible after the date of the early termination of the Subscription Period.

Any payment made by a subscriber to the Bonds in connection with the subscription of Bonds which are not allotted will be refunded within 7 Brussels Business Days (as defined in the Terms and Conditions of the Bonds) after the date of payment in accordance with the arrangements in place between such relevant subscriber and the relevant financial intermediary, and the relevant subscriber shall not be entitled to any interest in respect of such payments.

Results of the Public Offer

The results of the offer of the Bonds (including its net proceeds) shall be published as soon as possible after the end of the Subscription Period and on or before the Issue Date, by the Issuer, on its website within the section addressed to investors, and on the website of the Joint Lead Managers, ING Belgium SA/NV (www.ing.be (under “investir — obligations” / “beleggen — obligaties”)), KBC Bank NV (www.kbc.be), Belfius Bank (www.dexia.be/OmegaPharma), BNP Paribas Fortis (www.bnpparibasfortis.be (under “save and invest”)). The same method of publication will be used to inform the investors in case of early termination of the Subscription Period.

Expected timetable of the Public Offer

The main steps of the timetable of the Public Offer can be summarised as follows:

•	23 April 2012: publication of the Prospectus on the website of the Issuer

•	26 April 2012, 9.00 a.m. (Brussels time): opening date of the Subscription Period

•	16 May 2012, 4.00 p.m. (Brussels time): closing date of the Subscription Period (if not closed earlier)

•	Between 16 May 2012 and 23 May 2012: expected publication date of the results of the offer of the Bonds (including its net proceeds), unless published earlier in case of early closing

•	23 May 2012: Issue Date and listing of the Bonds on the Luxembourg Stock Exchange and admission to trading of the Bonds on the regulated market of the Luxembourg Stock Exchange.

The dates and times of the Public Offer and periods indicated in the above timetable and throughout this Prospectus may change. Should the Issuer decide to amend such dates, times or periods, it will inform investors through a publication in the financial press. Any material alterations to this Prospectus are to be approved by the CSSF, and will be, in each case as and when required by applicable law, published in a press release, an advertisement in the financial press, or a supplement to this Prospectus.

Costs

Each subscriber shall make his own enquiries with his financial intermediaries on the related or incidental costs (transfer fees, custody charges, etc.), which the latter may charge him with.

Transfer of the Bonds

Subject to compliance with any applicable selling restrictions, the Bonds are freely transferable. See also “Selling Restrictions” below.

Selling Restrictions

Countries in which the Public Offer is open

The Bonds are being offered only to investors to whom such offer can be lawfully made under any law applicable to those investors. The Issuer has taken necessary actions to ensure that Bonds may lawfully be offered to the public in Belgium and the Grand Duchy of Luxembourg. The Issuer has not taken any action to permit any offering of the Bonds in any other jurisdiction outside of Belgium and the Grand Duchy of Luxembourg.

The distribution of this Prospectus and the subscription for and acquisition of Bonds may, under the laws of certain countries other than Belgium and the Grand Duchy of Luxembourg, be governed by specific regulations or legal and regulatory restrictions. Individuals in possession of this Prospectus, or considering the subscription for, or acquisition of, Bonds, must inquire about those regulations and about possible restrictions resulting from them, and comply with those restrictions. Intermediaries cannot permit the subscription for, or acquisition of, Bonds for clients whose addresses are in a country where such restrictions apply. No person receiving this Prospectus (including trustees and nominees) may distribute it in, or send it to, such countries, except in conformity with applicable law.

This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Bonds, or an offer to sell or the solicitation of an offer to buy Bonds in any circumstances in which such offer or solicitation is unlawful. Neither the Issuer nor the Joint Lead Managers have authorised, nor do they authorise, the making of any offer of Bonds (other than in the public offer in Belgium and the Grand Duchy of Luxembourg) in circumstances in which an obligation arises for the Issuer or the Joint Lead Managers to publish a prospectus for such offer.

The following sections set out specific notices in relation to certain countries that, if stricter, shall prevail over the foregoing general notice.

Selling restriction in the EEA

The Issuer has not authorised any offer to the public of Bonds in any Member State of the European Economic Area, other than Belgium and the Grand Duchy of Luxembourg. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), an offer to the public of any Bonds may not be made in that Relevant Member State, other than the offer in Belgium and the Grand Duchy of Luxembourg contemplated in this Prospectus once this Prospectus has been approved by the CSSF, passported into Belgium, and published in Belgium and the Grand Duchy of Luxembourg in accordance with the Prospectus Directive as implemented in Belgium and the Grand Duchy of Luxembourg, respectively, except that an offer to the public in that Relevant Member State of any Bonds may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are qualified investors as defined under the Prospectus Directive;

•	by the Joint Lead Managers to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the Bonds shall result in a requirement for the Issuer or the Joint Lead Managers to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of the provisions above, the expression an offer to the public in relation to any Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the Public Offer and the Bonds to be offered so as to enable an investor to decide to purchase any Bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

United Kingdom

Each Joint Lead Manager has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the Financial Services and Markets Act)) received by it in connection with the issue or sale of any Bonds in circumstances in which Section 21(1) of the Financial Services and Markets Act does not apply to the Issuer; and

•	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom.

United States

The Bonds have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the Securities Act), or the securities laws of any State or other jurisdiction of the United States, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Bonds are being offered and sold solely outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act (Regulation S). Terms used in this paragraph have the meaning given to them in Regulation S.

The Joint Lead Managers have agreed that they will not offer, sell or deliver the Bonds (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the Public Offer and the Issue Date within the United States or to, or for the account or benefit of, U.S. persons, and that they will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration (if any) to which they sell Bonds during the distribution compliance period a confirmation or other notice setting forth the restrictions on offers and sales of the Bonds within the United States or to, or for the account or benefit of, U.S. persons. Terms used in this paragraph have the meaning given to them in Regulation S.

In addition, until 40 days after the commencement of the Public Offer, an offer or sale of Bonds within the United States by a dealer (whether or not participating in the Public Offer) may violate the registration requirements of the Securities Act if such offer or sale is made otherwise than in accordance with an available exemption from registration under the Securities Act.

The Joint Lead Managers have agreed that they have not offered, sold or delivered, and will not offer, sell or deliver, directly or indirectly, the Bonds within the United States or its possessions in connection with their original issuance. Further, in connection with the original issuance of the Bonds, the Joint Lead Managers have not communicated, and will not communicate, directly or indirectly, with a prospective purchaser if either the Joint Lead Managers or the prospective purchaser is within the United States or its possessions or otherwise involve a U.S. office of the Joint Lead Managers in the offer or sale of the Bonds. Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code of 1986 and regulations thereunder, including U.S. Treas. Reg. §1.163-5(c)(2)(i)(C).

PART XIII: GENERAL INFORMATION

(1)	Application has been made for the Bonds to be listed as from the Issue Date on the official list of the Luxembourg Stock Exchange and admitted to trading on the regulated market of the Luxembourg Stock Exchange. ING Luxembourg has been appointed as listing agent for that purpose. The CSSF assumes no responsibility as to the economic and financial soundness of the transaction and the quality or solvency of the Issuer.

(2)	The issue of the Bonds was authorised by resolutions passed by the Board of Directors of the Issuer on 19 April 2012.

(3)	The Bonds have been accepted for clearance through the clearing system of the National Bank of Belgium. The Common Code of the 2017 Bonds is 077743413 and the Common Code of the 2019 Bonds is 077742417. The International Securities Identification Number (ISIN) of the 2017 Bonds is BE6236963573 BE6236962567 and of the 2019 Bonds BE6236962567. The address of the National Bank of Belgium is Boulevard de Berlaimont 14, B-1000 Brussels.

(4)	Each Joint Lead Manager is a creditor of the Issuer in the framework of its banking operations and in recent financing operations of the Group, including a Bridge Facility and a Syndicated Facility. Reference is made to page 30 and 60 of this Prospectus for a further description of the involvement of the Joint Lead Managers in existing financing arrangements of the Issuer and the Group in accordance with “Part X: Use of Proceeds”, if the GSK acquisition closes prior to the settlement of the issue of the bonds, the net proceeds will be applied by the Issuer towards the refinancing of the Bridge Facility and any amounts drawn under the Syndicated Facility and the bilateral facilities for purposes financing the debt portion of the acquisition. If the issue of the Bonds is settled prior to the closing of the GSK Acquisition, the Issuer will apply the net proceeds from the Public Offer towards the payment of a portion of the consideration for the GSK Acquisition. So far as the Issuer is aware, no other person involved in the Public Offer has any interest, including conflicting ones, that is material to the Public Offer, save for any fees payable to the Joint Lead Managers.

(5)	Where information in this Prospectus has been sourced from third parties, this information has been accurately reproduced and as far as the Issuer is aware and is able to ascertain, to its reasonable knowledge, from the information published by such third parties no facts have been omitted which would render the reproduced information inaccurate or misleading in any material respect. The source of third party information is identified where used.

(6)	During the Subscription Period and during the life of the Bonds, copies of the following documents will be available, during usual business hours on any weekday (Saturdays and public holidays excepted), for inspection at the registered office of the Issuer:

•	the Articles of Association (statuts/statuten) of the Issuer, in Dutch;

•	the published annual report and audited consolidated annual financial statements of the Issuer for the year ended on 31 December 2010 and for the year ended on 31 December 2011;

•	a copy of this Prospectus together with any Supplement to this Prospectus; and

•	a copy of the Agency Agreement and the Clearing Agreement;

•	all reports, letters and other documents, balance sheets, valuations and statements by any expert any part of which is included or referred to in this Prospectus.

(7)	The statutory auditor PricewaterhouseCoopers Bedrijfsrevisoren BCVBA, Registered Auditors, represented by Peter Opsomer BV BVBA, represented by Mr. Peter Opsomer (member of the Institut des Reviseurs d’Entreprises/Instituut der Bedrijfsrevisoren) has audited, and rendered unqualified audit reports on, the consolidated annual financial statements of the Issuer for the years ended 31 December 2010 and 31 December 2011.

(8)	No rating has been assigned to the Bonds.

FORM OF CHANGE OF CONTROL PUT EXERCISE NOTICE

Important: the present notice shall not be sent directly to the Issuer or to the Agent but shall be deposited with the bank or Financial Intermediary through which the Bondholder holds Bonds, as foreseen under Condition 6.3(a).

Addressee	Copy to the Agent
Omega Pharma NV (the Issuer) Venecoweg 26 B-9810 Nazareth Attn : CFO	ING Belgium SA/NV (the Agent) Avenue Marnixlaan 24 B-1000 Brussels Attn : Debt Capital Markets Desk

Reference is made to the listing and offering Prospectus dated 23 April 2012 (the Prospectus), in respect of the public offer in Belgium and Grand Duchy of Luxembourg of 4.50 per cent. fixed rate Bonds due 2017, ISIN Code BE6236963573 and of 5.00 per cent. fixed rate Bonds due 2019, ISIN Code BE6236962567 (the Bonds).

Terms not otherwise defined herein shall have the meaning assigned to them in the Prospectus.

By sending this duly completed Change of Control Put Exercise Notice to the Issuer with a copy to the Agent for the above mentioned Bonds, the undersigned Bondholder irrevocably exercises its option to have the Bonds early redeemed in accordance with Condition 6.3 on the Put Date for an aggregate nominal amount of EUR [            ].(2) for which the undersigned Bondholder hereby confirms that (i) he/she holds this amount of Bonds and (ii) he/she hereby commits not to sell or transfer this amount of Bonds until the Put Date.

Contact details of the Bondholder requesting the early redemption(3):

Name and first name:

Address:

Payment Instructions(4):

Please make payment in respect of the above-mentioned Bonds by transfer to the following bank account:

Name of the bank:

Branch Address:

Account Number:

I hereby confirm that the payment will be done against debit of my securities account N° [            ] with the bank [            ] for the above mentioned nominal amount of the Bonds in dematerialised form.

[2]	Complete as appropriate
[3]	Complete as appropriate
[4]	Complete as appropriate

Signature of the holder:                                                   Signature Date:

Complete as appropriate Complete as appropriate

NOTE: The Agent will not in any circumstances be liable to any Bondholder or any other person for any loss or damage arising from any act, default or omission of such Agent in relation to the said Bonds or any of them unless such loss or damage was caused by the fraud or negligence of such Agent.

This Put Exercise Notice is not valid unless (i) all of the paragraphs requiring completion are duly completed and (ii) it is duly signed and sent. Once validly given this Put Exercise Notice is irrevocable.

Registered/Head Office of the Issuer

ING Belgium SA/NV

Marnixlaan 24

B-1000 Brussels

Joint Lead Managers

Omega Pharma Venecoweg 26 B-9810 Nazareth	KBC Bank NV 2, Havenlaan B-1080 Brussels

Dexia Bank Belgium NV/SA, acting under the commercial name of Belfius Bank Pachecolaan 44 B-1000 Brussels	Fortis Bank NV/SA acting under the commercial name of BNP Paribas Fortis Montagne du Parc, 3 B-1000 Brussels

Domiciliary and Paying Agent

ING Belgium SA/NV

Marnixlaan 24

B-1000 Brussels

Listing Agent

ING Luxembourg SA

52, route d’Esch

L-2965 Luxembourg

Legal Advisers

to the Issuer Li nklaters LLP Brederodestraat 13 B-1000 Brussels	to the Joint Lead Managers Allen & Overy LLP Uitbreidingstraat 80 B-2600 Antwerp

Auditors of the Issuer

Pricewaterhousecoopers Bedrijfsrevisoren BCVBA

Woluwedal 18

B-1932 Sint-Pieters-Woluwe